Exhibit 2.1

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

among

THE WALT DISNEY COMPANY

FOX CABLE NETWORKS, LLC

and

DIAMOND SPORTS GROUP, LLC

Dated as of May 3, 2019

TABLE OF CONTENTS

i

Exhibits
Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of New Fox-RSN License Agreement
Exhibit D	Form of RemainCo-RSN License Agreement

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of May 3, 2019, among (i) The Walt Disney Company, a Delaware corporation (“Disney” or “Seller”), (ii) Fox Cable Networks, LLC, a Delaware limited liability company (the “Selling Subsidiary”), and (iii) Diamond Sports Group, LLC, a Delaware limited liability company (“Buyer”).

W I T N E S S E T H :

WHEREAS, Fox and Disney are parties to the Merger Agreement (as defined below), pursuant to which Twenty-First Century Fox, Inc., a Delaware Corporation (“Fox”) merged with a subsidiary of Disney and became a direct subsidiary of Disney (the “Merger”);

WHEREAS, on the date of this Agreement, the Transferred Company (as defined below) owns and operates the Regional Sports Networks (as defined below) (the “Business”);

WHEREAS, pursuant to the Merger Agreement, pre-merger notification under the HSR Act (as defined below) was filed in respect of the Merger with the United States Department of Justice (the “DOJ”);

WHEREAS, in order to resolve certain antitrust concerns raised by the DOJ, Disney has agreed to sell (or cause to be sold) the Business in accordance with the Proposed Final Judgment filed in United States v. The Walt Disney Company and Twenty-First Century Fox, Inc. in the Southern District of New York, Case No. 1:18-cv-05800 on June 27, 2018 (the “DOJ Action”); and

WHEREAS, Seller and the Selling Subsidiary desire to sell (or cause to be sold) to Buyer, and Buyer desires to purchase from Seller and the Selling Subsidiary, the Business, through the purchase and sale of all of the Selling Subsidiary’s right, title and interest in, to and under the Transferred Equity Interests (as defined below), upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions and Interpretations

SECTION 1.01. Definitions.  (a) The following terms used in this Agreement shall have the respective meanings assigned to them below:

“Affiliate”, with respect to any specified Person, means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition,

“control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by Contract or otherwise; provided that Fox RSNCo Holdings, LLC and its Subsidiaries shall be deemed to not be Affiliates of Seller, Fox, the Selling Subsidiary or the Transferred Company.

“Ancillary Agreements” means, other than this Agreement, (i) the Assignment and Assumption Agreement and any other instruments of transfer or assumption, (ii) the Transition Services Agreement, (iii) the New Fox-RSN License Agreement and (iv) the RemainCo-RSN License Agreement, in each case executed and delivered in connection with the transactions contemplated by this Agreement.

“Assumed Benefit Plan” means any Business Employee Benefit Plan (or portion thereof) (i) that is maintained or sponsored by the Transferred Company or any of its Subsidiaries, (ii) for which liabilities or assets transfer to Buyer or its Affiliates under applicable Law as a result of the transactions contemplated by this Agreement or (iii) that Buyer has explicitly agreed to assume pursuant to this Agreement, and, in each case, which is identified on Section 3.12(a) of the Disclosure Letter.

“BBA Rules” means Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.), after enactment of the Bipartisan Budget Act of 2015, any Treasury Regulations or other guidance promulgated thereunder or any similar non-U.S. or state or local legislation, regulations or guidance.

“Business Employee Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, whether or not subject thereto) and each other benefit or compensation, deferred compensation, equity or equity-based, incentive, employment, consulting, retention, severance, termination, change in control, transaction, vacation/paid time-off plans, retirement, pension, savings, cafeteria plans, health and welfare, fringe benefit, insurance, hospitalization or similar plan, program, policy, agreement or arrangement, in each case, whether formal or informal or written or unwritten, that is sponsored, contributed to or maintained by Fox or any of its Affiliates or for which Fox or any of its Affiliates has, or is reasonably likely to have, Liability, in each case in which any Employee of the Business or Business Consultant participates or pursuant to which any current or former employee, officer or director of the Transferred Company or any of its Subsidiaries (or any of their spouses, dependents, or beneficiaries) has any present or future right to benefits for which the Transferred Company or any of its Subsidiaries is reasonably likely to have Liability, excluding any plan, program, agreement or arrangement sponsored by a Governmental Entity and pursuant to which Seller is obligated to make contributions.

“Cash” means, with respect to any Person, the cash (or cash equivalents) of such Person, calculated in accordance with the Accounting Principles; provided that Cash shall (i) be calculated net of any uncleared checks or similar instruments issued by such Person and (ii) include uncleared checks and drafts received or deposited for the account of such Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” means each collective bargaining, works council or other labor union Contract or labor arrangement, excluding any national, industry or similar generally applicable Contract or arrangement.

“Compliant” means, as of any time of determination, with respect to the Required Information, that (a) such Required Information, taken as a whole, at such time does not contain any untrue statement of a material fact regarding the Business or omit to state any material fact regarding the Business required to be stated therein or necessary in order to make the Required Information, in the light of the circumstances under which the statements contained therein are made, not misleading, (b) the financial statements and other financial information included in such Required Information complies in all material respects with all applicable requirements of Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 (excluding, in the case of this clause (b), “segment reporting”, subsidiary financial statements, any information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X and any other information customarily excluded from an offering memorandum for private placements of non-convertible debt securities pursuant to Rule 144A) and (c) the financial statements and other financial information included in such Required Information would not be deemed “stale” or otherwise be unsuitable for use in a private placement of non-convertible debt securities and are, and remain throughout the Marketing Period, sufficient to permit the Transferred Company’s independent accountants to issue comfort letters, including as to customary negative assurances, in order to consummate any private placement offering of debt securities on any business day during the Marketing Period, which such accountants have confirmed they are prepared to issue.

“Confidentiality Agreement” means the letter agreement, dated as of October 17, 2018, between Disney and Sinclair Broadcast Group, Inc.

“Contract” means any agreement, lease, license, contract, consent, settlement, note, mortgage, indenture, arrangement, understanding or other obligation (whether written or oral) that is binding upon any Person or entity or any part of its property under applicable Law.

“Corporate Subsidiaries” means Sports Holding, Inc., Fox College Sports, Inc., Fox Sports Net Florida, Inc. and Sunshine Holdco Corporation.

“Data Room” means the electronic data room containing documents and materials relating to the Business as constituted as of the Closing Date.

“Disclosure Letter” means the disclosure letter in respect of this Agreement delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Disney Common Stock” means shares of common stock, par value $0.01 per share, of Disney.

“Disregarded Entity” means a Subsidiary of the Transferred Company that is disregarded as separate from its owner for U.S. Federal income tax purposes.

“Disregarded Subsidiary” means any Disregarded Entity that is held by the Transferred Company directly or indirectly through other Disregarded Entities.

“Employee of the Business” means each employee of Fox and its Subsidiaries (a) who, as of the Closing, is employed primarily in connection with the Business, or (b) whose employment will transfer to Buyer or one of its Affiliates on the Closing Date by operation of applicable Law or pursuant to the transfer of the Transferred Equity Interests to Buyer, including in all cases, each such employee who as of the Closing Date is on leave of absence (including medical leave, military leave, workers compensation leave, short-term disability and, solely with respect to clause (b), long-term disability) or vacation.

“Environmental Claim” means any claim, action, cause of action, suit, proceeding or written notice alleging liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any Leased Real Property or (b) circumstances forming the basis of any violation of or liability under any Environmental Law.

“Environmental Law” means applicable federal, state, local or foreign Law relating to pollution or protection of the environment, natural resources or, as it relates to exposure to hazardous or toxic substances, human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financing Sources” means the agents, arrangers, underwriters, purchasers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with any Debt Financing or any Equity Financing, including the parties to any commitment letter (including the Debt Financing Commitments and the Equity Financing Commitment) or engagement letter in respect of any Debt Financing or Equity Financing or to any joinder agreements, indentures, credit agreements or other agreements entered pursuant thereto or relating thereto, together with their Affiliates and the current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives of each of them and the successors and assigns of the foregoing Persons.

“Fox Sports Sun LLC Agreement” means that certain Limited Liability Company Agreement of Fox Sports Sun, LLC, dated as of January 1, 2019.

“FSN Arizona LP Agreement” means that certain Limited Partnership Agreement of Fox Sports Net Arizona, L.P., dated as of September 24, 2015.

“FSN Cincinnati Put Agreement” means that certain Put Agreement, dated as of December 19, 2015, by and among Fox Sports Net, Inc., Queen City Reds Media Company LLC and Reds Media Holdings II LLC.

“FSN West Put Agreement” means that certain Put and Call Agreement, dated as of October 6, 2011, by and among Fox Sports Net, Inc., and So Cal Media Holdings, LLC.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Entity” means the DOJ and any domestic, federal, state, regional, local, foreign or transnational governmental, competition or regulatory authority, court, arbitral body, tribunal, agency, commission, body or other legislative, executive, administrative or judicial governmental entity or self-regulatory agency (including private tribunals or arbitral bodies exercising government or quasi-government authority).

“Hazardous Materials” means all substances that, in relevant form and concentration, are defined, regulated or characterized as hazardous or toxic (or words of similar import) under any Environmental Law.

“Hold Separate Agreement” means that certain Hold Separate Manager Agreement, effective as of March 20, 2019, by and among Seller, the Transferred Company and Mr. Jonathan Mariner.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication, the outstanding principal amount of, and accrued and unpaid interest, prepayment, acceleration, termination and cancellation charges, penalties and premiums on, and all other liabilities arising under, any obligations of such Person consisting of: (i) indebtedness for borrowed money, indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, and obligations for the deferred or contingent purchase price of property or services (but excluding the current amount of any trade payables arising in the ordinary course of business and solely to the extent taken into account in the calculation of Current Liabilities), (ii) obligations evidenced or secured by bonds, debentures, loans, debt securities, notes or similar instruments, (iii) obligations under conditional sale or other title retention agreements relating to property or assets, (iv) indebtedness of others secured by any Lien on assets held by such Person and all guarantees, assumptions and other contingent obligations in respect of Indebtedness of others, (v) capital lease obligations of such Person and (vi) commitments or obligations by which any such Person assures a creditor against loss, including reimbursement obligations with respect to surety bonds, bankers’ acceptances, letters of credit or similar credit transactions, in each case only to the extent drawn or otherwise not contingent.

“Intercompany Loan Agreement” means the Intercompany Loan Agreement entered into on March 20, 2019 in connection with the acquisition of the Business by Seller, between the Transferred Company, as Borrower, and Disney Enterprises, Inc., as Lender.

“IP Rights” means the following, in any and all countries:  (a) patents and patent applications, together with all reissuances, divisions, renewals, revisions, extensions, reexaminations, provisionals, continuations and continuations-in-part with respect thereto and including all foreign equivalents (collectively, “Patents”), (b) trademarks, servicemarks, trade dress, logos, domain names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals therefor (collectively, “Trademarks”), (c) copyrights, applications and registrations and renewals therefor and (d) trade secrets, inventions, know-how, discoveries, improvements, formulas, compositions, technical data, drawings and specifications, in each case, to the extent confidential.

“IT Assets” means computer and other information technology systems, including hardware, software, computer systems, databases, data rights (to the extent they exist) and documentation, reference and resource materials relating thereto and all Contracts and contractual rights associated with any of the foregoing.

“Judgment” means any judgment, order, writ, injunction, legally binding agreement with a Governmental Entity, stipulation, ruling, directive, decree, award, settlement or decree, in each case, of a Governmental Entity.

“Law” or “Laws” means any applicable foreign, federal, national, state, provincial or local law (including common law), statute, ordinance, treaty, rule, code, regulation or other requirement enacted, promulgated, issued or entered into, or act taken, by any Governmental Entity.

“Liabilities” means all debts, liabilities, obligations, responsibilities, losses, damages (whether direct, indirect, compensatory, punitive, consequential, exemplary, treble, special, incidental or awarded based on any other theory (including loss of profits or revenue)), fines, penalties and sanctions, absolute or contingent, matured or unmatured, reserved or unreserved, liquidated or unliquidated, foreseen or unforeseen, on or off balance sheet, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law (including any Environmental Law), any other pronouncements of Governmental Entities constituting a Proceeding, any order or consent decree of any Governmental Entity, any legally-binding settlement or any award of any arbitration tribunal, and those arising under any Contract, agreement, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Entity, private party, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees, fees of third-party administrators, and costs related thereto or to the investigation or defense thereof.

“Lien” means any mortgage, deed of trust, option, claim, pledge, lien, charge, security interest, easement or similar encumbrance.

“Management Presentation” means the written and oral presentation given by certain members of management of the Business to Buyer on December 13, 2018.

“Marketing Period” means a period of no less than 18 consecutive business days which shall have commenced no earlier than the later of (A) sixty (60) days after the date hereof; and (B) the date that the Buyer shall have received the Required Information and which shall be Compliant throughout such period; provided, however, that, for purposes of determining the Marketing Period, (a) none of July 4, July 5 and November 27 through November 29, 2019 and January 20, 2020 shall constitute a business day, (b) if such period has not ended on or prior to (i) August 16, 2019, then such period shall not restart until September 3, 2019 or (ii) December 20, 2019, then such period shall not restart until January 2, 2020 and (c) the Marketing Period shall not be deemed to have commenced if, prior to the completion of such period, (i) Ernst & Young LLP or another “big four” accounting firm or other applicable nationally-recognized independent public accounting firm, in each case, acceptable to Buyer shall have withdrawn its audit opinion with respect to any year-end audited financial statements set forth in the Required Information, in which case, the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements by Ernst & Young LLP or another “big four” accounting firm or another nationally-recognized independent public accounting firm, in each case, acceptable to Buyer, as the case may be, or (ii) the Transferred Company shall have publicly announced, or the board of directors (or similar governing body) of the Transferred Company or any of its Affiliates shall have determined, that a restatement of any financial information included in the Required Information is required, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended to reflect such restatement or the Transferred Company has determined that no restatement shall be required in accordance with GAAP.

“Material Adverse Effect” means any effect, occurrence, circumstance, condition, matter, state of facts, event, development or change that, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the business, assets, Liabilities, results of operations or condition (financial or otherwise) of the Business, taken as a whole; or (b) would reasonably be expected to prevent or materially delay the ability of Seller, the Selling Subsidiary or Fox to perform any of their respective obligations under this Agreement or to consummate the Transactions; provided that, with respect to clause (a), none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect:  (i) the failure of the Business to meet projections or forecasts (for the avoidance of doubt, any underlying cause for any such failure shall not be excluded by this clause (i)); or (ii) any adverse effect or change arising from or relating to (A) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates and credit markets), (B) conditions generally affecting the industries or any geographic markets in which the Business operates, (C) an act of terrorism, sabotage or cyber-intrusion or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural or man-made disasters or any national or international calamity or crisis, (D) changes after the date hereof in applicable Law or GAAP (or the applicable accounting standards in any jurisdiction outside of the United States) or the enforcement thereof, or (E) the negotiation, execution, announcement or pendency of the Transactions, including any litigation, any reduction in revenues or income, any loss of employees or customers, any cancellation of or delay in customer orders, or any disruption in supplier, vendor or similar relationships or any action required to be taken pursuant to Section 6.03 (provided that the exception in this clause (E) shall not apply with respect to representations and warranties in Section 3.06 or any other representations addressing the impact of the execution, delivery, performance or consummation of this Agreement or the other Transaction Documents or the Transactions and, to the extent related to such representations and warranties, the condition set forth in Section 5.02(a)), (F) compliance with the terms of, the taking of any action specifically required or otherwise specifically contemplated by, or the failure to act to the extent such action is specifically prohibited by, this Agreement or any other Transaction Document (other than compliance with Section 6.01(b) and (c)) or (G) changes or effects that are the result of actions or omissions of Buyer or any of its Affiliates, or actions or omissions of Seller or any of its Affiliates that are taken at the written request of Buyer or any of its Affiliates; provided, further, however, that any effect or change referred to in clauses (ii)(A), (B), (C) or (D) may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect to the extent such effect or change has a disproportionate adverse effect on the Business, taken as a whole, as compared to other participants in the industries in which the Business operates.

“Merger Agreement” means that certain Amended and Restated Agreement and Plan of Merger, dated as of June 20, 2018, as it may be amended from time to time, by and among Fox, Disney (formerly known as TWDC Holdco 613 Corp.), TWDC Enterprises 18 Corp. (formerly known as The Walt Disney Company), WDC Merger Enterprises I, Inc. and WDC Merger Enterprises II, Inc.

“New Fox” means Fox Corporation, a Delaware corporation.

“New Fox Distribution” means the distribution of all of the issued and outstanding common stock of New Fox to the holders of the issued and outstanding shares of Fox’s common stock pursuant to that certain Amended and Restated Distribution Agreement and Plan of Merger, dated as of June 20, 2018, by and between Fox and 21CF Distribution Merger Sub, Inc.

“New Fox Group” means New Fox and each of its direct and indirect Subsidiaries and Affiliates immediately after the New Fox Distribution; provided that, notwithstanding anything to the contrary contained herein, the term “Affiliates” as used in this definition shall be limited to entities and shall not include any natural persons.

“Outside Date” means February 3, 2020.

“Permitted Liens” means (a) such Liens as are set forth in Section 1.01(d) of the Disclosure Letter, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (c) Liens arising under purchase price conditional sales contracts or equipment leases with third parties entered into in the ordinary course of business, (d) Liens for Taxes not yet due and payable, or that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been recorded in the Financial Statements in accordance with GAAP, (e) the terms, conditions and restrictions under the Real Property Leases or any statutory landlords’ liens related thereto, (f) easements, covenants, rights-of-way and other similar restrictions, (g) zoning, building, land use and other similar restrictions, (h) Liens that have been placed or caused to exist in the ordinary course of business by any owner, developer, landlord or other third party on any Leased Real Property or other real property over which the Transferred Company or any of its Subsidiaries have easement rights and subordination or similar agreements relating thereto, (i) any conditions that may be shown by a current accurate survey or physical inspection of any Leased Real Property, (j) Liens created by or, at Buyer’s request, for the benefit of, Buyer or its Affiliates, (k) non-exclusive licenses granted in the ordinary course of business and (l) other imperfections of title or encumbrances, if any, in the case of clauses (f), (g), (h), (i) and (l), that, individually or in the aggregate, do not impair, and are not reasonably likely to impair, the continued use and operation of the assets to which they relate in the conduct of the Business as conducted as of the date of this Agreement.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, Governmental Entity or other entity.

“Proceeding” means any claim, demand, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, subpoena, proceeding or investigation by or before any court, grand jury, Governmental Entity or any arbitration or mediation tribunal or authority.

“Redacted Fee Letter” means a fee letter from a source of Financing redacted in a manner reasonably satisfactory to such source; provided that such redactions do not relate to any terms that could adversely affect the conditionality, enforceability, availability, termination or aggregate amount of the Financing or other funding being made available by such source.

“Regional Sports Networks” means the regional sports networks known as (1) Fox Sports Arizona, (2) Fox Sports Detroit, (3) Fox Sports Florida, (4) Fox Sports North, (5) Fox Sports Wisconsin, (6) Fox Sports Ohio, (7) SportsTime Ohio, (8) Fox Sports San Diego, (9) Fox Sports South, (10) Fox Sports Carolina, (11) Fox Sports Tennessee, (12) Fox Sports Southeast, (13) Fox Sports Southwest, (14) Fox Sports Oklahoma, (15) Fox Sports New Orleans, (16) Fox Sports Midwest, (17) Fox Sports Kansas City, (18) Fox Sports Indiana, (19) Fox Sports Sun, (20) Fox Sports West, (21) Prime Ticket and (22) Fox College Sports, which are operated by the Transferred Company or its Subsidiaries.

“Related Party” means, with respect to any Person, such Person’s Affiliates and its and their respective current and former directors, managers, officers and controlling persons.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Restructuring” means the transactions set forth on Section 1.01(e) of the Disclosure Letter.

“Retained Business” means the business or operations of Seller, Fox, any of their respective Subsidiaries or New Fox or any of its Subsidiaries, in each case, other than the Business.

“Separation Agreement” means that certain Separation and Distribution Agreement, dated as of March 19, 2019, as it may be amended from time to time, by and between Fox and New Fox.

“Shared Contract” means (i) any Contract set forth in Section 3.08(d) of the Disclosure Letter and (ii) any Contract identified after the date of this Agreement by Seller that is between Fox or one of its Subsidiaries (including the Transferred Company and its Subsidiaries), on the one hand, and a third party, on the other hand, that relates in any material respect to both (x) the Business and (y) one or more other businesses of Fox or any Subsidiary of Fox (other than the Transferred Company and its Subsidiaries) or Fox RSNCo Holdings, LLC and its Subsidiaries in respect of rights or performance obligations for periods of time after the Closing; provided that none of the Contracts the benefits of which Seller or any of its Subsidiaries will provide to Buyer under the Transition Services Agreement shall be a Shared Contract.

“STO Deferred Purchase Price Payments” means the Deferred Purchase Price Payments as defined in, and payable pursuant to, Section 2.1(b) of the STO Purchase Agreement.

“STO Purchase Agreement” means the Purchase Agreement, dated as of December 21, 2012, among RSN Holdco III, LLC, Dolan Broadcast Properties, Ltd., CFD Trust No. 8 u/a/d December 30, 1975 and Fastball Sports Productions, LLC.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by the terms thereof voting power to elect at least a majority of the board of directors or other analogous governing body of such entity (or, if there are no such voting securities or voting interests, of which at least a majority of the equity interests) is directly or indirectly owned or controlled by such Person, or the general partner of which is such Person; provided that Fox RSNCo Holdings, LLC and its Subsidiaries shall be deemed to not be Subsidiaries of Seller, Fox, the Selling Subsidiary or the Transferred Company.

“Tax” and “Taxes” means all forms of taxation or duties imposed by any Governmental Entity, or required by any Governmental Entity to be collected or withheld, together with any related interest, penalties or additions to tax.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, attachments, estimates and information returns) with respect to Taxes required or permitted to be supplied to any Governmental Entity.

“Team Partner” means any professional sports team associated with Major League Baseball, the National Hockey League or the National Basketball Association with which the Transferred Company or one of its Subsidiaries has a regional sports rights agreement.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transaction Expenses” means all fees, costs and expenses to the extent incurred or accrued prior to or as of the Closing and to be paid by the Transferred Company or any of its Subsidiaries in connection with the consummation of the Transactions, to the extent not paid in full prior to the Closing or not taken into account in the calculation of Closing Adjusted Working Capital (as finally determined pursuant to Section 2.04) and except for the items set forth on Section 1.01(f) of the Disclosure Letter, including (a) fees and disbursements of counsel, financial advisors, consultants and accountants, (b) filing fees and expenses incurred in connection with any pre-Closing filing with a Governmental Entity and (c) any other fees or expenses incurred in connection with the Transactions (except that fifty percent (50%) of any fees or expenses associated with the transfer of any IP Rights shall be borne by Buyer).

“Transactions” mean, collectively, the transactions contemplated by this Agreement and the other Transaction Documents, including the purchase and sale of the Transferred Equity Interests.

“Transfer Taxes” mean any sales, use, transfer, value added, conveyance, documentary, stamp duty, recording or similar Taxes imposed on the purchase and sale of the Transferred Equity Interests.

“Transferred Company” means Fox Sports Net, LLC, a Delaware limited liability company.

“Transferred Contracts” means (a) all Contracts set forth in Section 1.01(g) of the Disclosure Letter and (b) to the extent, and only to the extent, relating to the operation and conduct of the Business, the Shared Contracts (other than any Shared Contracts set forth in Section 1.01(g) of the Disclosure Letter).

“Transferred Employee” means each Employee of the Business who, as of the Closing Date, becomes an employee of Buyer or one of its Affiliates, pursuant to the transfer of the Transferred Equity Interests to Buyer.

“Transferred Equity Interests” means all the issued and outstanding limited liability company interests of, or other ownership interests in, the Transferred Company.

“Unfunded Pension Liability Adjustment Amount” means $5,000,000.

(b) The following terms used in this Agreement shall have the meanings assigned to them in the respective Sections set forth below:

Term	Location
2018 Balance Sheet	§3.05(a)
Acceptable Alternative Arrangement	§6.07(c)
Accounting Firm	§2.04(b)
Accounting Principles	§2.04(i)
Acquisition Agreement	§3.08(a)
Additional Material Contract	§3.08(b)
Adjusted Purchase Price	§2.04(g)
Adjusted Working Capital	§2.04(i)
Affiliate	§1.01(a)
Agreement	Preamble
Affiliate Contracts	§6.06(b)
Allocation Statement	§8.03
Ancillary Agreements	§1.01(a)
Anti-Bribery Laws	§3.07(c)
Arizona Sale Right	§6.09(d)
Assignment and Assumption Agreement	§7.04
Assumed Benefit Plan	§1.01(a)
Audited Entities	§3.05(a)
Audited Financial Statements	§3.05(a)
BBA Rules	§1.01(a)
Business	Recitals
Business Confidential Information	§7.06(a)
Business Consultant	§3.11(a)
Business DC Plans	§9.06(a)
Business Employee Benefit Plan	§1.01(a)
Buyer	Preamble
Buyer DC Plans	§9.06(a)
Buyer Parent	§4.08
Buyer Related Parties	§10.04(a)
Buyer Termination Fee	§10.04(b)
Cash	§1.01(a)
Cincinnati Sale Right	§6.09(a)
Closing	§2.01
Closing 8-K	§7.08
Closing Adjusted Working Capital	§2.04(a)
Closing Date	§2.01
Closing Date Amount	§2.03(b)

Term	Location
Closing Net Debt	§2.04(a)
COBRA	§9.02(d)
Code	§1.01(a)
Collective Bargaining Agreements	§1.01(a)
Communications Act	§3.06
Communications Laws	§3.06
Company Released Claims	§6.11(b)
Company Released Parties	§6.11(a)
Company Releasing Parties	§6.11(b)
Compliant	§1.01(a)
Confidential Rating Agency Information	§6.05(i)
Confidentiality Agreement	§1.01(a)
Continuation Period	§9.02(a)
Contract	§1.01(a)
Corporate Subsidiaries	§1.01(a)
Current Assets	§2.04(i)
Current Liabilities	§2.04(i)
Data Room	§1.01(a)
DC Employees	§9.06(a)
Debt Financing	§4.04
Debt Financing Commitments	§4.04
Disclosure Letter	§1.01(a)
Disney	Preamble
Disney Common Stock	§1.01(a)
Disregarded Entity	§1.01(a)
Disregarded Subsidiary	§1.01(a)
DOJ	Recitals
DOJ Action	Recitals
Employee of the Business	§1.01(a)
Environmental Claim	§1.01(a)
Environmental Law	§1.01(a)
Environmental Permits	§3.13(c)
Equity Financing	§4.04
Equity Financing Commitment	§4.04
ERISA	§1.01(a)
Estimated Closing Adjusted Working Capital	§2.03(a)
Estimated Closing Net Debt	§2.03(a)
Exchange Act	§7.06(a)
FCC	§3.06
FCC License	§3.07(b)
FCPA	§3.07(c)
Final Allocation	§8.03(b)
Financing	§4.04
Financing Commitments	§4.04
Financial Statements	§3.05(a)

Term	Location
Financing Sources	§1.01(a)
First Post-Closing Distribution	§6.09(e)
Forward-Looking Statements	§11.02(a)
Fox	Recitals
Fox Severance Plan	§9.02(a)
Fox Sports Sun LLC Agreement	§1.01(a)
FSN Arizona	§6.09(d)
FSN Arizona LP Agreement	§1.01(a)
FSN Arizona Partner	§6.09(d)
FSN Cincinnati Member	§6.09(a)
FSN Cincinnati Put Agreement	§1.01(a)
FSN West Member	§6.09(b)
FSN West Put Agreement	§1.01(a)
GAAP	§1.01(a)
Governmental Entity	§1.01(a)
Hazardous Materials	§1.01(a)
Hold Separate Agreement	§1.01(a)
HSR Act	§1.01(a)
Indebtedness	§1.01(a)
Insurance Policies	§3.18
Intercompany Loan Agreement	§1.01(a)
IP Rights	§1.01(a)
IT Assets	§1.01(a)
Judgment	§1.01(a)
Last Pre-Closing Distribution	§6.09(e)
Law	§1.01(a)
Laws	§1.01(a)
Leased Real Property	§3.04(a)
Liabilities	§1.01(a)
Licensed IP Contracts	§3.09(b)
Licenses	§3.07(a)
Lien	§1.01(a)
Listed Plans	§3.12(a)
LLC Conversions	§6.12
Losses	§7.07(a)
Management Presentation	§1.01(a)
Marketing Period	§1.01(a)
Material Adverse Effect	§1.01(a)
Material Contract	§3.08(b)
Merger Agreement	§1.01(a)
Merger	Recitals
Multiemployer Plan	§9.05(a)
Net Debt	§2.04(i)
New Fox	§1.01(a)
New Fox Group	§1.01(a)

Term	Location
Nielsen	§6.10
Non-RSN Entities	§3.01(f)
Notice of Disagreement	§2.04(b)
Outside Date	§1.01(a)
Parent Guarantee	§4.08
Patents	§1.01(a)
Permitted Liens	§1.01(a)
Person	§1.01(a)
Pre-Closing Occurrences	§7.02(b)
Proceeding	§1.01(a)
Pro Forma Balance Sheet	§3.05(a)
Pro Forma Financial Statements	§3.05(a)
Purchase Price	§2.03(b)
Rays Member	§6.09(c)
Rays Sale Right	§6.09(c)
Real Property Leases	§3.04(a)
Recovery Costs	§7.02(c)
Redacted Fee Letter	§1.01(a)
Regional Sports Networks	§1.01(a)
Related Party	§1.01(a)
Release	§1.01(a)
Required Information	§6.05(e)(iii)
Restricted Employee	§7.06(c)
Restructuring	§1.01(a)
Retained Business	§1.01(a)
Retained Policies	§7.02(b)
SEC	§7.06(a)
Securities Act	§4.07
Seller	Preamble
Seller DC Plans	§9.06(a)
Seller Related Parties	§10.04(a)
Seller Released Claims	§6.11(a)
Seller Released Parties	§6.11(b)
Seller Releasing Parties	§6.11(a)
Seller Restricted Parties	§7.06(a)
Seller RSU Award	§9.07
Selling Subsidiary	Preamble
Separation Agreement	§1.01(a)
Shared Contract	§1.01(a)
Solvent	§4.05
Statement	§2.04(a)
STO Deferred Purchase Price Payments	§1.01(a)
STO Purchase Agreement	§1.01(a)
Subsidiary	§1.01(a)
Target Amount	§2.04(i)

Term	Location
Tax	§1.01(a)
Tax Return	§1.01(a)
Tax Sharing Agreement	§6.01(f)
Taxes	§1.01(a)
Team Partner	§1.01(a)
Top Distributors	§3.19
Transaction Documents	§1.01(a)
Transaction Expenses	§1.01(a)
Transactions	§1.01(a)
Transfer Taxes	§1.01(a)
Transferred Company	§1.01(a)
Transferred Contracts	§1.01(a)
Transferred Employee	§1.01(a)
Transferred Equity Interests	§1.01(a)
Transition Services Agreement	§7.04
Unaudited Balance Sheet	§3.05(a)
Unaudited Financial Statements	§3.05(a)
Unfunded Pension Liability Adjustment Amount	§1.01(a)
West Sale Right	§6.09(b)

SECTION 1.02. Interpretation and Construction.  (a) Unless otherwise provided herein all monetary values stated herein are expressed in United States currency and all references to “dollars” or “$” will be deemed references to the lawful money of the United States.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. When a reference is made in this Agreement to a party or to a Section or Exhibit, such reference shall be to a party to, a Section of, or an Exhibit to, this Agreement, unless otherwise indicated. All terms defined in this Agreement shall have their defined meanings when used in any Exhibit to this Agreement or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. Whenever used in this Agreement, “business day” shall mean any day, other than a Saturday or a Sunday or a day on which banking and savings and loan institutions are authorized or required by applicable Law to be closed in the State of New York. Any action to be taken pursuant to this Agreement on or as of a day that is not a business day may be taken on or as of the next succeeding business day. Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Whenever the words “ordinary course of business” are used in this Agreement, they shall be deemed to be followed by the words “consistent with past practice”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words

“hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, supplemented or modified, including (i) (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and (ii) all attachments thereto and instruments incorporated therein. The words “asset” and “property” shall be construed to have the same meaning and effect. References to a Person are also to its permitted successors and assigns.

ARTICLE II

Closing

SECTION 2.01. Closing.  The closing of the purchase and sale of the Transferred Equity Interests (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP in New York, New York, at 10:00 a.m., New York City time, on (a) the later to occur of (i) the third business day following the satisfaction (or, to the extent permitted by Law, waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article V (other than those conditions intended to be satisfied at the Closing but subject to their satisfaction or waiver at such time) and (ii) the third business day immediately following the final day of the Marketing Period (or such earlier business day during the Marketing Period as may be specified by Buyer on no less than three business days’ prior written notice to Seller) (subject to the satisfaction or waiver of all of the conditions set forth in Article V as of the date determined pursuant to this clause (ii)) or (b) on such other date, time or place as agreed to in writing by Buyer and Seller. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing shall be deemed to occur and be effective at 12:01 a.m., New York City time, on the Closing Date. All of the actions to be taken and documents to be delivered at the Closing shall be deemed to be taken, executed and delivered simultaneously, and no such action, execution or delivery shall be effective until all are complete, except as specifically provided herein.

SECTION 2.02. Sale of the Transferred Equity Interests.  Subject to Section 6.09, pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing, the Selling Subsidiary shall, and Seller shall cause the Selling Subsidiary to, sell, convey, assign and transfer to Buyer, and Buyer shall purchase, acquire and accept, the Transferred Equity Interests, free and clear of all Liens (other than restrictions under applicable federal and state securities Laws).

SECTION 2.03. Purchase Price.  (a) At least two business days prior to the Closing Date, Seller shall deliver to Buyer a statement setting forth Seller’s good faith estimates, together with reasonable supporting detail, of Closing Net Debt (“Estimated

Closing Net Debt”) and Closing Adjusted Working Capital (“Estimated Closing Adjusted Working Capital”).

(b) Subject to Section 6.09, pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall pay or cause to be paid to the Selling Subsidiary (or one or more Affiliates as the Selling Subsidiary may designate), in immediately available funds by wire transfer to one or more bank accounts (such accounts to be designated in writing by the Selling Subsidiary at least two business days prior to the Closing Date), cash in U.S. dollars in an aggregate amount (the “Closing Date Amount”) equal to (i) $9,600,000,000 (the “Purchase Price”), minus (ii) if Estimated Closing Net Debt is a positive number, the amount of Estimated Closing Net Debt, plus (iii) the Unfunded Pension Liability Adjustment Amount plus (iv) if Estimated Closing Net Debt is a negative number, the absolute value of Estimated Closing Net Debt, plus (v) (x) Estimated Closing Adjusted Working Capital minus (y) the Target Amount (which difference may be positive or negative) and minus (vi) the Purchase Price Decrease (as defined in Annex A to Section 6.01(c)(xi) of the Disclosure Letter).  The Selling Subsidiary hereby authorizes Seller (or such Subsidiaries as Seller may designate) to accept the Purchase Price on behalf of the Selling Subsidiary.

(c) The Purchase Price shall be subject to the adjustment provisions of Section 2.04 and shall be allocated as described in Section 8.03.

SECTION 2.04. Purchase Price Adjustment.  (a) Within 120 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Statement”), setting forth Buyer’s good faith calculation, together with reasonable supporting detail, of Adjusted Working Capital as of 12:01 a.m., New York City time, on the Closing Date (“Closing Adjusted Working Capital”) and Net Debt as of 12:01 a.m., New York City time, on the Closing Date (“Closing Net Debt”).

(b) The Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless Seller gives written notice of its disagreement with the Statement (a “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) only include disagreements based on mathematical errors or based on Closing Adjusted Working Capital or Closing Net Debt not being calculated in accordance with this Agreement and the Accounting Principles and (iii) set forth Seller’s proposed resolution of each such disagreement. If a Notice of Disagreement is received by Buyer in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon Seller and Buyer on the earlier of (A) the date Seller and Buyer resolve in writing any differences they have with respect to the matters specified by Seller in the Notice of Disagreement and (B) the date any disputed matters are finally resolved by the Accounting Firm pursuant to the procedures set forth in this Section 2.04. During the 30-day period following the delivery of a Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve any differences that they may have with respect to the matters specified by Seller in the Notice of Disagreement. During such period Buyer and its independent accountants and other advisors shall have access to the working papers of Seller’s independent accountants and other advisors prepared in connection with the Notice of Disagreement. At the end of such 30-day period, Seller and Buyer shall submit to an independent accounting firm (the “Accounting Firm”) for resolution any and all matters that were included by Seller in the Notice of Disagreement and that remain in dispute. The Accounting Firm shall be such nationally recognized independent public accounting firm as shall be selected by Seller and approved in writing by Buyer (such approval by Buyer not to be unreasonably withheld).

(c) Seller and Buyer shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to it pursuant to Section 2.04(b) within 30 days of such submission. In resolving matters submitted to it pursuant to Section 2.04(b), the Accounting Firm (i) shall base its decision based solely on written submissions by Seller and Buyer and their respective representatives and not by independent review and (ii) with respect to each matter submitted to it, shall not resolve such matter in a manner that is more favorable to Seller than the Notice of Disagreement or more favorable to Buyer than the Statement.

(d) The scope of the disputes to be resolved by the Accounting Firm shall be limited to (i) whether there were mathematical errors in the Statement, and (ii) whether Closing Adjusted Working Capital and Closing Net Debt were calculated in accordance with this Agreement and the Accounting Principles with respect to the matters that were submitted to the Accounting Firm for resolution and (iii) the interest calculation in accordance with Sections 2.04(e) and 2.04(g). The Accounting Firm is not authorized to, and shall not, make any other determination, including (A) any determination with respect to any matter included in the Statement or the Notice of Disagreement that was not submitted to the Accounting Firm for resolution, (B) any determination as to compliance by Seller or Buyer with any of their respective representations, warranties or covenants in this Agreement or (C) any determination that an issue was not properly included by Seller in the Notice of Disagreement. Any disputes not within the scope of disputes to be resolved by the Accounting Firm pursuant to this Section 2.04(d) as well as any disputes about the scope of disputes to be resolved by the Accounting Firm pursuant to this Section 2.04(d) shall be resolved in accordance with Section 11.12. Any determination by the Accounting Firm, and any work or analyses performed by the Accounting Firm, in connection with its resolution of any dispute under this Section 2.04 may not be offered as evidence in any Proceeding, other than to the extent necessary to enforce payment obligations under this Section 2.04.

(e) The final determination by the Accounting Firm of the matters submitted to it pursuant to Section 2.04(b) shall:  (i) be in writing; (ii) include the Accounting Firm’s calculation of the Adjusted Purchase Price; (iii) include the Accounting Firm’s determination of each matter submitted to it pursuant to Section 2.04(b); (iv) include the Accounting Firm’s calculation of interest (in accordance with Section 2.04(g)) from and including the Closing Date to but excluding the date of determination; and (v) include a brief summary of the Accounting Firm’s reasons for its determination of each issue.

(f) The dispute resolution by the Accounting Firm under this Section 2.04 shall constitute an expert determination under New York CPLR Article 76 and shall not constitute an arbitration. The determinations of the Accounting Firm shall be final and binding, absent fraud, bad faith or manifest error. Judgment may be entered upon the determination of the Accounting Firm in New York State Supreme Court or any other court having jurisdiction over the party against which such determination is to be enforced. The cost of any dispute resolution (including the fees and expenses of the Accounting Firm and reasonable attorneys’ fees and expenses of the parties) pursuant to this Section 2.04 shall be borne by Seller and Buyer in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.

(g) The Purchase Price shall be (i) (x) increased by the amount by which Closing Adjusted Working Capital exceeds the Target Amount or (y) decreased by the amount by which Closing Adjusted Working Capital is less than the Target Amount and (ii) (x) if Closing Net Debt is a positive number, decreased by the amount of Closing Net Debt or (y) if Closing Net Debt is a negative number, increased by the absolute value of Closing Net Debt (the Purchase Price as so increased or decreased shall hereinafter be referred to as the “Adjusted Purchase Price”). If the Closing Date Amount is less than the Adjusted Purchase Price, Buyer shall, and if the Closing Date Amount is more than the Adjusted Purchase Price, Seller or the Selling Subsidiary shall, within 10 business days after the Statement becomes final and binding on the parties, make payment by wire transfer in immediately available funds of the amount of such difference to one or more bank accounts designated by Buyer, Seller or the Selling Subsidiary (as applicable), together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by JPMorgan Chase Bank, N.A., as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from and including the Closing Date to but excluding the date of payment.

(h) In connection with the determination of Closing Adjusted Working Capital, Closing Net Debt and the Adjusted Purchase Price pursuant to this Section 2.04, from the date of delivery by Seller of the estimates described in Section 2.03(a) through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.04, Seller and Buyer shall, and shall cause their respective Affiliates to, afford to Buyer or Seller (as applicable) and their respective independent accountants and other advisors reasonable access during regular business hours and in such a manner as to not interfere with the normal operation of the Business to the personnel, properties, books and records relating to the Business, including the Transferred Company and its Subsidiaries, for any purpose reasonably related to the adjustment contemplated by this Section 2.04.

(i) In this Agreement:

“Accounting Principles” means the principles, policies and procedures set forth in Section 2.04(i) of the Disclosure Letter.

“Adjusted Working Capital” means Current Assets minus Current

Liabilities. The term “Current Assets” means accounts receivable plus prepaid programming rights plus prepaid expenses plus other current assets and the term “Current Liabilities” means accounts payable plus accrued expenses (which shall include accrued liabilities and programming rights payable) and other current liabilities (which shall include all deferred revenue), in each case as set forth on the balance sheets of the Audited Entities, including any current assets and current liabilities, respectively, assumed or acquired by Buyer, the Transferred Company or any of their respective Subsidiaries under this Agreement, under the Tax Sharing Agreement, under the Separation Agreement and under the Transferred Contracts, subject only to adjustment in accordance with Section 2.04(i) of the Disclosure Letter and calculated on a consolidated basis in accordance with the Accounting Principles; provided, however, that Adjusted Working Capital shall (I) exclude (a) accounts payable for which checks or similar instruments shall have been issued by the Transferred Company or any of its Subsidiaries but not yet cleared and (b) accounts receivable for which checks and drafts shall have been received or deposited for the account of the Transferred Company or any of its Subsidiaries but not yet cleared and (II) include balances between the Transferred Company or its Subsidiaries and the Seller or one of its Subsidiaries that are not settled or otherwise eliminated pursuant to Section 6.06. For the avoidance of doubt, Adjusted Working Capital shall not include (i) any assets or liabilities to the extent included in the calculation of Net Debt (including, for the avoidance of doubt, Cash), (ii) deferred purchase payments included as Indebtedness in Net Debt or any assets or liabilities in respect of distributions to minority interest holders, (iii) income tax assets, income tax liabilities or income tax payables, (iv) intercompany balances (x) among the Transferred Company and its Subsidiaries or (y) between the Transferred Company or its Subsidiaries and the Seller or one its Subsidiaries to the extent eliminated pursuant to Section 6.06, (v) current assets or current liabilities of the Transferred Company (other than the Regional Management Division of the Transferred Company) or (vi) any other line items that are not included in the definitions of Current Assets or Current Liabilities. An example calculation of Adjusted Working Capital is set forth on Section 2.04(i) of the Disclosure Letter.

“Net Debt” means an amount (which may be positive or negative) equal to (i) the aggregate amount of Indebtedness of the Transferred Company and its Subsidiaries (other than any Indebtedness among the Transferred Company and its Subsidiaries), including any Indebtedness assumed by Buyer, the Transferred Company and their respective Subsidiaries under this Agreement, the Separation Agreement, the Tax Matters Agreement and the Transferred Contracts; minus (ii) the aggregate amount of Cash of the Transferred Company and its Subsidiaries; plus (iii) the amounts set forth on Section 2.04(i) of the Disclosure Letter, in the case of (i), (ii) and (iii), calculated on a consolidated basis in accordance with the Accounting Principles; provided that, for purposes of calculating Net Debt, the obligation to make STO Deferred Purchase Price Payments shall be deemed to be equal to $97,000,000 less any STO Deferred Purchase Price Payments that are made prior to 12:01 a.m., New York City time, on the Closing Date.

“Target Amount” means $800,000,000.

SECTION 2.05. Withholding Taxes.  If Buyer is required by any applicable Law to deduct or withhold any Tax from any amount otherwise payable pursuant to this Agreement, Buyer shall make such deduction or withholding, pay such Tax to the applicable Governmental Entity in accordance with applicable Law and promptly provide to Seller an official receipt or other evidence of such payment.  To the extent that amounts are so withheld and paid over to or deposited with the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding been made. Notwithstanding the foregoing, neither party is aware of any amounts that are required to be deducted or withheld as of the date hereof.

SECTION 2.06. Closing Deliveries by Seller.  At the Closing, Seller will deliver or cause to be delivered to Buyer (unless delivered previously), the following:

(i) the officer’s certificate referred to in Section 5.02(d) hereof;

(ii) duly executed counterparts of each of the Ancillary Agreements to which Seller or any of its Subsidiaries are party as contemplated by Section 7.04;

(iii) assignments of the Transferred Equity Interests executed by the Selling Subsidiary, in form and substance reasonably satisfactory to Buyer;

(iv) unless otherwise requested by Buyer, resignation letters from the directors and officers of the Transferred Company and its Subsidiaries, in form and substance reasonably satisfactory to Buyer;

(v) a duly executed certificate described in U.S. Treasury Regulation Section 1.1445-2(b)(2), certifying that the Selling Subsidiary’s nearest regarded parent is not a foreign person for purposes of Section 1445 of the Code;

(vi) a duly executed Internal Revenue Service Form W-9 from the Selling Subsidiary’s nearest regarded parent;

(vii) evidence, in form and substance reasonably satisfactory to Buyer of the settlement or elimination of all intercompany accounts, and the termination of all Affiliate Contracts in accordance with Section 6.06; and

(viii) evidence, in form and substance reasonably satisfactory to Buyer, of the LLC Conversions in accordance with Section 6.12.

SECTION 2.07. Closing Deliveries by Buyer.  At the Closing, Buyer will deliver or cause to be delivered to Seller (unless previously delivered), the following:

(i) the Closing Date Amount in accordance with Section 2.03(b);

(ii) the officer’s certificate referred to in Section 5.03(c) hereof; and

(iii) duly executed counterparts of each of the Ancillary Agreements to which Buyer or any of its Affiliates is party as contemplated by Section 7.04.

ARTICLE III

Representations and Warranties of Seller

Except as set forth in the Disclosure Letter (it being agreed that any matter disclosed in any Section of the Disclosure Letter shall be deemed to have been disclosed with respect to any other Section to the extent its relevance to such Section is reasonably apparent on the face of such disclosure), Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

SECTION 3.01. Organization and Good Standing; Capitalization.  (a) Seller and the Selling Subsidiary are duly organized, validly existing and in good standing (where such concept is recognized in the relevant jurisdiction) under the Laws of its jurisdiction of incorporation or formation. Except as would not have a material adverse effect on the ability of Seller and the Selling Subsidiary to perform their obligations under this Agreement or the other Transaction Documents or a material adverse effect on the ability of Seller and the Selling Subsidiary to consummate the transactions contemplated by the Transaction Documents, Seller and the Selling Subsidiary have all requisite power and authority to own or lease and operate its respective properties and to carry on its businesses as now being operated and conducted. The Transferred Company and each Subsidiary of the Transferred Company is a legal entity duly organized, validly existing and in good standing (where such concept is recognized in the relevant jurisdiction) under the Laws of its jurisdiction of incorporation or formation, and has all requisite power and authority to own or lease and operate its respective properties and to carry on the Business as now being operated and conducted. The Transferred Company and each of its Subsidiaries is duly qualified and licensed to do business in each jurisdiction in which its ownership of property or its conduct of the Business requires it, except for any failures to be so qualified or licensed that would not have a Material Adverse Effect.

(b) True and complete copies of the articles of incorporation and by-laws (or other similar organizational documents) of the Transferred Company and each of its Subsidiaries, as amended as of the date hereof, have been made available to Buyer prior to the date hereof, and all such documents are in full force and effect.

(c) Section 3.01(c) of the Disclosure Letter sets forth, as of the date hereof, a true and complete list of the authorized capitalization of the Transferred Company, the number of issued and outstanding limited liability company interests or other equity interests in the Transferred Company and the record and beneficial owners thereof. Except as set forth on Section 3.01(c) of the Disclosure Letter, there are not issued, reserved for issuance or outstanding any limited liability company interests or other equity interests in the Transferred Company, or any security convertible or exercisable or exchangeable therefor. There are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other Contracts pursuant to which the Transferred Company is or may become obligated to issue, sell, purchase, return or redeem, or any stock appreciation, phantom stock, restricted share, restricted stock unit, performance unit, contingent value, profit participation or similar rights with respect to, any limited liability company interests or other securities or other equity interests of the Transferred Company, or any security convertible or exercisable or exchangeable therefor, and no equity securities or other equity interests of the Transferred Company are reserved for issuance for any purpose. There is not, and immediately after the Closing there will not be, any Contract, right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or equityholders agreement, to which the Transferred Company is a party (or, to the knowledge of Seller, to which any other Person is a party), with respect to any limited liability company interests or other securities or other equity interests of the Transferred Company, or any security convertible or exercisable or exchangeable therefor.

(d) Section 3.01(d) of the Disclosure Letter sets forth, as of the date hereof, a true and complete list of the authorized capitalization of each Subsidiary of the Transferred Company, the number of issued and outstanding shares of each class of capital stock or other equity interests in each such Subsidiary and the record and beneficial owners thereof. Except as set forth on Section 3.01(d) of the Disclosure Letter, there are not issued, reserved for issuance or outstanding any shares of capital stock or other equity interests in any Subsidiary of the Transferred Company, or any security convertible or exercisable or exchangeable therefor.  Other than as set forth on Section 3.01(d) of the Disclosure Letter, there are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other Contracts pursuant to which any Subsidiaries of the Transferred Company are or may become obligated to issue, sell, purchase, return or redeem, or any stock appreciation, phantom stock, restricted share, restricted stock unit or similar rights with respect to, any shares of capital stock or other securities or other equity interests of such Subsidiary, or any security convertible or exercisable or exchangeable therefor, and no equity securities or other equity interests of the Subsidiaries of the Transferred Company are reserved for issuance for any purpose. Other than as set forth on Section 3.01(d) of the Disclosure Letter,  there are no outstanding  performance unit, contingent value, profit participation or similar rights with respect to any shares of capital stock or other securities or other equity interests of such Subsidiary, or any security convertible or exercisable or exchangeable therefor.  Except as set forth on Section 3.01(d) of the Disclosure Letter, there is not, and immediately after the Closing there will not be, any Contract, right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or equityholders agreement, to which any Subsidiary of the Transferred Company is a party (or, to the knowledge of Seller, to which any other Person is a party), with respect to any shares of capital stock or other securities or other equity interests of any Subsidiary of the Transferred Company any security convertible or exercisable or exchangeable therefor.

(e) Except as set forth in Section 3.01(d) or Section 3.01(e) of the Disclosure Letter, the Transferred Company does not own, directly or indirectly, any equity interests, shares of capital stock or other securities in any other Person.

(f) None of the Persons set forth in Section 3.01(f) of the Disclosure Letter

(the “Non-RSN Entities”) engages in any activities or operations, or owns any assets, in each case, related to the Business.

SECTION 3.02. Authority.  Seller and the Selling Subsidiary have all requisite power and authority to execute and deliver this Agreement and to carry out, or cause to be carried out, the transactions contemplated hereby. Seller and the Selling Subsidiary have, or will have at the Closing, all requisite power and authority to execute and deliver each Transaction Document (other than this Agreement) to which it is or will be a party and to carry out, or cause to be carried out, the transactions contemplated by each of the Transaction Documents (other than this Agreement) to which it is or will be a party. This Agreement has been duly authorized by all necessary action on the part of Seller and the Selling Subsidiary and has been duly executed and delivered by Seller and the Selling Subsidiary and, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes a valid and legally binding obligation of Seller and the Selling Subsidiary in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies. Each of the Transaction Documents (other than this Agreement) has been, or will be at the Closing, duly authorized by all necessary action on the part of Seller and the Selling Subsidiary that is contemplated to be a party thereto and has been, or will be at the Closing, duly executed and delivered by Seller or the Selling Subsidiary and, assuming the due authorization, execution and delivery of such Transaction Document by the Buyer or its Affiliate, constitutes or will constitute a valid and legally binding obligation of Seller or the Selling Subsidiary in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (ii) the availability of injunctive relief and other equitable remedies.

SECTION 3.03. Title to Transferred Equity Interests.  The Selling Subsidiary is the sole record holder and the beneficial owner of all of the Transferred Equity Interests and has good and valid title to the Transferred Equity Interests, free and clear of any Liens, other than any Lien arising out of, under or in connection with any applicable securities Laws. The Transferred Equity Interests are (to the extent applicable) duly authorized, validly issued, fully paid and nonassessable.  The Transferred Equity Interests, when delivered to Buyer pursuant to this Agreement at the Closing, will convey to Buyer good and valid title thereto, free and clear of any Liens, other than (i) any Lien arising out of, under or in connection with any applicable securities Laws or (ii) any Lien created by or through, or resulting from any facts or circumstances relating to, Buyer or its Affiliates. The Transferred Company has good and valid title to the issued and outstanding equity interests of each of its Subsidiaries, free and clear of all Liens other than any Lien arising out of, under or in connection with (i) any applicable securities Laws or (ii) the organizational documents of such Subsidiaries, and is the record and beneficial owner thereof. Except as set forth on Section 3.03 of the Disclosure Letter, neither the Transferred Equity Interests nor any of the equity interests of the Transferred Company’s Subsidiaries (i) are subject to, or were issued in violation of, any purchase option, call option, preemptive right, right of first refusal, or any similar rights pursuant to an agreement to which the Transferred Company or any of its Subsidiaries (or, to the

knowledge of Seller, any other Person) is a party or (ii) were issued in violation of applicable Law.

SECTION 3.04. Real Property.  (a) Neither the Transferred Company nor any Subsidiary of the Transferred Company owns, or has ever owned, any real property.  Section 3.04(a) of the Disclosure Letter sets forth a true and correct list of all leases, subleases, licenses or written agreements, including any amendments related thereto (the “Real Property Leases”), under which the Transferred Company or any Subsidiary of the Transferred Company has the right to use or occupy any real property (the “Leased Real Property”). A true and correct copy of each Real Property Lease in respect of the Leased Real Property has been made available to Buyer. The Transferred Company or one of its Subsidiaries have good and valid title to the leasehold estate under each such Real Property Lease, free and clear of all Liens other than Permitted Liens.

(b) Except as set forth in Section 3.04(b) of the Disclosure Letter and except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) there are no pending or, to the knowledge of Seller, threatened condemnation or eminent domain proceedings affecting any Leased Real Property which, if adversely decided, would interfere with its present use in the Business and (ii) none of Seller, the Selling Subsidiary, the Transferred Company or any of their respective Subsidiaries has subleased, licensed or otherwise granted any third party the right to occupy any Leased Real Property.

SECTION 3.05. Financial Statements; No Undisclosed Liabilities.  (a) Section 3.05 of the Disclosure Letter sets forth true and complete copies of the following financial statements: (i) the audited combined balance sheets of the Regional Sports Networks and Related Businesses (such entities and businesses, collectively, the “Audited Entities”) as of June 30, 2018 (the “2018 Balance Sheet”) and June 30, 2017, and audited combined statements of income and comprehensive income, combined statements of equity and combined statements of cash flows of the Audited Entities for the fiscal years ended June 30, 2018, 2017 and 2016, together with the notes thereto (collectively, the “Audited Financial Statements”), (ii) the unaudited combined balance sheet of the Audited Entities as of December 31, 2018 (the “Unaudited Balance Sheet”) and the unaudited combined statements of income and comprehensive income and unaudited combined statements of equity and unaudited combined statements of cash flows of the Audited Entities for the six-month periods ended December 31, 2018 and 2017 (the “Unaudited Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”) and (iii) an unaudited pro forma combined balance sheet of the Audited Entities (excluding YES Network Holding Company, LLC) as of December 31, 2018 (the “Pro Forma Balance Sheet”) and the unaudited pro forma combined statements of income and comprehensive income of the Audited Entities (excluding YES Network Holding Company, LLC) for the six-month periods ended December 31, 2018 and 2017 and the fiscal year ended June 30, 2018 (collectively, the “Pro Forma Financial Statements”). The Financial Statements (A) present fairly, in all material respects, the collective financial position and results of operations of the Audited Entities as of the dates thereof, and the periods referred to therein subject, in the case of the Unaudited Financial Statements, to the absence of footnote disclosure and to normal, recurring end-of-year adjustments, none of which are reasonably expected to be material in amount or significance individually or in the aggregate, and (B) have been prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby. The Pro Forma Financial Statements have been prepared in good faith based upon assumptions believed to have been reasonable when made and on a basis consistent with the Business’ historical financial statements (except for the pro forma adjustments specified therein), and present fairly in all material respects on a pro forma basis the collective financial position and results of operations of the Audited Entities (excluding YES Network Holding Company, LLC) as of the dates thereof.

(b) There are no Liabilities of the Transferred Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except for Liabilities (i) expressly disclosed, set forth or expressly reserved against on the face of the Pro Forma Balance Sheet or expressly described in the notes thereto, (ii) incurred in the ordinary course of business since the date of the Pro Forma Balance Sheet or (iii) that would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Except as set forth on Section 3.05(c) of the Disclosure Letter, neither the Transferred Company nor any of its Subsidiaries has any (i) outstanding Indebtedness or (ii) Liens (other than Permitted Liens) on any of its material properties or assets.

(d) Neither the Transferred Company nor any of its Subsidiaries are party to, or have any obligations or liabilities in respect of, (i) any earn-outs or similar arrangements or (ii) any interest rate protection agreements, interest rate swap agreements, foreign currency exchange agreements, or other interest or exchange rate hedging agreements or arrangements.

SECTION 3.06. Consents and Approvals; Absence of Violation or Conflicts.  Neither the execution and delivery of this Agreement or any of the other Transaction Documents by Seller and the Selling Subsidiary, nor the consummation by Seller and the Selling Subsidiary of the Transactions nor compliance by Seller and the Selling Subsidiary with any of the provisions hereof or thereof shall:  (a) conflict with or result in any breach of any provisions of the respective certificate of incorporation, by-laws or similar organizational documents of Seller, the Selling Subsidiary or the Transferred Company or any of their respective Subsidiaries; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) those required to be obtained under the DOJ Action, (ii) as may be required with or to the Federal Communications Commission (the “FCC”) under the Communications Act of 1934, as amended (the “Communications Act”), and the applicable rules and regulations promulgated thereunder (together with the Communications Act, the “Communications Laws”), (iii) any consent, approval, authorization or permit required to be obtained by Buyer or filing or notification required to be made by Buyer in order to take title to the Transferred Equity Interests or otherwise operate the Business, which consent, approval, authorization or permit is customary in transactions of the type contemplated hereby, (iv) any consent, approval, authorization or permit required to be obtained solely by reason of Buyer’s (as opposed to any third party’s) participation in the Transactions and (v) where the failure to obtain any such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a Material Adverse Effect; (c) assuming compliance with the matters referred to in clause (b) of this Section 3.06, violate any Law or Judgment applicable to Seller, the Selling Subsidiary or the Transferred Company or any of their respective Subsidiaries, except such violations that would not, individually or in the aggregate, have a Material Adverse Effect; or (d) result in (i) a violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a benefit under, any Transferred Contract or any Contract to which Seller, the Selling Subsidiary, the Transferred Company or any of their respective Subsidiaries is a party or by which any of their respective properties is bound, or (ii) the creation or imposition of any Lien (other than a Permitted Lien) upon any of the equity interests (including the Transferred Equity Interests) or assets of the Transferred Company or any of its Subsidiaries, except for any such violation, default, right, loss or Lien that would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.07. Compliance with Laws; Licenses and Permits.  (a) None of the Transferred Company, its Subsidiaries or the Business is, or has been in the past three (3) years, in violation of any applicable Law or Judgment, except such violations that would not, individually or in the aggregate, have a Material Adverse Effect. The Transferred Company and its Subsidiaries have all permits, approvals, registrations, licenses, grants, authorizations, exemptions, orders and consents (collectively, “Licenses”) necessary for the conduct of the Business as it is now being conducted, each of which is valid and in full force and effect, in each case except for instances where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect. Except for the DOJ Action, no order, writ, judgment, injunction, decree, stipulation, ruling, determination, or award entered by or with any Governmental Entity has been issued that is applicable to, or otherwise affects, any of the Transferred Company, its Subsidiaries or the Business, except as would not, individually or in the aggregate, have a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Transferred Company, its Subsidiaries or the Business is pending or, to the knowledge of Seller, threatened nor has any Governmental Entity indicated an intention in writing to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Section 3.07(b) of the Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of each License that is issued or granted by the FCC to the Transferred Company or any of its Subsidiaries (each, an “FCC License”) or issued to Fox or any of its Subsidiaries (other than the Transferred Company or any of its Subsidiaries) and is material to the conduct of the Business as it is currently conducted. A true and complete copy of each FCC License has been made available to Buyer prior to the date hereof, and each FCC License is in full force and effect. There is not pending or, to the knowledge of Seller, threatened before the FCC, any Proceeding (i) against the Transferred Company or any of its Subsidiaries or relating to the Business, (ii) relating to any of the FCC Licenses, including any such Proceeding reasonably likely to result in the revocation, suspension, cancellation, rescission or modification of any FCC License or other impairment in any material respect of the operation of the Business as it is currently conducted, except (x) proceedings to amend the Communications Laws not directed at the Transferred Company or its Subsidiaries or (y) proceedings of general applicability to the broadcasting or audio-visual media services industries or (iii) that would, individually or in the aggregate, have a Material Adverse Effect. Except for restrictions or conditions that appear on the face of the FCC Licenses, and except for restrictions or conditions that pertain to the FCC Licenses under generally applicable rules of the FCC, no FCC License held by the Transferred Company or any of its Subsidiaries is subject to any restriction or condition which would limit the operation of the Business as it is currently conducted, except for restrictions or conditions that would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Transferred Company and its Subsidiaries and their respective officers, directors, employees and, to the knowledge of Seller, agents are, and have been for the past five (5) years, in compliance with (A) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and (B) the provisions of applicable anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Transferred Company and its Subsidiaries operate or have operated (“Anti-Bribery Laws”). Except as would not, individually or in the aggregate, have a Material Adverse Effect, in the past five (5) years, the Transferred Company, its Subsidiaries and their respective officers, directors, employees and, to the knowledge of Seller, agents, have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Governmental Entity or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage, in each case, in violation of any of the FCPA or any Anti-Bribery Laws.

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Transferred Company and its Subsidiaries have instituted and maintained policies and procedures reasonably designed to ensure compliance with the FCPA and other Anti-Bribery Laws in each jurisdiction in which the Transferred Company and its Subsidiaries operate or have operated.

(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Transferred Company nor any of its Subsidiaries are subject, or have been subject in the past five (5) years, to any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Transferred Company or any of its Subsidiaries or the Business relating to the FCPA or Anti-Bribery Laws.

SECTION 3.08. Material Contracts.  (a) Section 3.08(a) of the Disclosure Letter sets forth a true and complete list, as of the date hereof, of all of the following

Contracts (excluding any side letters, amendments or addenda thereto that are not material) to which the Transferred Company or any of its Subsidiaries are a party or by which any of their respective properties is bound or which constitutes a Transferred Contract:

(i) Contracts (A) with respect to the issuance, sale, repurchase or redemption of any equity interests of the Transferred Company or any of its Subsidiaries; or (B) containing a put, call or similar right pursuant to which the Transferred Company or any of its Subsidiaries may be required to purchase or sell, as applicable, any equity interests or assets of any Person;

(ii) Contracts relating to the acquisition or disposition of any capital stock or other equity interests, or any assets, business or product line of any Person (each, an “Acquisition Agreement”), in each case for aggregate consideration in excess of $5,000,000 pursuant to which the Transferred Company or any of its Subsidiaries has or, after the assumption of any Transferred Contract, Buyer or any of its Subsidiaries will have, any material actual or contingent liabilities or obligations;

(iii) Contracts relating to the formation, creation, governance or control of the Transferred Company or its Subsidiaries or the Business or any joint venture, partnership or other similar arrangement to which the Transferred Company or any of its Subsidiaries is, or after the assumption of any Transferred Contract, Buyer or any of its Subsidiaries will be, a party;

(iv) Contracts (A) materially limiting or purporting to materially limit the ability of the Transferred Company, any of its Subsidiaries, the Business or any of their respective Affiliates or, after the assumption of any Transferred Contract, Buyer or any of its Subsidiaries, to engage or compete in any line of business, acquire any entity or compete with any Person or in any geographic area or during any period of time; (B) which grant “most favored nation” protections (other than such protections that benefit the Transferred Company or any of its Subsidiaries); or (C) which require the Transferred Company or any of its Subsidiaries or, after the assumption of any Transferred Contract, Buyer or any of its Subsidiaries, to deal exclusively with any Person;

(v) (A) Real Property Leases under which fixed rental payments are in excess of $5,000,000 per annum; and (B) Contracts under which the Transferred Company or any of its Subsidiaries leases, or after the assumption of any Transferred Contract, Buyer or any of its Subsidiaries will lease, personal property under which rental payments are in excess of $5,000,000 per annum;

(vi) (A) Contracts under which any Person (other than the Transferred Company or its Subsidiaries) has directly or indirectly guaranteed any liabilities or obligations of the Transferred Company or any of its Subsidiaries or, after the assumption of any Transferred Contract, Buyer or any of its Subsidiaries, (B) Contracts under which the Transferred Company or one of its Subsidiaries has guaranteed or, after the assumption of any Transferred Contract, Buyer or any of its Subsidiaries will guarantee, any liabilities or obligations of any other Person (other than the Transferred Company or its Subsidiaries), or (C) any indenture, trust agreement, loan agreement, note or other Contract involving or evidencing Indebtedness, or that relates to the mortgaging, pledging or otherwise places a Lien on, any material assets of the Transferred Company or any of its Subsidiaries or, after the assumption of any Transferred Contract, Buyer or any of its Subsidiaries;

(vii) (A) Contracts with any Team Partner or Top Distributor involving payments in excess of $5,000,000 per annum and (B) any Contract with Major League Baseball, the National Basketball Association or the National Hockey League;

(viii) any material Affiliate Contracts;

(ix) Contracts involving the resolution or settlement of any actual or threatened Proceeding involving the Transferred Company, any of its Subsidiaries or the Business or, after the assumption of any Transferred Contract, Buyer or any of its Subsidiaries, involving outstanding payments in excess of $5,000,000 per annum or any material ongoing obligations; and

(x) any Contract (except any Licensed IP Contracts entered into and made available to Buyer prior to the date hereof) not otherwise listed above which would reasonably be expected to require payments by, or result in receipts by, the Transferred Company or any of its Subsidiaries or, after the assumption of any Transferred Contract, Buyer or any of its Subsidiaries, to or from any third party in excess of $5,000,000 per annum and which is not terminable by the Transferred Company, Buyer or any of their respective Subsidiaries (as applicable) on notice of 90 days or less without a premium or penalty.

(b) Each Contract listed or required to be listed on Section 3.08(a) of the Disclosure Letter, together with each Contract described in this Section 3.08(b) to which the Transferred Company or any of its Subsidiaries are a party or by which any of their respective properties is bound or which constitutes a Transferred Contract, is referred to herein as a “Material Contract”:

(i) each Acquisition Agreement (A) entered into at any time in the past two (2) years or (B) pursuant to which the Transferred Company or any of its Subsidiaries has or, after the assumption of any Transferred Contract, Buyer or any of its Subsidiaries will have, any actual or contingent liabilities or obligations in excess of $2,000,000, in each case, which is not listed or required to be listed on Section 3.08(a) of the Disclosure Letter;

(ii) (A) Real Property Leases under which fixed rental payments are in excess of $2,000,000 per annum; and (B) Contracts under which the Transferred Company or any of its Subsidiaries leases, or after the assumption of any

Transferred Contract, Buyer or any of its Subsidiaries will lease, personal property under which rental payments are in excess of $2,000,000 per annum;

(iii) Contracts with any Team Partner or Top Distributor, involving payments in excess of $2,000,000 per annum;

(iv) Contracts involving the resolution or settlement of any actual or threatened Proceeding involving the Transferred Company, any of its Subsidiaries or the Business or, after the assumption of any Transferred Contract, Buyer or any of its Subsidiaries, involving outstanding payments in excess of $2,000,000 per annum or any material ongoing obligations; and

(v) any Contract not otherwise listed above which would reasonably be expected to require payments by, or result in receipts by, the Transferred Company or any of its Subsidiaries or, after the assumption of any Transferred Contract, Buyer or any of its Subsidiaries, to or from any third party in excess of $2,000,000 per annum and which is not terminable by the Transferred Company, Buyer or any of their respective Subsidiaries (as applicable) on notice of 90 days or less without a premium or penalty.

(c) A true and complete copy of each Material Contract (excluding any side letters, amendments or addenda thereto that are not material) has been made available to Buyer. Subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, each Material Contract (and each Contract entered into after the date hereof that would have been a Material Contract if entered into prior to the date hereof (each, an “Additional Material Contract”)) is (or, if entered into after the date hereof, will be) valid, binding and in full force and effect with respect to the Transferred Company or its Subsidiary party thereto (or, in the case of Transferred Contracts, Seller or its Subsidiary party thereto) and, to the knowledge of Seller, the other party thereto. None of the Transferred Company or its Subsidiaries (or, in the case of Transferred Contracts, Seller or its Subsidiary party thereto) is in material default under any Material Contract or Additional Material Contract. Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of Seller, none of the other parties to any Material Contract or Additional Material Contract is in default thereunder. Except as would not, individually or in the aggregate, have a Material Adverse Effect, none of Seller, the Transferred Company nor any of their respective Subsidiaries has received written notice (i) alleging a breach of, or default under, any Material Contract or Additional Material Contract or (ii) of a party’s intention to cancel or otherwise terminate or not renew any Material Contract or Additional Material Contract, and no event has occurred and no circumstances exist that, with or without the lapse of time or the giving of notice or both, would reasonably be expected to result in or permit any such breach, default, cancellation, termination or non-renewal.

(d) Section 3.08(d) of the Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all of the Shared Contracts.

SECTION 3.09. Intellectual Property Rights.  (a) Section 3.09(a) of the Disclosure Letter sets forth a true and complete list, as of the date hereof, of all material IP Rights owned by the Transferred Company and its Subsidiaries that constitute patents, patent applications, trademark registrations or applications, copyright registrations or applications or domain names.

(b) Except for non-exclusive licenses granted by or to third parties in the ordinary course of business or as otherwise contemplated by this Agreement, and except for “shrink wrap”, “commercially available off the shelf software package” or “click through” licenses, Section 3.09(b) of the Disclosure Letter, as of the date hereof, sets forth a true and complete list of all of the Contracts (i) pursuant to which the Transferred Company and its Subsidiaries (or, in the case of Transferred Contracts, Seller or its Subsidiary party thereto) obtain the right to use third party IP Rights that are material to the conduct of the Business or (ii) by which the Transferred Company and its Subsidiaries (or, in the case of Transferred Contracts, Seller or its Subsidiary party thereto) have licensed or otherwise authorized a third party to use any IP Rights included on Section 3.09(a) of the Disclosure Letter (collectively, the “Licensed IP Contracts”). Subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, each Licensed IP Contract is valid, binding and in full force and effect with respect to the Transferred Company or its Subsidiary party thereto (or, in the case of Transferred Contracts, Seller or its Subsidiary party thereto) and, to the knowledge of Seller, the other party thereto. Except as would not, individually or in the aggregate, have a Material Adverse Effect, none of the Transferred Company or its Subsidiaries (or, in the case of Transferred Contracts, Seller or its Subsidiary party thereto) is in default under any Licensed IP Contract and to the knowledge of Seller, none of the other parties to any Licensed IP Contract is in default thereunder.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, none of Seller, the Transferred Company nor any of their respective Subsidiaries has received written notice (i) alleging a breach of, or default under, any Licensed IP Contract or (ii) of a party’s intention to cancel or otherwise terminate or not renew any Licensed IP Contract.

(c) Seller, the Transferred Company and their respective Subsidiaries have taken commercially reasonable measures to protect the confidentiality of trade secrets of the Business.

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, there are no adverse third party Proceedings pending or, to the knowledge of Seller, threatened against Seller, the Transferred Company or any of their respective Subsidiaries, in each case alleging that the operation or conduct of the Business constitutes an infringement of the IP Rights of such Person.

(e) There are no, and there have not been in the past three (3) years, Proceedings pending or, to the knowledge of Seller, threatened by Seller or any of its Subsidiaries, including the Transferred Company and its Subsidiaries, against any Person, nor have Seller or any of its Subsidiaries (including the Transferred Company and its Subsidiaries) sent any written notice to any Person, regarding any actual or potential infringement, dilution, misappropriation or other unauthorized use of the IP Rights owned by the Transferred Company and its Subsidiaries, in each case other than as would not, individually or in the aggregate, have a Material Adverse Effect.

(f) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the IT Assets used in the Business operate and perform in all respects as required to permit the Transferred Company and its Subsidiaries to conduct the Business as currently conducted.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, in the past three (3) years, no Person has gained unauthorized access to the IT Assets of the Transferred Company or any of its Subsidiaries and there have been no failures, crashes, security breaches or other adverse events affecting the IT Assets which has caused disruption to the Business. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Transferred Company and its Subsidiaries provide for the back-up and recovery of data and have implemented disaster recovery plans, procedures and facilities and, as applicable, have taken all steps to implement such plans and procedures. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Transferred Company and its Subsidiaries have taken commercially reasonable actions to protect the integrity and security of the IT Assets and the information stored therein from unauthorized use, access, or modification by third parties.

SECTION 3.10. Legal Proceedings, etc. Other than the DOJ Action and except as would not, individually or in the aggregate, have a Material Adverse Effect, there are no, and there have not been in the past three (3) years, any Proceedings pending or, to the knowledge of Seller, threatened against Seller or any of its Subsidiaries (including the Transferred Company and its Subsidiaries) relating to the Business or the Transferred Company and its Subsidiaries, nor is there, nor has there been in the past three (3) years, any Judgment outstanding against Seller or any of its Subsidiaries (including the Transferred Company and its Subsidiaries) or to which any of their respective properties is subject relating to or otherwise affecting the Business or the Transferred Company and its Subsidiaries.

SECTION 3.11. Labor and Employee Matters.

(a) Seller has made available to Buyer, no later than one (1) business day prior to the date hereof, a complete and correct list of all Employees of the Business, as well as separately listing (i) each consultant or independent contractor, in each case, who is a natural person performing or providing substantial and material services to the Business as of the date hereof (each, a “Business Consultant”), and (ii) each Employee of the Business who is covered by any union, collective bargaining or similar agreement or arrangement. Seller has made available accurate and complete information concerning the respective salaries, wages, bonuses and other compensation and benefits paid or payable by Fox or any of its Subsidiaries during 2018, as well as dates of employment (including any information needed to reflect service credit for employment with predecessor entities for benefits purposes), accrued vacation (if any), immigration status, whether on a leave of absence and, if so, expected date of return and base salary or wage rates and target bonus opportunities for 2019, in each case, for each Employee of the Business, and the consulting fee for each Business Consultant.

(b)  Except as would not, individually or in the aggregate, have a Material Adverse Effect, there has not been, and there is not presently pending or existing or, to the knowledge of Seller, threatened: (i) any strikes, slowdown, work stoppages, requests for representation, pickets, walkouts or organized labor grievance process that involve the labor or employment relations of the Transferred Company or any of its Subsidiaries with any Employee of the Business or (ii) any Proceeding asserting that the Transferred Company or any of its Subsidiaries has committed any unfair labor practice or is seeking to compel the Transferred Company or any of its Subsidiaries to bargain with any labor union or labor organization.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each of the Transferred Company and its Subsidiaries is in compliance with all applicable Laws pertaining to employment, employment practices and the employment of labor, including, without limitation, all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction, harassment, consultation or information, wages, hours, safety and health and workers’ compensation.

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all individuals who perform services for the Transferred Company or any of its Subsidiaries or otherwise for the Business have been properly classified for purposes of, and have not been improperly excluded from, the Business Employee Benefit Plans and for purposes of employment Taxes, and none of the Transferred Company or any of its Subsidiaries have any liability for the misclassification of any such individual as exempt or non-exempt, or an independent contractor, temporary employee, leased employee, or any other service provider compensated other than through reportable wages (as an employee) paid by the Transferred Company or one of its Subsidiaries.  Except as set forth in Section 3.11(d) of the Disclosure Letter, neither the Transferred Company nor any of its Subsidiaries has, nor are any of the Employees of the Business considered, leased employees within the meaning of Section 414(n) of the Code.

SECTION 3.12. Employee Plans.  (a) Section 3.12(a) of the Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each material Business Employee Benefit Plan in which any Employee of the Business or Business Consultant is entitled to participate or to which he or she is a party (the “Listed Plans”), specifically identifying each such Listed Plan that is an Assumed Benefit Plan.  None of the Listed Plans is established or maintained outside of the U.S. or for the benefit of any employees, independent contractors, or other service providers of the Transferred Company or any of its Subsidiaries who reside or work outside of the U.S. Seller shall provide to Buyer an updated and complete list of Assumed Benefit Plans set forth on Section 3.12(a) of the Disclosure Letter no later than five (5) business days prior to the Closing Date.

(b) With respect to each Listed Plan, true and complete copies of all plan documents (including all amendments and modifications thereof) or a summary of material terms thereof have been made available to Buyer as of the date of this Agreement and with respect to each Assumed Benefit Plan, Seller has made available to Buyer prior to the date hereof true and complete copies (to the extent applicable) of (i) the most recent determination or opinion letter received from the IRS regarding each Assumed Benefit Plan intended to be tax qualified under Section 401(a) of the Code, and any pending requests for such letter, (ii) the most recent annual report (Form 5500 series and all schedules and financial statements attached thereto), (iii) the most recent audited financial statements and actuarial or other valuation reports prepared therefor, and (iv) all material correspondence and documentation related to, and all non-routine filings made, with any Governmental Entity within the past three (3) years.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Assumed Benefit Plan (and each related trust, insurance contract or fund) has been maintained, contributed to, funded, operated and administered in accordance with the terms of such Assumed Benefit Plan and in accordance with applicable Law.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of Seller, threatened with respect to any Assumed Benefit Plan or the assets of any fiduciary thereof (in such Person’s capacity as a fiduciary of such Assumed Benefit Plan). No “Prohibited Transaction” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, as applicable, has occurred with respect to any Assumed Benefit Plan. Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Assumed Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(d) The Internal Revenue Service has issued a favorable determination letter, or for a prototype plan, opinion letter, with respect to each Business Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code and the related trust that has not been revoked, and, to the knowledge of Seller, there are no existing circumstances or events that have occurred since the date of such letter from the Internal Revenue Service that could reasonably be expected to adversely affect the qualified status of any such plan or the exempt status of any related trust.

(e) None of the execution and delivery of this Agreement or the consummation of the Transactions (either alone or in conjunction with any other event) will (i) entitle any Employee of the Business to any material compensation or benefit, (ii) accelerate the time of payment, vesting or funding of any material compensation or benefit or trigger any other material obligation under any Assumed Benefit Plan or (iii) result in the breach or violation of or default under, or limit Buyer’s right to amend, modify or terminate, any Assumed Benefit Plan.

(f) None of the execution and delivery of this Agreement or the consummation of the Transactions (either alone or in conjunction with any other event) will constitute an event that will or may result in the payment of any amount that may be deemed an “excess parachute payment” under Section 280G of the Code.  There is no Contract to which the Transferred Company or any of its Subsidiaries is a party or by which any of them is bound to compensate any current or former employee for excise Taxes paid pursuant to Section 4999 of the Code or Section 409A of the Code.

SECTION 3.13. Environmental Matters.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) the Transferred Company and its Subsidiaries are and, for the past three (3) years have been, in compliance with Environmental Laws; (b) neither Seller, the Transferred Company nor any of their respective Subsidiaries has received any written communication from any Person alleging that the Transferred Company or any of its Subsidiaries is in material violation of or has any material liability arising under any Environmental Law, except to the extent the substance of any such communication has been resolved; (c) the Transferred Company and its Subsidiaries have obtained all approvals and permits required under Environmental Laws to conduct the Business as currently conducted (“Environmental Permits”); (d) the Transferred Company and its Subsidiaries are in compliance with all terms and conditions of such Environmental Permits; (e) none of the Transferred Company or its Subsidiaries is subject to any pending or, to the knowledge of Seller threatened, Environmental Claim against itself or any Person whose liability the Transferred Company and its Subsidiaries have retained or assumed either contractually or by operation of Law; (f) during the period of lease ownership or operation by the Transferred Company or any of its Subsidiaries, there have been no Releases of Hazardous Materials at the Leased Real Properties (including soils, groundwater and surface water) or, to the knowledge of Seller, any properties formerly owned, leased or operated by the Transferred Company or any of its Subsidiaries or any of their respective legal predecessors; and (g) neither the Transferred Company nor any of its Subsidiaries is subject to any outstanding obligations under any Judgments, or has assumed or retained any outstanding obligations or claims under any contractual indemnities or other contractual agreements, concerning liability or obligations under any Environmental Law.

SECTION 3.14. Absence of Certain Developments.  Since June 30, 2018, (a) there has not been any effect, occurrence, circumstance, condition, matter, state of facts, event, development or change that has resulted, individually or in the aggregate, in a Material Adverse Effect, (b) Seller, the Selling Subsidiary, the Transferred Company and their respective Subsidiaries have conducted the Business in the ordinary course of business in all material respects and (c) without limiting the generality of the foregoing, neither the Transferred Company nor any of its Subsidiaries has taken any action or omitted to take any action which, had such action or omission occurred after the date of this Agreement and prior to the Closing, would have required the consent of Buyer pursuant to Section 6.01(c)(i)(B), Section 6.01(c)(v), Section 6.01(c)(vi), Section 6.01(c)(vii), Section 6.01(c)(x), Section 6.01(c)(xii), Section 6.01(c)(xiii) or Section 6.01(c)(xv) or, solely to the extent relating to the foregoing Sections, Section 6.01(c)(xvi).

SECTION 3.15. Sufficiency of Assets; Condition of Assets.  (a) At the Closing, taking into account the Transition Services Agreement, the New Fox-RSN License Agreement and the RemainCo-RSN License Agreement and assuming that (i) all consents set forth in Section 3.06 of the Disclosure Letter have been obtained and (ii) the Transferred Company and its Subsidiary will continue to receive all rights and benefits applicable to the Business under the Shared Contracts, the Transferred Company and its Subsidiaries will own or have the right to use all assets and rights that are used and reasonably necessary to conduct, in all material respects, the Business as it is currently conducted. Other than the Transferred Contracts and the Shared Contracts, neither Seller nor any of its Subsidiaries (other than the Transferred Company and its Subsidiaries) are party to any Contract material to the operation and conduct of the Business. Except as set forth in Section 3.15(a) of the Disclosure Schedule, none of the Non-RSN Entities engages in any activities or operations, or owns any assets, related to the Business.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all of the assets of the Transferred Company and its Subsidiaries are in normal operating condition and repair (ordinary wear and tear excepted), have been maintained in accordance with normal industry practice and are not in need of maintenance or repair, except for ordinary routine maintenance or repairs.

SECTION 3.16. Brokerage Fees.  Except for fees payable to Allen & Co. LLC and J.P. Morgan Securities LLC (which fees are payable by Seller and will not be borne by Buyer, the Transferred Company or any of its Subsidiaries), there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of Seller or any of its Subsidiaries (including the Transferred Company and its Subsidiaries).

SECTION 3.17. Taxes.

Except as set forth in Section 3.17 of the Disclosure Letter and except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) all Tax Returns required to have been filed by or with respect to the Transferred Company and each of its Subsidiaries have been timely filed (taking into account any valid extension of time to file) and such Tax Returns are true, correct and complete;

(b) the Transferred Company and each of its Subsidiaries have (i) paid all Taxes required to be paid by them and (ii) withheld all Taxes required to be withheld by them and timely paid such Taxes to the appropriate Governmental Entity;

(c) (i) the Transferred Company and each of its Subsidiaries is a Disregarded Entity, and (ii) each partnership in which the Transferred Company or any of its Subsidiaries is a partner (as determined for U.S. Federal income tax purposes) has in effect a valid election under Section 754 of the Code, or the

Transferred Company or a Subsidiary thereof has the authority to make such election with respect to the tax year that includes the Closing Date;

(d) neither the Transferred Company nor any of its Subsidiaries has been a member of any affiliated, consolidated, combined or unitary group for U.S. Federal income tax purposes, other than an affiliated, consolidated, combined or unitary group of which Seller, TWDC Enterprises 18 Corp. or Fox was the common parent;

(e) neither the Transferred Company nor any of its Subsidiaries has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state or local Law);

(f) neither the Transferred Company nor any of its Subsidiaries is party to or bound by any Tax sharing or indemnity agreement pursuant to which it will have any obligation to make any payments for Taxes after the Closing Date (other than credit agreements, derivatives, leases, supply agreements, management services agreements or other commercial agreements, each of which was entered into in the ordinary course of business and the principal purpose of which is not to govern the sharing of Taxes);

(g) neither the Transferred Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting (or the use of an incorrect method of accounting) with respect to a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date outside the ordinary course, (iii) prepaid amount received on or prior to the Closing Date outside the ordinary course, (iv) “deferred gain” of the Transferred Company or any of its Subsidiaries with respect to an “intercompany transaction” (effected prior to the Closing Date) described in Section 1502 of the Code in existence on the date hereof, or (v) election under Section 108(i) or Section 965 of the Code filed prior to the Closing Date;

(h) there are no Liens for Taxes upon any assets of the Transferred Company or its Subsidiaries, except for Permitted Liens; and

(i) (i) there are no Proceedings pending or threatened (in writing) with respect to Taxes of the Transferred Company or any of its Subsidiaries, and (ii) there are no claims or assessments (asserted in writing) by any Governmental Entity with respect to Taxes of the Transferred Company or any of its Subsidiaries that have not been fully paid or finally settled.

SECTION 3.18. Insurance. All insurance policies maintained by Seller, the Transferred Company or any of their respective Subsidiaries with respect to the

Business (the “Insurance Policies”), are in full force and effect. All premiums in respect of the Insurance Policies have been timely paid when due. Except as would not, individually or in the aggregate, have a Material Adverse Effect, none of Seller, the Transferred Company nor any of their respective Subsidiaries has received notice of, nor to the knowledge of Seller, is there threatened, any cancellation, termination or reduction of coverage with respect to any Insurance Policy. There are no known and incurred but unreported material claims under any Insurance Policy.

SECTION 3.19. Top Distributors; Team Partners. Section 3.19 of the Disclosure Letter sets forth a true and complete list of the 10 largest multichannel video programming distributors (measured by dollar volume of sales) of the Business during the 12-month periods ending on June 30, 2018, June 30, 2017 and an estimate for the 12-month period ending June 30, 2019 (the “Top Distributors”). In the past three (3) years, except as would not have, individually or in the aggregate, a Material Adverse Effect, none of the Top Distributors has (a) terminated or reduced, or given notice of its intention to terminate or reduce, its business with the Business, or (b) to the knowledge of Seller, threatened to do any of the foregoing. In the past three (3) years, except as would not have, individually or in the aggregate, a Material Adverse Effect, none of the Team Partners has (i) terminated or reduced, or given notice of its intention to terminate or reduce, its business with the Business, or (ii) to the knowledge of Seller, threatened to do any of the foregoing.

ARTICLE IV

Representations and Warranties of Buyer

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

SECTION 4.01. Buyer’s Organization; Power; Execution.  Buyer is a legal entity duly organized, validly existing and in good standing (where such concept is recognized in the relevant jurisdiction) under the Laws of its jurisdiction of incorporation. Buyer has all requisite power and authority to execute and deliver this Agreement and to carry out, or cause to be carried out, the transactions contemplated hereby. Buyer has, or will have at the Closing, all requisite power and authority to execute and deliver each Transaction Document (other than this Agreement) to which it is or will be a party and to carry out, or cause to be carried out, the transactions contemplated by each of the Transaction Documents (other than this Agreement) to which it is or will be a party, including the Financing. This Agreement has been duly authorized by all necessary action on the part of Buyer and has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by Seller and the Selling Subsidiary, constitutes a valid and legally binding obligation of Buyer in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies. Each of the Transaction Documents (other than this Agreement) and the Financing has been duly authorized by all necessary action on the part of Buyer and has been, or will be at the Closing, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of such Transaction Document by each other party thereto, constitutes or will constitute a valid and legally binding obligation of Buyer in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (ii) the availability of injunctive relief and other equitable remedies.

SECTION 4.02. Consents and Approvals; Absence of Violation or Conflicts.  Neither the execution and delivery of this Agreement or any of the other Transaction Documents by Buyer, nor the consummation by Buyer of the Transactions nor compliance by Buyer with any of the provisions hereof or thereof, including the Financing shall:  (i) conflict with or result in any breach of any provisions of the certificate of incorporation, by-laws or similar organizational documents of Buyer or any of its Affiliates; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (a) those required to be obtained under the DOJ Action, (b) as may be required with or to the FCC under the Communications Laws, (c) any consent, approval, authorization or permit required to be obtained by Seller or filing or notification required to be made by Seller in order to transfer title to the Transferred Equity Interests or otherwise operate the Business, which consent, approval, authorization or permit is customary in transactions of the type contemplated hereby, and (d) where the failure to obtain any such consent, approval, authorization or permit, or to make such filing or notification, would not adversely affect, in any material respect, the ability of Buyer to consummate the Transactions; (iii) assuming compliance with the matters referred to in clause (ii) of this Section 4.02, violate any Law or Judgment applicable to Buyer; or (iv) result in a violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a benefit under, any material Contract to which Buyer is a party or by which any of its properties is bound, except, in the case of clauses (iii) and (iv), for any such matter that would not, and would not reasonably be expected to, prohibit or materially delay the consummation by Buyer of the Transactions.

SECTION 4.03. Litigation.  There are no Proceedings pending or, to the knowledge of Buyer, threatened concerning Buyer or any of its Affiliates, nor is there any Judgment outstanding against Buyer or any of its Affiliates or to which any of their respective properties is subject, in each case, which would reasonably be expected to prohibit or materially delay the consummation by Buyer of the Transactions.

SECTION 4.04. Financing.  Buyer has delivered to Seller true and complete copies of the executed (a) (i) debt commitment letter and related Redacted Fee Letter, each dated as of May 3, 2019, between Sinclair Television Group, Inc., and JPMorgan Chase Bank, N.A., Deutsche Bank AG New York Branch, Royal Bank of Canada, and Bank of America, N.A. (together in each case with their designated affiliates) and (ii) debt commitment letter and related Redacted Fee Letter, each dated as of May 3, 2019, between Buyer and JPMorgan Chase Bank, N.A., Deutsche Bank AG New York Branch, Royal Bank of Canada, and Bank of America, N.A. (together in each case with their designated affiliates) (such agreements described in clauses (i) and (ii), collectively, including all exhibits, schedules, annexes and amendments thereto, as may be modified pursuant to Section 6.05, the “Debt Financing Commitments”), pursuant to which the Financing Sources party thereto have agreed, subject to the terms and conditions thereof, to lend the amounts set forth therein (the “Debt Financing”) for the purpose of funding, in part, the Transactions and related fees and expenses and (b) equity commitment letter (and the related Redacted Fee Letter) with the equity financing source identified therein, in each case dated as of May 3, 2019 (such agreements, including all exhibits, schedules, annexes and amendments thereto, as may be modified pursuant to Section 6.05, the “Equity Financing Commitment” and, together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which the Financing Sources party thereto have agreed, subject to the terms and conditions thereof, to invest the amounts set forth therein (the “Equity Financing”, and together with the Debt Financing, the “Financing”) for the purpose of funding, in part, the Transactions and related fees and expenses. As of the date hereof, each of the Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Buyer or Buyer’s Affiliates party thereto, as applicable, and to the Buyer’s knowledge, the other parties thereto, except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (y) the availability of injunctive relief and other equitable remedies. As of the date hereof, the Financing Commitments have not been amended, supplemented or otherwise modified in any respect, no amendment, supplement or modification is contemplated in a manner that could reasonably be expected to affect the satisfaction of the conditions set forth in Article V and the financing commitments thereunder have not been withdrawn, terminated or rescinded in any respect. No event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Buyer or Buyer’s Affiliates party thereto, as applicable, or, to the Buyer’s knowledge, any other parties thereto under any term or condition of the Financing Commitments, and assuming the satisfaction of the conditions precedent to Buyer’s obligations hereunder, Buyer has no reason to believe that it (or its Affiliates party thereto) will be unable to satisfy any term or condition of closing set forth in the Financing Commitments at or prior to Closing, or that any portion of the Financing to be made thereunder will otherwise not be available to Buyer or Buyer’s Affiliates party thereto, as applicable, to consummate the Transactions at the time required pursuant to this Agreement. Buyer has fully paid (or caused to be paid) any and all commitment fees or other fees required by the Financing Commitments to be paid thereunder on or prior to the date of this Agreement. The Financing, when funded in accordance with the Financing Commitments, together with cash on hand or other sources of immediately available funds, will provide Buyer (directly or indirectly through its Affiliates party thereto) with funds sufficient to satisfy all of Buyer’s obligations under this Agreement, including the obligations under Article II, pay any other amounts required to be paid by Buyer in connection with the consummation of the Transactions and pay all related fees and expenses of Buyer. The obligations to make the Financing available to Buyer or Buyer’s Affiliates party thereto, as applicable, pursuant to the terms of the Financing Commitments are not subject to any conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments (including, with respect to the Debt Financing, satisfaction of the Marketing Period and changes effected pursuant to the “market flex” provisions in the applicable Redacted Fee Letter). As of the date of this Agreement, there are no agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) to which Buyer or any of its Affiliates is a party related to the Financing other than as expressly contained in the Financing Commitments and delivered to Seller prior to the date hereof (except for customary engagement letters or non-disclosure agreements which do not impact the availability of the Financing). For the avoidance of doubt, it is not a condition to Closing under this Agreement for Buyer or its Affiliates to obtain the Financing or any alternative financing.

SECTION 4.05. Solvency.  Assuming (i) satisfaction of the conditions to Buyer’s obligation to consummate the Transactions, and after giving effect to the Transactions, the Financing and the payment of the Purchase Price, any repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments and (ii) the accuracy of the representations and warranties of Seller set forth in Article III hereof in all material respects, Buyer will be Solvent immediately after the completion of the Closing. For the purposes of this Agreement, the term “Solvent” when used with respect to any person, means that, as of any date of determination (A) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed (1) the value of all “liabilities of such person, including a reasonable estimate of the amount of all known contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (2) the amount that will be required to pay the probable liabilities of such person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (B) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (C) such person will be able to pay its liabilities, including a reasonable estimate of the amount of all known contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

SECTION 4.06. Brokerage Fees.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of Buyer or any Affiliate thereof.

SECTION 4.07. Securities Act.  The Transferred Equity Interests are being acquired for investment only and not with a view to any public distribution thereof, and neither Buyer nor any Affiliate of Buyer shall offer to sell or otherwise dispose of the Transferred Equity Interests so acquired by it in violation of any of the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”).

SECTION 4.08. Parent Guarantee.  Concurrently with the execution of this Agreement, Buyer has delivered to Seller a guarantee, dated the date hereof, of Sinclair Broadcast Group, Inc. (the “Buyer Parent”) guaranteeing certain of Buyer’s payment obligations hereunder (the “Parent Guarantee”).  The Parent Guarantee is in full force and effect and is a valid, legal, binding and enforceable obligation of Buyer Parent, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Buyer Parent under its Parent Guarantee.  Nothing in this Section 4.08 shall be construed to limit in any way Seller’s right to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement as contemplated by Section 11.06(b), subject to the limitations set forth in Article X.

SECTION 4.09. Operations and Liabilities of Buyer.  Buyer is a newly formed entity and has been specifically formed at the direction of Buyer Parent for the purpose of entering into this Agreement and the other Transaction Documents and consummating the Transactions.  Buyer has no operations and has not conducted any business other than in connection with this Agreement and the other Transaction Documents and the Transactions.  As of the date of this Agreement, Buyer has not, and as of the Closing Date will not have, incurred any liabilities or other obligations (other than to Seller pursuant to this Agreement and the other Transaction Documents or otherwise in connection with consummating the Transactions).

ARTICLE V

Conditions to Closing

SECTION 5.01. Conditions Precedent to Buyer’s and Seller’s Obligations on the Closing Date.  The obligation of each of Buyer, Seller and the Selling Subsidiary to consummate the Transactions is subject to fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may, to the extent permitted by applicable Law, be waived in whole or in part with the mutual consent of Buyer and Seller):

(a) (i) The approval by the DOJ of this Agreement and Buyer as the acquiror of the Business, as required by the DOJ Action, shall have been obtained and (ii) if required in connection with the consummation of the Transactions, all consents, approvals or authorizations of the FCC to transfer control of, or assign, the FCC Licenses pursuant to the Communications Act shall have been obtained and shall be in full force and effect.

(b) No Law or Judgment enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation by Buyer and Seller of the purchase and sale of the Transferred Equity Interests shall be in effect.

SECTION 5.02. Conditions Precedent to Buyer’s Obligations on the Closing Date.  All of the obligations of Buyer hereunder are subject to fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Buyer in writing):

(a) (i) Each representation and warranty of Seller contained in Sections 3.01 (other than the first three sentences of Section 3.01(c) and the first three sentences of Section 3.01(d)), 3.02, 3.03, and 3.16 shall be true and correct in all material respects as of the Closing Date as if made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct in all material respects as of such specific date only), (ii) the representations and warranties of Seller contained in the first three sentences of Section 3.01(c) and the first three sentences of Section 3.01(d) shall be true and correct in all respects as of the Closing Date as if made on and as of such date (except for de minimis inaccuracies), (iii) the representation and warranty of Seller contained in Section 3.14(a) shall be true and correct in all respects as of the Closing Date as if made on and as of such date, and (iv) each other representation and warranty of Seller contained in this Agreement, without giving effect to any materiality or “Material Adverse Effect” qualifications therein, shall be true and correct as of the Closing Date as if made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Seller and the Selling Subsidiary shall have performed in all material respects all covenants and agreements contained in this Agreement and the other Transaction Documents to be performed by Seller and the Selling Subsidiary at or before the Closing.

(c) Since the date of this Agreement, there shall have been no effect, occurrence, circumstance, condition, matter, state of facts, event, development or change that has had, individually or in the aggregate, a Material Adverse Effect.

(d) Seller shall have delivered to Buyer (i) a certificate dated the Closing Date and executed by an authorized officer of Seller to the effect that each of the conditions specified above in Sections 5.02(a), (b) and (c) is satisfied in all respects and (ii) each of the other deliverables contemplated by Section 2.06.

SECTION 5.03. Conditions Precedent to Seller’s Obligations on the Closing Date.  All of the obligations of Seller and the Selling Subsidiary hereunder are subject to the fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Seller in writing):

(a) (i) Each representation and warranty of Buyer contained in Sections 4.01 and 4.06 shall be true and correct in all material respects as of the Closing Date as if made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct in all material respects as of such specific date only), and (ii) each other representation and warranty of Buyer contained in this Agreement, without giving effect to any materiality or material adverse effect qualifications therein, shall be true and correct as of the Closing Date as if made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or prevent or materially impede or delay the consummation by Buyer of the Transactions.

(b) Buyer shall have performed in all material respects all covenants and agreements contained in this Agreement and the other Transaction Documents to be performed by Buyer at or before the Closing.

(c) Buyer shall have delivered to Seller (i) a certificate dated the Closing Date and executed by an authorized officer of Buyer to the effect that each of the conditions specified above in Sections 5.03(a) and (b) is satisfied in all respects and (ii) each of the other deliverables contemplated by Section 2.07.

SECTION 5.04. Frustration of Closing Condition.  None of Seller, the Selling Subsidiary or Buyer may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 6.03(a).

ARTICLE VI

Certain Covenants

SECTION 6.01. Conduct of Business.  (a) Reserved.

(b) From the date of this Agreement until the earlier of the Closing or the valid termination of this Agreement, except as otherwise required by this Agreement, required by applicable Law or Judgment or consented to by Buyer in writing (which consent shall not be unreasonably withheld or delayed), Seller agrees to (and to cause its

Subsidiaries, including the Transferred Company and its Subsidiaries, to) (i) operate the Business in the ordinary course consistent with past practice, (ii) enforce its rights under the Hold Separate Agreement, and (iii) use commercially reasonable efforts to (A) maintain the assets and properties of the Business, (B) comply in all material respects with applicable Laws and (C) preserve the current relationships of the Business with customers, suppliers, distributors, licensors, licensees, contractors, employees, Governmental Entities and other Persons with whom the Business has business relations and preserve the goodwill and ongoing operations of the Business; provided, however, that no action by Seller or any of its Subsidiaries with regard to the matters specifically addressed by any provision of Section 6.01(c) or expressly disclosed in Section 6.01(c) of the Disclosure Letter shall be deemed a breach of this Section 6.01(b) unless such action would constitute a breach of Section 6.01(c).

(c) Without limiting the generality of Section 6.01(b), from the date of this Agreement until the earlier of the Closing or the valid termination of this Agreement, except as otherwise required by this Agreement, required by applicable Law or Judgment (other than any action prohibited by Section 6.01(c)(vi)(y)), contemplated by the Restructuring or consented to by Buyer in writing (which consent shall not be unreasonably withheld or delayed) or as expressly disclosed in Section 6.01(c) of the Disclosure Letter, Seller shall not, and shall cause its Subsidiaries (including the Transferred Company and its Subsidiaries) not to, take any of the following actions:

(i) amend (A) the charter, bylaws or similar organizational documents of the Transferred Company or any of its Subsidiaries or (B) the Hold Separate Agreement;

(ii) issue, or authorize the issuance of, sell or otherwise transfer, subject to any Lien, split, combine, subdivide, reclassify, redeem, repurchase or otherwise acquire, or enter into any agreement with respect to, any capital stock of, or other equity interests in, the Transferred Company or any of its Subsidiaries, any securities convertible or exchangeable into or exercisable therefor, or any options, warrants or other rights to acquire any of the foregoing;

(iii) declare, set aside or pay any dividend on, or make any other distribution in respect of, any Transferred Equity Interests, except for dividends or distributions from a direct or indirect wholly owned Subsidiary of the Transferred Company to another direct or indirect wholly owned Subsidiary of the Transferred Company or to the Transferred Company;

(iv) (A) adopt, extend, amend or terminate any Business Employee Benefit Plan with respect to any employee who is expected to be a Transferred Employee or Business Consultant (other than (i) any such extensions or amendments to employment agreements entered into in the ordinary course of business, or (ii) adoption of any Business Employee Benefit Plan in the ordinary course of business in connection with any hiring that is made in accordance with clause (C) of this Section 6.01(c)(iv)) or otherwise increase the compensation or materially increase the benefits of any such individual, (B) approve or accelerate the payment or vesting of any payment, equity award or material benefit provided or to be provided to any employee who is expected to be a Transferred Employee or any Business Consultant; (C) hire or engage any individual who is expected to be, a Transferred Employee (other than ordinary course of business replacement hires and employees with an annual base salary of less than $200,000), or (D) terminate (other than for cause or due to death or permanent disability) any employee who is expected to be a Transferred Employee with an annual base salary equal to or greater than $200,000, in each case, except (x) as required by any Business Employee Benefit Plan or other binding agreement existing on the date of this Agreement, (y) in connection with any action that applies uniformly to Employees of the Business and other similarly situated employees of Seller and its Affiliates or (z) arrangements that will not result in any liability under this Agreement or otherwise to Buyer or its Affiliates (including the Transferred Company and its Subsidiaries from and after the Closing);

(v) (A) make any material change in (i) any of the present financial accounting methods, policies and practices of the Transferred Company and its Subsidiaries other than as may be required to comply with GAAP or as may be required by applicable Law; or (ii) any of the working capital or cash management methods, policies and practices of the Business; or (B) change the fiscal year of the Transferred Company or any of its Subsidiaries;

(vi) (x) pledge, sell, lease, transfer, license, assign, abandon, dispose of or otherwise make subject to a Lien (other than any Permitted Liens) any material assets of the Transferred Company and its Subsidiaries or (y) sell, transfer, assign, dispose of, divest, otherwise convey or materially restrict any of the Regional Sports Networks or any interest therein, other than, solely for purposes of clause (x), (A) sales of products, goods or services in the ordinary course of business, (B) ordinary course of business non-exclusive licenses of IP Rights of the Transferred Company and its Subsidiaries, (C) dispositions of obsolete, worn-out or other assets that are no longer used or useful in the operation or conduct of the Business, and (D) transactions solely among the Transferred Company and its wholly-owned Subsidiaries;

(vii) (A) waive any material claims or rights of material value held by the Transferred Company or any of its Subsidiaries (other than claims or rights under any Material Contract or Additional Material Contract, which shall be governed by Section 6.01(c)(xi)) or (B) waive any right, or grant any consent, under the Hold Separate Agreement;

(viii) as it relates to the Business or the Transferred Company or any of its Subsidiaries, create, incur, assume, guarantee, change the terms or extend the maturity of, any Indebtedness, except for (A) Indebtedness solely among the Transferred Company and its wholly owned Subsidiaries, (B) indebtedness incurred under the Intercompany Loan Agreement or (C) in the ordinary course of business in an amount not exceeding $5,000,000 in the aggregate at any time outstanding (it being understood that, for purposes of this Section 6.01(c)(viii),

“Indebtedness” shall include surety bonds, bankers’ acceptances or letters of credit, whether or not drawn, interest rate protection agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements);

(ix) as it relates to the Business or the Transferred Company or any of its Subsidiaries, acquire any business or Person, by merger or consolidation, purchase of substantial assets, properties, rights or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(x) make any loans, advances (other than accounts receivable) or capital contributions to, or investments in, any other Person (other than the Transferred Company or its Subsidiaries), other than in the ordinary course of business in an amount not in excess of $5,000,000 in the aggregate;

(xi) other than as permitted by clause (xiv) of this Section 6.01(c), (A) enter into any Contract that would constitute an Additional Material Contract, other than in the ordinary course of business; (B) renew any Material Contract, any Additional Material Contract or any Transferred Contract, other than in the ordinary course of business, (C) terminate (or consent to the termination of), materially modify or materially amend in a manner adverse to the Transferred Company or applicable Subsidiary thereof, or waive, release, fail to exercise or assign any material right under, any Material Contract, any Additional Material Contract or any Transferred Contract or (D) whether or not in the ordinary course of business, enter into any Contract or renew, terminate, modify or amend any Contract, in each case, with any Team Partner, any multichannel video programming distributor, Major League Baseball, the National Basketball Association or the National Hockey League, unless such action is permitted by Section 6.01(c)(xi) of the Disclosure Letter;

(xii) as it relates to the Business, the Transferred Company or any of its Subsidiaries, (A) make or change any material Tax election, (B) make any material change with respect to any method of Tax accounting, (C) amend any material Tax Return, or (D) settle or resolve any controversy that relates to a material amount of Taxes; in each case, except (x) as set forth on Section 6.01(c)(xii) of the Disclosure Letter, (y) as would not reasonably be expected to result in a material Tax impact in a taxable period (or portion thereof) beginning after the Closing Date and (z) in the case of clauses (C) and (D) of this Section 6.01(c)(xii), excluding any Tax Return and Taxes of Seller and its Subsidiaries (other than the Transferred Company and its Subsidiaries);

(xiii) as it relates to the Transferred Company or any of its Subsidiaries, enter into any new line of business or terminate or modify any existing line of business;

(xiv) as it relates to the Business, the Transferred Company or any of its Subsidiaries, commence, compromise, release or settle any pending or threatened

Proceeding, other than (A) settlements involving solely the payment of monetary damages and which (i) will be paid or satisfied in full prior to the Closing or (ii) do not exceed $3,000,000 in the aggregate or (B) in the ordinary course of business;

(xv) adopt or enter into, or permit to be adopted or entered into, a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Transferred Company or any of its Subsidiaries; or

(xvi) authorize, agree, resolve or consent, whether in writing or otherwise, to do any of the foregoing.

(d) Notwithstanding anything to the contrary in this Section 6.01 (other than Section 6.01(c)(vi)(y)), Seller and its Subsidiaries shall be permitted to take any action, or omit to take any action, to the extent reasonably necessary under or required by the DOJ Action.

(e) From 12:01 a.m., New York City time, on the Closing Date until the Closing, Seller shall cause the Transferred Company and its Subsidiaries not to (i) pay any cash distribution, dividend or other payment or (ii) repay any Indebtedness.

(f) For the avoidance of doubt, nothing in this Section 6.01 shall prevent the Transferred Company and its Subsidiaries from making payments in connection with or otherwise complying with that certain Tax Sharing Agreement, dated as of March 20, 2019, by and between Disney, 21st Century Fox America, Inc. and the Transferred Company (the “Tax Sharing Agreement”).

SECTION 6.02. Publicity.  No party to this Agreement shall, and each party shall cause its Affiliates and representatives not to, originate any publicity, news release or other similar public announcement, written or oral, whether relating to this Agreement or any of the other Transaction Documents (excluding, solely for purposes of this Section 6.02, the Transition Services Agreement) or the existence of any arrangement between the parties, without the prior written consent of (a) Buyer, in the case of a proposed disclosure by Seller, the Selling Subsidiary or any of their respective Affiliates or representatives; or (b) Seller, in the case of a proposed disclosure by Buyer or any of its Affiliates or representatives, whether or not named in such publicity, news release or other similar public announcement, except either party may originate any such publicity, news release or other similar public announcement as may be required by applicable Law or stock exchange regulation or any listing or trading agreement concerning its publicly traded securities; provided that in such event, the party issuing the same shall still be required, to the extent permitted by such Law, regulation or agreement, to consult with Seller or Buyer (as applicable), whether or not named in such publicity, news release or other similar public announcement, a reasonable time prior to its release to allow the other party to comment thereon and, after its release, shall provide the other party with a copy thereof.

SECTION 6.03. Effort; Regulatory Approval.

(a) Subject to the terms and conditions set forth in this Agreement, Seller shall use its reasonable best efforts and Buyer shall, and shall cause its Affiliates to, use its best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein, including in Section 6.03(d)) to (i) obtain consents, approvals (including pursuant to any anti-trust or competition Law or Judgment), authorizations, qualifications and orders of Governmental Entities and other third parties, (ii) as soon as reasonably practicable, make all necessary registrations, declarations, submissions and filings with respect to this Agreement and the Transactions required under any applicable Law or the DOJ Action and (iii) take, or cause to be taken, all other actions, and to do, or cause to be done, all things, in each case as is necessary to consummate the Transactions as soon as reasonably practicable following the date of this Agreement; provided that Seller and its Subsidiaries shall have no obligation to pay money or, except as provided in Section 6.03(c) and (d), shall be under no obligation to commence, defend or participate in any litigation in connection therewith or to offer or grant any accommodation (financial or otherwise) to any third party in connection therewith. For the avoidance of doubt, obtaining the consents, approvals, authorizations, qualifications or orders described in the first sentence of this Section 6.03(a) is not a condition to the consummation of the Closing solely by virtue of inclusion in this Section 6.03(a). In addition to the foregoing, Buyer agrees to, and to cause its Affiliates to, provide such evidence as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder. Subject to appropriate confidentiality protections, each of the parties hereto will cooperate with and furnish to the other party such necessary information and assistance as such other party may reasonably request in connection with the foregoing.

(b) Without limiting the generality of the foregoing, as soon as reasonably practicable after the date hereof, Seller and Buyer shall, and Buyer shall cause its Affiliates to, (i) seek approval by the DOJ of this Agreement and Buyer as the acquiror of the Business, as required by the DOJ Action, and (ii) submit any additional information necessary or requested by the DOJ in connection with such approval and the review and consideration by the DOJ of the Transactions. Seller and Buyer shall, and Buyer shall cause its Affiliates to, promptly inform the other party of, and, subject to appropriate confidentiality protections, provide copies of, any material communication made by such party to, or received by such party from, any Governmental Entity (including the DOJ) and any requests for additional information from any Governmental Entity (including the DOJ) with respect to the Transactions (it being agreed, however, that to the extent permitted by such Governmental Entity, Seller and Buyer shall not, and Buyer shall cause its Affiliates not to, make any such written communication without the prior review and comment of Buyer or Seller (as applicable) or their counsel, provided that such materials may be redacted as necessary to remove references concerning the valuation of the Business or Buyer’s plans for operating the Business after consummation of the Transactions) and, to the extent practicable, subject to appropriate confidentiality protections, provide each other and their respective counsel with advance notice of and, to the extent permitted by such Governmental Entity, the opportunity to participate in any in-person discussion or meeting with any Governmental Entity (including the DOJ, provided the DOJ does not object to such notice or participation) in respect of any filing, investigation or other inquiry in connection with the Transactions and to participate in the preparation for such discussion or meeting.  Seller shall use its reasonable best efforts and Buyer shall, and shall cause its Affiliates to, use its best efforts to take any and all steps necessary to obtain the approval by the DOJ of this Agreement and Buyer as the acquiror of the Business so as to enable the Closing to occur as soon as reasonably practicable. In the event the DOJ requests any changes to this Agreement or any Ancillary Agreement, Seller and Buyer shall cooperate in good faith to amend, and shall amend, any such agreement to reflect the changes so requested in a manner that, to the fullest extent possible, preserves the economic benefits intended to be obtained by Seller and Buyer from the Transactions.

(c) If any objections are asserted by any Governmental Entity with respect to the Transactions under any applicable anti-trust or competition Law or Communications Law or the DOJ Action which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, or if any action is instituted by any Governmental Entity or any private party challenging the Transactions as violative of any applicable anti-trust or competition Law or Communications Law, or an order is issued enjoining the Transactions, Seller shall use its reasonable best efforts and Buyer shall, and shall cause its Affiliates to, use its best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein, including in Section 6.03(d)) to resolve any such objection or suits so as to permit consummation of the Transactions as soon as practicable.

(d) Without limiting the foregoing, Buyer shall, and shall cause its Affiliates to, promptly take such actions as are necessary to secure the approval by the DOJ of this Agreement and Buyer, as the acquiror of the Business as required by the DOJ Action and to resolve any objections asserted with respect to the Transactions under any applicable Law or Judgment raised by any Governmental Entity (including the DOJ), in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any Judgment that would prevent, prohibit, restrict or delay the consummation of the Transactions or to comply with any Judgment requiring DOJ approval, including (i) (A) within forty-five (45) days after the date of this Agreement, proposing and using best efforts to execute settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Entity (including the DOJ) or with any other Person (if such Governmental Entity or other Person is willing to so agree) that provide, inter alia, for the relief set forth in the remainder of this subparagraph (d), (B) within forty-five (45) days after the date of this Agreement proposing to sell, divest or otherwise convey and/or hold separate particular assets or categories of assets or businesses of Buyer and its Affiliates, to the full extent of Buyer’s obligation under this subparagraph (d) if and as necessary to obtain approval by the DOJ of this Agreement and Buyer, (C) within forty-five (45) days after the date of this Agreement, agreeing (if the DOJ is willing to so agree) to sell, divest or otherwise convey or hold separate any particular assets or categories of assets or businesses of the Business contemporaneously with or subsequent to the Closing, (D) permitting Seller to sell, divest or otherwise convey or hold separate any of the particular assets or categories of assets or businesses of the Business prior to the Closing, (E) terminating existing relationships, contractual rights or obligations of the

Transferred Company or its Subsidiaries or Buyer or its Affiliates, (F) terminating any joint venture or other arrangement, (G) creating any relationship, contractual right or obligation of the Transferred Company or its Subsidiaries or Buyer or its Affiliates or (H) effectuating any other change or restructuring of the Transferred Company or its Subsidiaries or Buyer or its Affiliates (and, in each case, entering into agreements or stipulating to the entry of any Judgment by, or filing appropriate applications with, the DOJ or any other Governmental Entity in connection with any of the foregoing and, in the case of actions by or with respect to the Business, by consenting to such action by Seller (including any consents required under this Agreement with respect to such action); provided that any such action may be conditioned upon the Closing) and (ii) in the event that any administrative or judicial Proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Transactions, to contest and resist any such Proceeding, including defending through litigation, including on the merits, any claims asserted in any court or administrative or other tribunal by any Person (including any Governmental Entity), and to have vacated, lifted, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. From the Closing Date until the date that is one year after the Closing Date, Buyer agrees that it will not sell or otherwise dispose of all or substantially all of the Business. For the avoidance of doubt, Buyer’s obligations under this Section 6.03(d) shall be absolute and shall not be qualified or limited by what may be considered reasonable or commercially reasonable but shall be qualified and limited by the next sentence; provided, however, that it is also agreed and understood by Seller and Buyer that, under the Proposed Final Judgement filed in the DOJ Action, the DOJ may, in its sole discretion, reject the Buyer as the acquiror of the Business and/or otherwise determine not to approve this Agreement or the Transactions notwithstanding Buyer’s compliance with its obligations under this Agreement, including this Section 6.03, and, as such, Buyer cannot, and does not, guarantee approval by the DOJ of the Buyer as the acquiror of the Business, this Agreement and/or the Transactions (it being understood that the foregoing proviso shall not in any way limit the Buyer’s obligations under this Agreement, including this Section 6.03). Notwithstanding the foregoing, except as expressly disclosed in Section 6.01(c) of the Disclosure Letter, nothing in this Agreement shall (1) require Buyer or its Affiliates  to sell, divest, otherwise convey or materially restrict (or agree to sell, divest, otherwise convey or materially restrict) any Regional Sports Network (or any interest therein) contemporaneously with or subsequent to the Closing, (2) permit Seller to sell, divest, otherwise convey or materially restrict any Regional Sports Network (or any interest therein) prior to the Closing, and/or (3) require Buyer or its Affiliates to sell, divest, hold separate, otherwise convey or materially restrict, (or propose to sell, divest, hold separate, otherwise convey or materially restrict), any broadcast television station (or any interest therein) other than broadcast television stations listed on Section 6.03(d) of the Disclosure Letter, in each case, whether or not requested by the DOJ.

SECTION 6.04. Pre-Closing Access.

(a) From the date of this Agreement until the earlier of the Closing or the valid termination of this Agreement, Seller shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to enforce its rights under the Separation Agreement to cause New Fox to, (i) permit Buyer, the Financing Sources and their respective accountants, legal counsel and other representatives, to conduct (and cooperate with Buyer’s and the Financing Sources’) customary due diligence investigations with respect to the Business, (ii) give Buyer, the Financing Sources and their respective accountants, legal counsel and other representatives reasonable access upon reasonable advance notice, for the sole purpose of allowing Buyer to successfully transition the Business or allowing the Financing Sources to consummate the Financing, during normal business hours and without undue interruption of Seller’s or New Fox’s or any of their respective Affiliates’ normal operation of their respective businesses, including the Business, to all of the employees, properties, books and records relating to the Business (including any employees of New Fox formerly involved in the Business), and (iii) furnish, at Buyer’s expense, Buyer, the Financing Sources and their respective accountants, legal counsel and other representatives during such period all such information concerning the affairs of the Business as Buyer or the Financing Sources may reasonably request; provided that this Section 6.04(a) shall not require Seller or New Fox to provide Buyer or any of its Affiliates or any of their respective representatives with access to any document, communication or information (x) related to the Transactions, the sale process with respect to the Business or the possible sale of the Business, (y) that Seller or New Fox believes in good faith to be covered by any attorney-client work product or similar privilege or the subject of a confidentiality agreement, or (z) the disclosure of which is prohibited by applicable Law or Judgment; provided that Seller shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to enforce its rights under the Separation Agreement to cause New Fox to, use reasonable best efforts to provide such document, communication or information in a manner that does not result in a waiver of such privilege or a violation of such agreement, Law or Judgment; provided, further, that this Section 6.04(a) shall not entitle Buyer or its accountants, legal counsel or other representatives to contact any third party doing business with the Business without Seller’s prior written consent.

(b) All information received by Buyer, the Financing Sources or any of their respective representatives and given by or on behalf of Seller in connection with this Agreement and the Transactions will be held by (i) in the case of Buyer and its Affiliates and representatives as confidential information pursuant to the terms of the Confidentiality Agreement until the Closing, at which time such Confidentiality Agreement shall terminate with respect to information relating to the Business and (ii) in the case of the Financing Sources, in accordance with the confidentiality requirements in the Financing Commitments. Buyer acknowledges that (x) any and all other information provided to it by Seller or any of its Affiliates or representatives shall remain subject to the terms and conditions of the Confidentiality Agreement from and after Closing and (y) if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in all respects.

(c) From and after the date hereof and to the Closing, without the prior written consent of Seller, which consent may be withheld by Seller in its sole discretion for any reason or no reason, neither Buyer nor any of its Affiliates shall contact any suppliers or vendors to, or Employees of the Business (except pursuant to Section

6.04(a)) or customers of, the Business in connection with or pertaining to any subject matter of this Agreement.

SECTION 6.05. Financing.  (a) Buyer shall, and shall cause its applicable Affiliates party to the Financing Commitments to, use reasonable best efforts to take, or cause to be taken, all appropriate action, do, or cause to be done, all things necessary, proper or advisable to obtain the Financing as promptly as reasonably practicable on the terms (including, with respect to the Debt Financing, the “market flex” provisions) and subject only to the conditions contained in the Financing Commitments and in Sections 5.01 and 5.02 herein, and completion of the Marketing Period, including to (i) negotiate and enter into definitive agreements with respect to the Financing on the terms (including, with respect to the Debt Financing, the “market flex” provisions) and subject only to the conditions contained in the Financing Commitments or on other terms acceptable to Buyer, so long as such definitive agreements (A) do not contain any additional or modified conditions or other contingencies to the funding of the Financing than those contained in the Financing Commitments as of the date of this Agreement and (B) do not reduce the aggregate amount of the Debt Financing set forth in the Financing Commitments as of the date of this Agreement, unless (1) in case of this clause (B), replaced with an amount of new debt or equity financing on conditions no less favorable to Seller than the terms set forth in the Debt Financing Commitment or the Equity Financing Commitment, as applicable, as of the date hereof and (2) in case of the foregoing clauses (A) and (B), such agreements are not reasonably likely to impair or delay the funding of the Financing or the Closing, (ii) satisfy, and cause its Affiliates to satisfy, on a timely basis (after giving effect to the entire period of the Marketing Period) all conditions applicable to Buyer or its Affiliates contained in the Financing Commitments and (iii) consummate the Financing at the Closing.

(b) For the avoidance of doubt and notwithstanding anything to the contrary in this Section 6.05, Buyer acknowledges and agrees that its obligation to consummate the Transactions on the terms and subject to the conditions set forth herein are not conditioned upon the availability or consummation of the Financing, the availability of any replacement commitments or receipt of the proceeds therefrom.

(c) Buyer shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Financing Commitments or the definitive agreements relating to the Financing without Seller’s prior written consent, which consent shall not be unreasonably withheld; provided that Buyer may amend, supplement or modify the Financing Commitments or the definitive agreements relating to the Financing without Seller’s prior written consent if such amendment, supplement or modification would not: (i) reduce the aggregate amount of the Financing set forth in the Financing Commitments as of the date of this Agreement, (ii) contain any additional or modified conditions or other contingencies to the funding of the applicable Financing than those contained in the applicable Financing Commitments as of the date of this Agreement or (iii) modify in a manner adverse to Buyer or its Affiliates party thereto, as applicable, the conditions to the funding, enforceability, availability or termination of the Financing, in any case under the foregoing clauses (i), (ii) and (iii), that would make the impairment or delay of the funding of the Financing or the Closing reasonably likely.  It is agreed and understood that, notwithstanding anything herein to the contrary, the Buyer may (A) amend the Financing Commitments to add lenders, lead arrangers, bookrunners, agents, syndication agents, documentation agents, investors, or similar entities who had not executed the Financing Commitments as of the date of this Agreement in accordance with the provisions hereof and of the Financing Commitments and (B) amend or otherwise modify the Debt Financing Commitments to implement any “market flex” provisions applicable thereto.

(d) If any portion of the Financing becomes unavailable on the terms and conditions (including, with respect to the Debt Financing, the “market flex” provisions) contained in the Financing Commitments, Buyer shall promptly notify Seller, and Buyer shall, and shall cause its Affiliates to, use reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, replacement commitments on terms that will enable Buyer to consummate the Transactions; provided that such replacement commitments shall not be subject to any additional or modified conditions or other contingencies to the funding of the Financing that would, individually or in the aggregate, be reasonably likely to impair or delay the funding of the Financing or the Closing (after giving effect to the entire period of the Marketing Period). Buyer shall deliver to Seller complete and correct copies of all amendments, supplements, other modifications or agreements (including Redacted Fee Letters) pursuant to which any amended, supplemented, modified or replacement commitments shall provide Buyer (directly or indirectly through its Affiliates party thereto) with any portion of the Financing. Upon any amendment, supplement, modification or replacement of the Financing Commitments in accordance with this Section 6.05, the terms “Debt Financing”, “Debt Financing Commitment”, “Redacted Fee Letter”, “Equity Financing”, and “Equity Financing Commitment” shall be in reference to such amended, supplemented, modified or replaced commitment.

(e) Seller shall, and shall  cause its Subsidiaries, and shall use its commercially reasonable efforts to cause their respective legal counsel and other advisors and the Transferred Company’s accountants, to use commercially reasonable efforts to provide cooperation in connection with the arrangement of the Financing as may be reasonably requested by Buyer; provided that (i) such requested cooperation shall not unreasonably interfere with the ongoing operations of Seller and its Affiliates, (ii) Seller shall not be required to provide any audited or unaudited “carve-out” financial statements of the Business other than the Financial Statements and (iii) such cooperation shall not cause any representation, warranty, covenant or other term in this Agreement to be breached or cause any closing condition set forth in Article V to fail to be satisfied), including the following actions:

(i) participating in a reasonable number of meetings with the Financing Sources (and to cause the members of senior management and representatives of the Business to participate in such meetings), rating agency presentations, road shows, and due diligence sessions, and cooperating reasonably with the marketing efforts of Buyer and the Financing Sources, in each case upon reasonable notice and at mutually agreed upon dates and times;

(ii) assisting Buyer and the Financing Sources in the preparation of rating agency presentations, offering documents, bank information memoranda (including a version thereof that does not contain material non-public information), lender and investor presentations, and other similar materials for any debt or equity financing, including to cause the execution and delivery of reasonable and customary representation letters, authorization letters and solvency certificates and to furnish records, data or other information necessary to support material statistical information or claims relating to the Business appearing in the aforementioned materials; in each case in this clause (ii): (A) subject to customary confidentiality provisions and disclaimers, (B) required or customary in connection with the Financing, (C) as requested by Buyer and (D) limited to information to be contained therein with respect to the Transferred Company and its Subsidiaries;

(iii) furnishing to Buyer and the Financing Sources as promptly as reasonably practicable (A) (1) the Financial Statements, (2) the audited combined balance sheet and statements of income and comprehensive income, combined statements of equity and combined statements of cash flows for the Audited Entities for each subsequent fiscal year that is ended at least ninety (90) calendar days prior to the Closing Date, (3) the unaudited combined balance sheet and related combined statements of income and comprehensive income and combined statements of cash flows of the Audited Entities for each subsequent fiscal quarter (other than the fourth fiscal quarter) after December 31, 2018 that is ended at least forty-five (45) calendar days prior to the Closing Date (including the comparable prior year period) and (4) such other historical financial information and operating data relating to the Audited Entities (excluding YES Network Holding Company, LLC) reasonably necessary to permit Buyer to complete a private placement of non-convertible debt securities (including information required by Regulation S-X and Regulation S-K under the Securities Act that is also of a type and form customarily included in an offering memorandum with respect to a private placement pursuant to Rule 144A under the Securities Act for financings similar to the Debt Financing and subject to exceptions customary for such financings such as the omission of (x) Compensation Disclosure and Analysis required by Regulation S-K Item 402(b) and (y) any information required by Items 10 through 14 of Form 10-K (other than Item 13 as it relates to Item 404 of Regulation S-K)), including drafts of customary “comfort letters” for a private placement transaction from the Audited Entities’ independent accountants, reasonably requested by Buyer and the Financing Sources in connection with the arrangement, marketing, syndication of the Financing and (B) such other financial or pertinent information regarding the Audited Entities as may be reasonably available to the Seller, and which is (1) reasonably requested by Buyer in connection with the preparation of a confidential information memorandum and offering documents customary for the type of financing contemplated by the Financing Commitments as in effect on the date hereof and (2) reasonably necessary in order to consummate the Financing, including in connection with Buyer’s preparation of customary pro forma financial information (excluding any historical financial statements, which are addressed in clause (A) above) (all of the foregoing, the “Required Information”), all of which is Compliant;

(iv) using reasonable best efforts to take such actions as are reasonably requested by Buyer or the Financing Sources to facilitate the satisfaction of the conditions set forth in the Financing Commitments (including, with respect to the Debt Financing, reasonably facilitating the taking of collateral contemplated by the Debt Financing Commitments) and the taking of corporate actions by the Transferred Company and its Subsidiaries; provided that any such taking of collateral or corporate actions shall be contingent upon and effective as of the Closing;

(v) to the extent required in connection with the Financing, requesting the Audited Entities’ independent accountants to provide reasonable assistance to Buyer consistent with customary practices (including to provide consent to Buyer to use audit reports relating to the Financial Statements, on customary terms in connection with the Financing);

(vi) executing and delivering, at and effective as of the Closing, such definitive financing documents and other customary closing documents, as may be required in connection with the Financing; and

(vii) at least four (4) business days prior to the end of the Marketing Period, providing all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, as amended, that has been requested in writing at least eight (8) Business Days prior to the end of the Marketing Period;

provided that, notwithstanding the requirements of Section 6.05(e), (i) Seller and its Affiliates shall not be required to enter into or approve any certificate, document or agreement which will be effective prior to the Closing Date (other than customary representation letters, authorization letters and confirmations (including with respect to the absence of the presence of material non-public information), subject to customary exclusions) or that would be inaccurate in light of the facts and circumstances at the time approved, authorized, executed or delivered, (ii) Seller and its Affiliates shall not be required to pay any commitment or other fee or incur any other liability (including any guarantee, indemnity, or pledge) in connection with the Financing (in the case of the Transferred Company, prior to the Closing Date), (iii) nothing herein will require Seller and its Affiliates or any of their respective representatives to provide any information or take any action, the disclosure or taking of which would reasonably be expected to violate applicable Law, any fiduciary duty, any Contract, or obligation of confidentiality owing to a third party, or jeopardize the protection of the attorney-client privilege (it being agreed that the Seller shall give notice to Buyer of the fact that it is withholding such information or documents on any such basis, shall withhold only that portion of such information that is reasonably necessary to be withheld to not violate applicable Law, duty, Contract, or obligation and to preserve attorney-client privilege, and thereafter Seller shall use its reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such Law, duty, Contract, or obligation or waive attorney-client privilege) and (iv) Seller and its Affiliates and their respective representatives shall not be required to deliver any legal opinion or negative assurance letter in connection with the Financing.

(f) Seller shall give Buyer notice if it becomes aware that the Required Information taken as a whole is or becomes incorrect in any material respect.  From the date of this Agreement until the Closing Date, Seller hereby consents for Buyer to use the logos owned by the Business and listed on Section 6.05(f) of the Disclosure Letter, provided that such logos shall be used solely on materials reasonably necessary for the Financing and in a manner that is customary for Financings of this type and solely in a manner that does not harm or disparage the Business, the Transferred Company or any of its Affiliates or their reputation or goodwill. All non-public information regarding the Transferred Company and its Affiliates provided to any of Buyer, the Financing Sources or their respective representatives pursuant to this Section 6.05 shall be kept confidential, except for disclosure to potential lenders and investors and their respective representatives that is reasonably required in connection with the Financing or that is otherwise required to be disclosed by the Buyer in connection with the Financing, subject to customary confidentiality protections to the extent applicable.

(g) Buyer shall, promptly upon request by Seller, reimburse Seller for all out-of-pocket costs incurred by Seller or any of its Subsidiaries in connection with such cooperation under this Section 6.05. Buyer and its Subsidiaries shall, on a joint and several basis, indemnify and hold harmless Seller and its Subsidiaries from and against any costs, damages, losses, expenses, or other Liabilities suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith.

(h) Buyer shall keep Seller informed on a timely basis of the status of the Financing and any material developments relating to the Financing. Without limiting the generality of the foregoing, Buyer shall give Seller prompt notice of (i) any default or breach (or any event that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach) by any party under the Financing Commitments or the definitive agreements relating to the Financing of which Buyer becomes aware, (ii) any termination of the Financing Commitments, (iii) the receipt of any written notice or other written communication from any Person party to a Financing Commitment with respect to any (x) actual or potential default, breach, termination or repudiation of any Financing Commitment, any definitive agreement relating to the Financing or any provision of the Financing Commitments or the definitive agreements relating to the Financing, in each case by any party thereto, or (y) material dispute or disagreement between or among any parties to any Financing Commitment or the definitive agreements relating to the Financing, with respect to the obligation to fund the Financing, including any condition with respect to the obligation to fund the Financing, or the amount of Financing to be funded on the Closing Date, (iv) if for any reason Buyer believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive agreements relating to the Financing and (v) any amendment, supplement or modifications of, or waiver of any rights under, any Financing Commitment or the definitive agreements with respect to the Financing (other than any amendment, supplement, modification or waiver effected to modify pricing terms, add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Financing Commitments as of the date hereof and to implement or exercise any of the “market flex” provisions in the applicable Redacted Fee Letter). As soon as reasonably practicable, and in any event, within two business days after the date Seller delivers to Buyer a written request, Buyer shall provide any information reasonably requested by Seller relating to any circumstance referred to in clause (i), (ii), (iii), (iv) or (v) of the immediately preceding sentence.

(i) Buyer acknowledges that the information being provided to it in connection with the Financing is subject to the terms of Section 6.02 and Section 6.04(b). With respect to information disclosed to any rating agency (the “Confidential Rating Agency Information”), Buyer shall (i) inform such rating agency of the confidential nature of the Confidential Rating Agency Information and mark any such information provided in writing to such rating agency as “confidential” and (ii) require such rating agency not to disclose the Confidential Rating Agency Information to any third party or to specifically exclude such information in such ratings agency’s ratings report. Buyer shall be responsible for any breach of this covenant by any such rating agency.

SECTION 6.06. Intercompany Accounts and Contracts.  (a) Prior to 11:59 p.m., New York City time, on the date immediately prior to the Closing Date, Seller shall use commercially reasonable efforts to cause all intercompany accounts  between Seller and any of its Subsidiaries (other than the Transferred Company and its Subsidiaries), on the one hand, and the Transferred Company or any of its Subsidiaries, on the other hand, to be net settled or otherwise eliminated, except as set forth on Section 6.06(a) of the Disclosure Letter or as otherwise agreed to in writing by the parties, effective as of 11:59 p.m, New York City time, on the date immediately prior to the Closing Date. Prior to 11:59 p.m., New York City time, on the date immediately prior to the Closing Date, notwithstanding anything in this Agreement to the contrary (including Section 6.01), Seller and its Subsidiaries shall have the right to facilitate the settling or elimination of intercompany accounts as contemplated by this Section 6.06, in each case in such manner as Seller may determine in its sole discretion (including by means of declaring, setting aside or paying any dividend or distribution, purchasing or redeeming equity interests, creating or repaying intercompany debt, increasing or decreasing cash pool balances, making any contribution or otherwise). Any such intercompany accounts that are not settled or otherwise eliminated as contemplated by this Section 6.06 shall be included in the calculation of the Adjusted Working Capital.

(b) Prior to Closing, Seller shall terminate, or cause to be terminated, effective as of the Closing, all Contracts, including all obligations to provide goods, services or other benefits, but excluding the Transaction Documents, between Seller and any of its Affiliates (other than the Transferred Company and its Subsidiaries), on the one hand, and the Transferred Company or any of its Subsidiaries, on the other hand

(“Affiliate Contracts”), except as set forth on Section 6.06(b) of the Disclosure Letter or as otherwise agreed to in writing by the parties, without any party to such Contracts having any continuing obligation to the other parties thereto or any Liabilities thereunder.

SECTION 6.07. Transferred Contracts.  (a) At the Closing, except as set forth on Section 3.08(d) of the Disclosure Letter, Seller shall, and shall cause its Subsidiaries to, assign, transfer, convey or otherwise deliver the Transferred Contracts to Buyer or one of its Subsidiaries (including, as of the Closing, the Transferred Company and its Subsidiaries), as directed by Buyer, including, in the case of Shared Contracts, by assigning, pursuant to an agreement substantially in the form attached as Exhibit A, the portion of such Shared Contract relating to the operation and conduct of the Business or using commercially reasonable efforts to cause the applicable third party to enter into an amendment or a new agreement in a form reasonably satisfactory to Buyer, in each case, such that Buyer or its applicable Subsidiary receives all of the benefits and bears all of the costs, liabilities and burdens with respect to such Transferred Contracts (or the applicable portion thereof in the case of a Shared Contract) from and after the Closing. To the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer or one of its Subsidiaries (including, as of the Closing, the Transferred Company and its Subsidiaries) of any Transferred Contract is prohibited by any applicable Law or would require any governmental or third party authorizations, approvals, consents, amendments or waivers, the parties shall use reasonable best efforts to cooperate with each other to obtain promptly such authorizations, approvals, consents, amendments or waivers prior to the Closing; provided, however, that Seller shall not be required to pay any consideration or make any concession therefor except as may be required in connection with the DOJ Action. For the avoidance of doubt, obtaining the authorizations, approvals, consents, amendments and waivers described in the preceding sentence is not a condition to the Closing of the Transactions by virtue of this Section 6.07(a).

(b) If such authorization, approval, consent, amendment or waiver is obtained, Seller shall assign, transfer, convey or deliver any such Transferred Contract to Buyer or one of its Subsidiaries (including, as of the Closing, the Transferred Company and its Subsidiaries), as directed by Buyer, at no additional cost at the Closing.

(c) If, at the Closing, such authorization, approval, consent, amendment or waiver shall not have been obtained, (i) such Transferred Contract shall not be transferred to Buyer (or to the Transferred Company or any of its Subsidiaries) unless and until such authorization, approval, consent, amendment or waiver shall have been obtained and (ii) from and after the Closing, Seller shall, and shall cause its Subsidiaries to, (x) cooperate with Buyer to seek mutually acceptable alternative arrangements (including by way of amendment or addition of services to the Transition Services Agreement) for purposes of providing the rights and liabilities and obligations under such Transferred Contract to Buyer from and after the Closing (provided that such arrangements shall not result in a breach or violation of such Transferred Contract) (an “Acceptable Alternative Arrangement”), (y) not waive any rights related to, or terminate (or consent to the termination of), any such Transferred Contract (or the applicable portion thereof in the case of a Shared Contract), except in connection with the expiration of any such Contract in accordance with its terms; and (z) provide written notice to Buyer as soon as reasonably practicable (and in no event later than five (5) business days) after receipt of any notice of breach received from a counterparty to any such Transferred Contract; provided that the costs and expenses incurred in connection with the performance by Seller under this Section 6.07(c) shall be borne by Buyer to the extent not related to or arising out of the gross negligence, fraud or willful misconduct of Seller or any of its Affiliates. Such Acceptable Alternative Arrangements may include a subcontracting, sublicensing or subleasing arrangement under which Buyer and its applicable Subsidiaries (including the Transferred Company and its Subsidiaries) would, in compliance with applicable Law, obtain the benefits under, and assume the obligations and bear the economic burdens associated with, such Transferred Contract (or applicable portion thereof in the case of a Shared Contract) from and after the Closing, or under which Seller and its Affiliates would, upon the request of Buyer, enforce for the benefit (and at the expense) of Buyer and its Subsidiaries (including the Transferred Company and its Subsidiaries) any and all of Seller’s or its Affiliates’ rights against such third party under such Transferred Contract (or applicable portion thereof in the case of a Shared Contract) from and after the Closing. If such authorization, approval, consent, amendment or waiver is obtained after the Closing, Seller shall, and shall cause its Subsidiaries to, assign, transfer, convey or deliver any such Transferred Contract to Buyer or one of its Subsidiaries (including the Transferred Company and its Subsidiaries), as directed by Buyer, at no additional cost.

(d) The parties agree to take the actions set forth on Section 3.08(d) of the Disclosure Letter.

SECTION 6.08. Resignations.  Unless otherwise requested by Buyer, at or prior to Closing, Seller shall deliver to Buyer the resignations of all officers and directors of the Transferred Company and its Subsidiaries.

SECTION 6.09. Joint Venture Agreements.

(a) Buyer hereby acknowledges that Queen City Reds Media Company LLC or Reds Media Holdings II LLC (each, an “FSN Cincinnati Member”) may elect, pursuant to the FSN Cincinnati Put Agreement, to require the Transferred Company or its designee to purchase a portion of the equity interests in Fox Sports Net Cincinnati, LLC held by the FSN Cincinnati Members (the “Cincinnati Sale Right”). In the event that an FSN Cincinnati Member elects to exercise its Cincinnati Sale Right and the sale of such FSN Cincinnati Member’s equity interests in Fox Sports Net Cincinnati, LLC, is completed prior to Closing, (i) this Agreement shall be deemed amended such that the Purchase Price is increased by the portion of the Put Price (as defined in the FSN Cincinnati Put Agreement) paid by the Transferred Company or its designee prior to Closing and (ii) Buyer shall pay, or cause to be paid, to the applicable FSN Cincinnati Member any remaining installments of the Put Price (as defined in the FSN Cincinnati Put Agreement) in accordance with the FSN Cincinnati Put Agreement.

(b) Buyer hereby acknowledges that So Cal Media Holdings, LLC (“FSN West Member”) has elected, pursuant to the FSN West Put Agreement, to require the

Transferred Company to purchase all of the class B membership interests in Fox Sports Net West, LLC, held by the FSN West Member (the “West Sale Right”). In the event that the sale of the FSN West Member’s equity interests in Fox Sports Net West, LLC, is completed prior to Closing, Buyer shall pay, or cause to be paid, to the FSN West Member any remaining installments of the Put Price (as defined in the FSN West Put Agreement) in accordance with the FSN West Put Agreement.

(c) Promptly following the execution and delivery of this Agreement and in compliance with the Fox Sports Sun LLC Agreement, Fox shall cause to be delivered to Tampa Bay Rays Baseball, Ltd. (the “Rays Member”) a Fox Sale Notice (as defined in the Fox Sports Sun LLC Agreement) that is consistent with Section 6.09(c) of the Disclosure Letter. Buyer hereby acknowledges that the Rays Interest Holders (as defined in the Fox Sports Sun LLC Agreement) may elect to exercise their collective right (the “Rays Sale Right”) pursuant to Section 11.6(b) of the Fox Sports Sun LLC Agreement to require Sunshine Holdco Corporation or its designee to purchase the equity interests in Fox Sports Sun, LLC held by the Rays Member, and, if the Rays Member elects to exercise the Rays Sale Right, Buyer shall purchase such equity interests in accordance with Section 11.6(f) of the Fox Sports Sun LLC Agreement.

(d) Buyer and Seller hereby acknowledge that a Fox Sale Notice (as defined in the FSN Arizona LP Agreement) has been delivered to AZ Baseball Media Limited Partnership (the “FSN Arizona Partner”) in connection with the Merger and that FSN Arizona Partner has elected to exercise its right (the “Arizona Sale Right”) pursuant to Section 11.5(b) of the FSN Arizona LP Agreement to require Fox Sports Net Arizona, L.P. (“FSN Arizona”) or its designee to purchase the equity interests in FSN Arizona held by the FSN Arizona Partner. Seller hereby agrees that in the event that such purchase has not been consummated at or prior to the Closing, Seller shall pay, or cause to be paid, to the FSN Arizona Partner the Fair Market Value (as defined in the FSN Arizona LP Agreement as in effect on the Closing Date) when due in accordance with the FSN Arizona LP Agreement as in effect on the Closing Date. In the event that such Fair Market Value has not been finally determined prior to the Closing Date, Buyer agrees that Seller shall exercise all of the rights of the Transferred Company and its Subsidiaries in connection with the determination of such Fair Market Value under the FSN Arizona LP Agreement, including having control over negotiations and communications with the FSN Arizona Partner and the selection of and communications with appraisers; provided that Seller shall (i) keep Buyer informed of all material developments and consult with Buyer on a regular basis in connection therewith and (ii) reimburse Buyer for all reasonable out-of-pocket costs and expenses incurred by Buyer or any of its Affiliates in connection with the determination of such Fair Market Value or any disputes relating thereto (including compliance by Buyer with its obligations under this Section 6.09(d)). Buyer agrees that it will use commercially reasonable efforts to cooperate with, and provide all necessary information reasonably requested by, Seller in connection with the foregoing. From the Closing Date until the final determination of the Fair Market Value (as defined in the FSN Arizona LP Agreement as in effect on the Closing Date), Buyer agrees that it will not, and it will cause its Subsidiaries not to, consent to or agree to any amendment, modification or waiver of the FSN Arizona LP Agreement that would reasonably be expected to have the effect of increasing the Fair Market Value that is required to be paid by Seller pursuant to this Section 6.09(d) or otherwise materially adversely impact Seller’s rights or obligations under this Section 6.09(d).

(e) Following the first ordinary course distribution made after the Closing by each non-wholly owned Subsidiary of the Transferred Company to the holder(s) of minority interests therein (each, a “First Post-Closing Distribution”), Buyer shall furnish Seller with notice of the amount of such distribution. Seller shall, within five (5) business days following receipt of such notice, pay Buyer or its designee, by wire transfer in immediately available funds to one or more bank accounts designated by Buyer, (i) the amount of such First Post-Closing Distribution multiplied by (ii) a fraction, (A) the numerator of which is the number of days that have elapsed prior to the Closing since the date of the last distribution prior to the First Post-Closing Distribution made by the applicable non-wholly owned Subsidiary of the Transferred Company to the holder(s) of minority interests therein (the “Last Pre-Closing Distribution”) and (B) the denominator of which is the total number of days that have elapsed between the Last Pre-Closing Distribution and the First Post-Closing Distribution.

SECTION 6.10. Other Agreements.  (a) At or prior to the Closing, Buyer shall use its commercially reasonable efforts to enter into an agreement with The Nielsen Company (US), LLC (“Nielsen”) pursuant to which Nielsen will provide to the Business, from the Closing through at least September 30, 2020, the services set forth in the Nielsen Master Services Agreement, dated as of October 1, 2017, as amended, by and among Nielsen and Affiliates of Disney, which agreement shall contain fees mutually agreed upon by the parties thereto and other customary terms and conditions.

(b) The parties agree to the terms set forth on Annex A to Section 6.01(c)(xi) of the Disclosure Letter.

SECTION 6.11. Release.

(a) Effective as of the Closing, Seller, for and on behalf of Seller and its Subsidiaries and their respective successors and assigns (the “Seller Releasing Parties”), hereby releases, acquits and forever discharges the Transferred Company and its Subsidiaries and each of their respective past and present directors, officers, managers, members, partners, unitholders, principals, employees, agents, advisors, representatives, predecessors, successors and assigns (the “Company Released Parties”), from any and all manner of claims, actions, suits, damages, demands and Liabilities whatsoever in Law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, including under Contracts between the Seller Releasing Parties and the Company Released Parties, which any Seller Releasing Party ever had, has or may have against any of the Company Released Parties by virtue of or in any matter related to any actions or inactions with respect to the Transferred Company or its Subsidiaries or their affairs at or prior to the Closing (collectively, the “Seller Released Claims”).  Notwithstanding anything herein to the contrary, nothing in this Section 6.11(a) shall operate to release, acquit or discharge any of the obligations, covenants and agreements arising under this Agreement or the Ancillary Agreements.

(b) Effective as of the Closing, the Transferred Company, for and on behalf of itself and its Subsidiaries and each of their respective successors and assigns (the “Company Releasing Parties”), hereby releases, acquits and forever discharges Seller and its Subsidiaries (other than the Transferred Company and its Subsidiaries) and each of their respective past and present directors, officers, managers, members, partners, unitholders, principals, employees, agents, advisors, representatives, predecessors, successors and assigns (the “Seller Released Parties”), from any and all manner of claims, actions, suits, damages, demands and Liabilities whatsoever in Law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, including under Contracts between the Company Releasing Parties and the Seller Released Parties, which any Company Releasing Party ever had, has or may have against any of the Seller Released Parties by virtue of or in any matter related to any actions or inactions with respect to Seller or its Subsidiaries or their affairs at or prior to the Closing (collectively, the “Company Released Claims”).  Notwithstanding anything herein to the contrary, nothing in this Section 6.11(b) shall operate to release, acquit or discharge any of the obligations, covenants and agreements arising under this Agreement or the Ancillary Agreements.

SECTION 6.12. LLC Conversions. Prior to the Closing, Seller shall cause each of the Corporate Subsidiaries to convert, in accordance with applicable state Law, to a limited liability company (such conversions, the “LLC Conversions”).

SECTION 6.13. Restructuring. Prior to the Closing, Seller shall effect the Restructuring, subject to the terms set forth on Section 1.01(e) of the Disclosure Letter.

ARTICLE VII

Post-Closing Covenants

SECTION 7.01. Post-Closing Access.  For a period of six (6) years after the Closing, Buyer will, and will cause its Subsidiaries (including the Transferred Company and its Subsidiaries) to, permit Seller and its duly authorized representatives access for any reasonable business purpose during normal business hours (upon reasonable advance written notice to Buyer) to all Contracts, books, records and other data relating to the Business, the Transferred Company and its Subsidiaries and the Transferred Equity Interests conveyed and assumed at the Closing, in each case, with respect to periods prior to the Closing, to the extent that such materials were delivered to Buyer, except where such access is prohibited by applicable Law or Judgment; provided that such access shall not unreasonably interfere with the ongoing operations of Buyer and its Affiliates. Seller shall, and shall cause its representatives to, maintain the confidentiality of any such Contracts, books, records and other data in accordance with Section 7.06. Seller agrees that after the Closing, Buyer or its authorized representatives may, at Buyer’s cost and expense, make copies of those books and records (or redacted portions thereof) that have not been transferred to Buyer or such other information in the possession or control of Seller or any of its Subsidiaries, in each case, to the extent relating to the Business for any reasonable business purpose, except where providing copies is prohibited by applicable Law or Judgment. No party shall be required to provide access to books and records pursuant to this Section 7.01 to the extent such access, in such party’s reasonable judgment would (i) jeopardize any attorney-client or legal privilege (other than books and records subject to joint defense or common interest privilege); provided that the requested party shall use its reasonable best efforts to provide such document, communication or information in a manner that does not result in a waiver of such privilege or (ii) contravene any fiduciary duty or confidentiality obligation.

SECTION 7.02. Insurance.  (a) Except as expressly set forth in the Ancillary Agreements or expressly permitted pursuant to Section 7.02(b) and Section 7.02(c), the coverage under all insurance policies related to the Business and arranged or maintained by Seller or any of its Affiliates is only for the benefit of Seller or its Affiliates, and not for the benefit of Buyer, the Transferred Company and its Subsidiaries or the Business. Except as expressly set forth in the Ancillary Agreements, as of the Closing, Buyer agrees to arrange for its own insurance policies with respect to the Business covering all periods and, except as expressly permitted pursuant to Section 7.02(b) and Section 7.02(c), agrees not to seek, through any means, to benefit from any of Seller’s or its Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Transferred Company and its Subsidiaries and the Business (other than in respect of claims arising out facts, circumstances, events or matters occurring prior to the Closing).

(b) The parties acknowledge that the Transferred Company and its Subsidiaries may be entitled to the benefit of coverage under the insurance policies of Seller or its Affiliates (the “Retained Policies”) with respect to acts, facts, circumstances or omissions occurring prior to the Closing (“Pre-Closing Occurrences”), and, for a one-year period concluding on the first anniversary of the Closing Date, Seller hereby authorizes Buyer to report any and all Pre-Closing Occurrences arising in connection with the Transferred Company and its Subsidiaries or the Business (to the extent the damages, losses and liabilities with respect to such Pre-Closing Occurrences were not taken into account in connection with the Purchase Price adjustment under Section 2.04) to the applicable insurance providers to the extent permitted under the applicable Retained Policy, and where not permitted, agrees, upon receipt of a written request by Buyer, to make such report on Buyer’s behalf.

(c) With respect to claims for Pre-Closing Occurrences made pursuant to Section 7.02(b), (i) if reported to the applicable insurance provider by Buyer, Buyer shall promptly notify Seller’s corporate insurance department of such claims, (ii) Buyer shall, and shall cause its Affiliates to, comply with the terms of the applicable Retained Policy and (iii) each party shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain the benefit of the applicable insurance coverage and shall pay, or shall cause its Affiliate to pay, such benefit, if any, to Buyer (net of any Recovery Costs incurred by Seller or any Affiliate of Seller as a result of the same); provided that (A) Buyer shall be fully liable for all uninsured or self-insured amounts in respect of any Retained Policy claims and (B) Buyer agrees to reimburse Seller promptly upon request for all reasonable out-of-pocket costs or expenses incurred by Seller or any Affiliate of Seller in connection with making or pursuing any claim pursuant to this Section 7.02, including the reasonable costs of filing a claim and any deductibles, premium increases, Taxes or other amounts that are payable by Seller or any Affiliate of Seller as a direct result of claims made pursuant to this Section 7.02 (such costs and expenses referred to in this clause (b), “Recovery Costs”). The parties agree that any recoveries under the Retained Policies pursuant to this Section 7.02 shall inure first to Seller to reimburse any and all Recovery Costs.

SECTION 7.03. Payments from Third Parties; Mail Handling.  (a) In the event that, on or after the Closing Date, either party shall (i) receive any payments or other funds due to the other (including pursuant to the terms of any of the Transaction Documents or any Shared Contract), then the party receiving such funds shall promptly forward such funds to the proper party and (ii) make a payment to any Person on behalf of the other party, then the party on behalf of whom such payment was made agrees to promptly reimburse the party making such payment. The parties acknowledge and agree there is no right of offset regarding such payments and a party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under any of the Transaction Documents.

(b) Seller, on the one hand, and Buyer, on the other hand, on behalf of itself and its Affiliates, authorizes Seller and its Affiliates (and their respective officers, directors, employees and agents), on the one hand, and Buyer and its Affiliates (and their respective officers, directors, employees and agents), on the other hand, as the case may be, if any such Person receives any mail, package or other communication intended for another Party or such Party’s Affiliates or another Person and it is not readily apparent that such is the case, to open such communications and to retain the same to the extent that they relate to the business of the receiving Party. To the extent that any such communications relate to the business of the non- receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party. No Party shall open mail unambiguously intended for another Party and marked confidential or proprietary. The provisions of this Section 7.03(b) are not intended to, and shall not be deemed to, constitute an authorization by a Party to permit another Party to accept service of process on its behalf, and no Party is or shall be deemed to be the agent of another Party for service of process purposes.

SECTION 7.04. Ancillary Agreements.  At the Closing, (a) Seller shall, and shall cause its applicable Subsidiaries to, enter into, execute and deliver the Assignment and Assumption Agreement in respect of the Transferred Contracts, substantially in the form attached as Exhibit A (the “Assignment and Assumption Agreement”), (b) Buyer and Seller shall enter into, execute and deliver the Transition Services Agreement, substantially in the form attached as Exhibit B (the “Transition Services Agreement”), (c) Buyer shall enter into, execute and deliver the New Fox-RSN License Agreement, substantially identical to the form attached as Exhibit C and (d) Buyer and Seller or its applicable Subsidiary shall enter into, execute and deliver the RemainCo-RSN License Agreement, substantially identical to the form attached as Exhibit D. Prior to the Closing, Buyer and Seller shall negotiate in good faith with the other party and its representatives in connection with finalizing each Exhibit (as defined in the Transition Services Agreement).

SECTION 7.05. Separation Matters.  Buyer hereby agrees that it will (a) comply with the obligations set forth in the Separation Agreement and any Ancillary Agreement (as defined in the Separation Agreement) applicable to the assets of the Transferred Company and (b) comply with the provisions of the Specified Sections (as defined in the Separation Agreement) and any applicable Ancillary Agreements (as defined in the Separation Agreement) with respect to the assets of the Transferred Company as if it were Remainco (as defined in the Separation Agreement); provided that none of Buyer, the Transferred Company or any of its Subsidiaries shall have any obligations under the Tax Matters Agreement (as defined in the Separation Agreement) or the Separation Agreement, to the extent related to Taxes. Seller hereby agrees that it will cause Fox to enforce its rights set forth in the Separation Agreement and any Ancillary Agreement (as defined in the Separation Agreement) applicable to the assets of the Transferred Company or any of its Subsidiaries or the Business (and, to the extent constituting Fox Liabilities (as defined in the Separation Agreement), any Liabilities (as defined in the Separation Agreement) to which any of them may become subject) at the direction of Buyer.  Without limiting the generality of the foregoing, if any Remainco Asset (as defined in the Separation Agreement) that is an asset of the Transferred Company or any of its Subsidiaries or the Business is transferred to Fox in accordance with Section 5.05 of the Separation Agreement, Fox shall promptly procure the transfer of such asset to Buyer or an Affiliate of Buyer nominated by Buyer (including the Transferred Company or any of its Subsidiaries) for no additional consideration.

SECTION 7.06. Restrictive Covenants.

(a) From the date hereof and ending on the two-year anniversary of  the Closing Date, Seller shall, and shall cause its Affiliates and its and their respective officers, directors, employees, agents and representatives (collectively, “Seller Restricted Parties”) to, (i) maintain the confidentiality of, (ii) not use, (iii) not divulge to any Person, any confidential, non-public or proprietary information of the Transferred Company, any of its Subsidiaries or the Business (“Business Confidential Information”), except with the prior written consent of Buyer; provided that such obligations shall not apply in respect of information that is or becomes generally available to the public without breach of this Section 7.06 by any Seller Restricted Party.  If any Seller Restricted Party shall be required by applicable Law to divulge any such information, such Seller Restricted Party shall, to the extent legally permissible, provide Buyer with prompt written notice of such request so that Buyer may seek an appropriate protective order or other appropriate remedy, and such Seller Restricted Party shall, at the request and expense of Buyer, cooperate with Buyer to the extent legally permissible to obtain a protective order or other remedy; provided that, in the event that a protective order or other remedy is not obtained, such Seller Restricted Party may furnish only that portion of such information which, in the opinion of its counsel, is legally required to be disclosed and shall, at the request and expense of Buyer, exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded any such information so disclosed. Nothing in or about this Agreement prohibits any Seller Restricted Party from: (A) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), maintaining the confidentiality of, a claim with the Securities and Exchange Commission (the “SEC”); (B) providing Business Confidential Information to the SEC, or providing the SEC with information that would otherwise violate any part of this Agreement, to the extent permitted by Section 21F of the Exchange Act; (C) cooperating, participating or assisting in an SEC investigation or proceeding without notifying Seller, Buyer or any of their respective Affiliates; or (D) receiving a monetary award as set forth in Section 21F of the Exchange Act.  Furthermore, the Seller Restricted Parties shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Business Confidential Information that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. Section 1833(b)) applies that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of applicable law; or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

(b) Promptly following the Closing, Seller shall (i) deliver, or cause to be delivered, to Buyer all Business Confidential Information in the possession or control of any Seller Restricted Party, and shall (ii) destroy, delete and purge from its databases, files or other systems, or cause to be destroyed, deleted or purged, all duplicate or back-up copies thereof and any notes, extracts or summaries based thereon; provided, that (A) Seller shall be entitled to retain any Business Confidential Information to the extent, in the opinion of counsel, it is necessary to comply with applicable Law or in connection with any legal Proceeding that seeks disclosure of any Business Confidential Information and (B) Seller shall not be required to destroy or purge ordinary course archives or backups to the extent such archives or backups are made unreadable or inaccessible. Seller shall be responsible for any breach of Sections 7.06(a) or (b) by any other Seller Restricted Party; provided, further, that Seller shall not be required to take any action pursuant to this Section 7.06(b) to the extent such action is inconsistent with its obligations under the Separation Agreement.

(c) From the date hereof and ending on the twelve (12) month anniversary of  the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, without the prior written consent of Buyer, (i) solicit any Restricted Employee or induce or attempt to induce any Restricted Employee to leave the employ of the Business, the Transferred Company or any of its Subsidiaries, or (ii) hire or retain (including as a consultant or contractor) any Restricted Employee. “Restricted Employee” means any Person who is an officer or employee of the Business, the Transferred Company or any of its Subsidiaries having the title of “Senior Vice President” or above. Nothing in this Section 7.06(c) shall prohibit Seller or any of its Affiliates from soliciting (or hiring or retaining as a result of such solicitation) (i) any Restricted Employee through a general advertisement or search firm that does not target such Persons (ii) a former Restricted Employee whose employment with the Transferred Company or its applicable Subsidiary ceased at least forty-five (45) days prior to the start of such solicitation.

(d) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Section 7.06 were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto agree that, in the event of a breach or threatened breach of this Section 7.06, Buyer shall be entitled to seek, as its sole remedy, an injunction restraining such breach or threatened breach without the necessity of proving the inadequacy of money damages as a remedy. Seller hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Seller agrees that the only permitted objection that they may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Section 7.06.

(e) If, at the time of enforcement of any covenant contained in this Section 7.06, a court or other Governmental Entity shall hold that the duration or scope stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration or scope reasonable under such circumstances shall be substituted for the stated duration or scope and that the court or other Governmental Entity shall be allowed and directed to revise the restrictions contained herein to cover the maximum period and scope permitted by applicable Law.

SECTION 7.07. Indemnification.

(a) From and after the Closing, Seller agrees to defend, indemnify and hold harmless Buyer, its Affiliates and their respective successors and assigns from and against, and to promptly pay to Buyer, its Affiliates and their respective successors and assigns, any and all losses, damages, Taxes, claims, costs and expenses, Liabilities, interest, awards, judgments, fines and penalties (including, in each case, those arising out of the defense of any Proceeding and any settlement or compromise thereof or Judgment relating thereto and reasonable attorneys’ fees and expenses) (“Losses”), arising out of, resulting from, or relating to, (i) the Retained Business, (ii) any Seller Released Claim, (iii) the Restructuring, (iv) any Transaction Expenses or (v) the matter set forth on Section 7.07(a) of the Disclosure Letter. The parties acknowledge and agree that Seller shall have the right to assume the defense, control and settlement of any third-party Proceeding that is the subject of an indemnification claim pursuant to clause (v), with its own counsel and at its own expense.

(b) From and after the Closing, Buyer agrees to defend, indemnify and hold harmless Seller, its Affiliates and their respective successors and assigns from and against, and to promptly pay to Seller, its Affiliates and their respective successors and assigns, any and all Losses arising out of, resulting from, or relating to (i) the Business (other than in respect of their obligations under this Agreement or any other Transaction Document) or (ii) any Company Released Claim.

(c) IN CONNECTION WITH ANY DISPUTE UNDER THIS SECTION 7.07, EACH PARTY HERETO WAIVES (i) ANY CLAIM TO PUNITIVE, EXEMPLARY AND (ii) ANY CLAIM OF INDIRECT, INCIDENTAL, SPECIAL OR MULTIPLIED DAMAGES THAT ARE NOT REASONABLY FORESEEABLE, IN EACH CASE FROM THE OTHER PARTY HERETO (OR ANY AFFILIATE OF

SUCH OTHER PARTY HERETO), EXCEPT THAT THE COURT SHALL HAVE THE POWER TO AWARD ANY RELIEF PROVIDED BY GOVERNING STATUTE (IT BEING UNDERSTOOD THAT THIS WAIVER DOES NOT COVER ANY RIGHT TO INDEMNITY FOR PUNITIVE, EXEMPLARY, MULTIPLIED, INDIRECT, INCIDENTAL OR SPECIAL DAMAGES PAYABLE TO THIRD PARTIES THAT MAY BE IMPOSED OR OTHERWISE INCURRED).

(d) IN CONNECTION WITH ANY DISPUTE UNDER THIS SECTION 7.07, EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL OR LOST PROFITS DAMAGES THAT ARE NOT REASONABLY FORESEEABLE FROM THE OTHER (IT BEING UNDERSTOOD THAT THIS WAIVER DOES NOT COVER ANY RIGHT TO INDEMNITY FOR CONSEQUENTIAL OR LOST PROFITS DAMAGES PAYABLE TO THIRD PARTIES THAT MAY BE IMPOSED OR OTHERWISE INCURRED).

(e) IN CONNECTION WITH ANY DISPUTE UNDER THIS SECTION 7.07, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, EACH PARTY HERETO WAIVES ANY CLAIM FOR ATTORNEYS’ FEES AND COSTS AND PREJUDGMENT INTEREST FROM THE OTHER.

SECTION 7.08. Financial Statements.  Prior to and following the Closing, Seller shall, and shall use its reasonable best efforts to cause its legal counsel and other advisors and the Transferred Company’s accountants to use their respective reasonable best efforts to, and shall use reasonable best efforts to enforce its rights, if any, under the Separation Agreement to cause New Fox to, and to cause its accountants, legal counsel and other advisors to, use their respective reasonable best efforts to (i) cooperate with, and assist, Buyer, its Subsidiaries and its and their respective representatives in the preparation and/or modification of such financial statements for the Business and/or the Transferred Company and its Subsidiaries with respect to periods ending prior to the Closing Date as is necessary for Buyer to comply timely with its obligations to file financial statements with respect to the Business with the SEC pursuant to Item 9.01 of Form 8-K (including financial statements required by Item 9.01(a)(1) of Form 8-K and pro forma financial information required by Item 9.01(b)(1) of Form 8-K) (the “Closing 8-K”) or with respect to any future registration statement or private offering that may be filed or conducted by Buyer or its Affiliates where inclusion of such financial statements is required and (ii) cooperate with, and assist, Buyer, its Subsidiaries and its and their respective representatives in obtaining (A) any consents of the Transferred Company’s accountants to include and/or incorporate the Audited Financial Statements and any other audited financial statements referenced above, in each case, required to be filed, incorporated by reference or included in any disclosure document in connection with a public or private offering of securities of Buyer or its Affiliates and (B) necessary “comfort letters” of the Transferred Company’s accountants with respect to financial information for pre-Closing periods relating to the Business in connection with future issuances or sales of securities of the Buyer or its Affiliates. Buyer shall reimburse Seller (and New Fox) for reasonable out-of-pocket costs and expenses incurred by Seller (or New Fox) in complying with this Section 7.08.

ARTICLE VIII

Tax Matters

SECTION 8.01. Tax Treatment.  The parties agree that, for U.S. Federal income (and applicable state and local) tax purposes, the purchase and sale of the Transferred Equity Interests shall be treated as a purchase and sale of all of the assets held by the Transferred Company and its Disregarded Subsidiaries and an assumption of all of the liabilities of the Transferred Company and its Disregarded Subsidiaries. The parties shall report the transactions in a manner consistent with such treatment and shall take no contrary position, except as required by applicable Law. Buyer shall make commercially reasonable efforts to have any Subsidiaries of the Transferred Company that are partnerships for U.S. Federal income tax purposes use an interim closing of the books for the partnership tax year that includes the Closing Date.

SECTION 8.02. Certain Tax Elections. Seller shall not, and shall cause the Transferred Company and its Subsidiaries not to, take any action (including an election pursuant to Treasury Regulations § 301.7701-3) to cause the Transferred Company or any of its Subsidiaries (including the Corporate Subsidiaries, following the LLC Conversion) to be treated as a corporation for U.S. Federal income tax purposes.

SECTION 8.03. Allocation of Purchase Price.  (a) No later than 150 days after the Closing Date, Buyer shall deliver to Seller a statement allocating the Purchase Price (increased by the amount of liabilities assumed by Buyer and any other item properly taken into account for U.S. Federal income (and applicable state and local) tax purposes) among the assets of the Transferred Company and its Subsidiaries (as applicable) (the “Allocation Statement”) in a manner consistent with Sections 743, 755 and 1060 of the Code, as applicable.

(b) Seller shall deliver a written notice to Buyer within 30 days after Seller’s receipt of the Allocation Statement either accepting or objecting to the Allocation Statement, and, if Seller shall not have delivered such written notice within such 30-day period, Seller shall be deemed to have agreed to the Allocation Statement, and the Allocation Statement shall become final and binding upon the parties (the “Final Allocation”).  If Seller objects to the Allocation Statement in accordance with the immediately preceding sentence, then Seller and Buyer shall negotiate in good faith for a period of 30 days after Buyer’s receipt of Seller’s written notice of objection to resolve their differences, and, if the parties reach a resolution, the Allocation Statement shall be adjusted to reflect such resolution and, as adjusted, shall become the Final Allocation. If Seller and Buyer are unable to resolve their differences within such 30-day period, then Seller and Buyer shall prepare separate allocations, and there shall be no Final Allocation.

(c) If a Final Allocation is agreed to or otherwise determined pursuant to Section 8.03(b), then (i) the parties shall cooperate to adjust the Final Allocation to reflect any adjustments made pursuant to Section 2.04, and (ii) for U.S. Federal income (and applicable state and local) tax purposes, the parties shall report the transactions contemplated by this Agreement in a manner consistent with the Final Allocation and shall take no position contrary thereto, except as required by applicable Law.

SECTION 8.04. Transfer Taxes.  Buyer and Seller each shall bear fifty percent (50%) of all Transfer Taxes.  Buyer shall prepare and file all required Tax Returns relating to Transfer Taxes and shall timely pay all Transfer Taxes.  Seller shall promptly reimburse Buyer for Seller’s share of any such Transfer Taxes. Seller shall cooperate with Buyer to minimize the amount of any Transfer Taxes and, if necessary, shall cooperate with Buyer in the preparation and filing of Tax Returns relating to Transfer Taxes.  If Seller is required by Law to pay any Transfer Taxes, Buyer shall promptly reimburse Seller for Buyer’s share therefor.

SECTION 8.05. Tax Cooperation, Information and Access.  (a) Each party shall cooperate with the other party and provide all assistance as the other party may reasonably request, in each case, with respect to Tax matters.

(b) Without limiting the generality of Section 8.05(a), each party shall deliver to the other party, as soon as practicable, such information and data as the other party may reasonably request, and shall make available (at mutually convenient times and locations) such knowledgeable employees and shall permit (including by signing customary access letters and similar forms) the other party to have reasonable access to such agents and advisors (including accounting firms and legal counsel), in each case, as the other party may reasonably request in order to enable the other party (i) to complete and timely file all Tax Returns that may be required to be filed, (ii) to respond to, prosecute or defend any audit or other examination by any Governmental Entity with respect to Taxes and any administrative appeal, alternative dispute resolution process or litigation with respect to Taxes and (iii) to otherwise enable the other party to satisfy its accounting and Tax requirements, including its customary internal Tax and accounting procedures and applicable statutory audited financial statements processes, in each case, with respect to the activities of the Transferred Company and any Subsidiary of the Transferred Company.  Any information obtained under this Agreement with respect to Taxes shall be kept confidential, except as otherwise required in connection with any of the actions or items described in the immediately preceding sentence.

(c) Buyer shall retain all Tax records and information received in connection with the Transactions until the later of the seventh anniversary of the filing of the relevant Tax Return or the expiration of the relevant statute of limitations for assessment and collection.  Buyer shall provide Seller with written notice at least sixty (60) days prior to destroying or disposing of any such records and information and, if requested by Seller, instead deliver any such records and information to Seller.

SECTION 8.06. Tax Sharing Agreements.  Following the Closing, none of Buyer, the Transferred Company or any of its Subsidiaries shall be liable for any Taxes of Seller, New Fox or any of their respective Subsidiaries (other than the Transferred Company or any of its Subsidiaries), including, for the avoidance of doubt, any Taxes reported on a Tax Return filed for a unitary, affiliated or consolidated group of which any of the Seller, New Fox, or any of their respective Subsidiaries (other than the Transferred

Company or any of its Subsidiaries) is the common parent. Without limiting the foregoing, on or before the Closing Date, the rights and obligations of the Transferred Company and its Subsidiaries pursuant to all Tax allocation, sharing, indemnification or similar agreements or arrangements (other than this Agreement) to which the Transferred Company or any of its Subsidiaries, on the one hand, and the Seller, New Fox or any of their respective Subsidiaries, on the other hand, are parties, shall terminate, and neither the Transferred Company nor any of its Subsidiaries, on the one hand, or the Seller, New Fox or any of their respective Subsidiaries, on the other hand, shall have any rights, obligations or Liabilities thereunder after the Closing. For the avoidance of doubt, none  of Seller, New Fox or any of their respective Subsidiaries (other than the Transferred Company or any of its Subsidiaries) shall be liable for Taxes relating to the Business and imposed directly on the Transferred Company or its Subsidiaries, such as payroll Taxes, sales and use Taxes, and similar Taxes but any such Taxes that are current liabilities shall instead be included in Adjusted Working Capital.

SECTION 8.07. Partnership Audits.  (a) With respect to any Subsidiary of the Transferred Company that is a partnership for U.S. Federal income tax purposes, for all taxable periods that end on or before the Closing Date, Buyer and Seller shall use commercially reasonable efforts to cause Seller, or its designated representative, to be the “partnership representative” or “tax matters partner”, as applicable.

(b) With respect to any Subsidiary of the Transferred Company that is a partnership for U.S. Federal income tax purposes (or applicable state or local income tax purposes), for all taxable periods that end on or before or that include the Closing Date and for which Seller is not either (x) the “partnership representative” or “tax matters partner” for U.S. federal income tax purposes or (y) any equivalent designation under applicable state or local income tax law, then, for the jurisdiction in which Seller is not the partnership representative, tax matters partner or equivalent designation:

(i) Buyer shall use commercially reasonable efforts to prevent the partnership from electing to cause the BBA Rules to apply at any earlier date than is required by applicable Law;

(ii) if a Governmental Entity proposes an adjustment to an item of income, gain, loss, deduction or credit for any taxable period to which the BBA Rules apply, Buyer shall (x) use commercially reasonable efforts to cause the partnership to make any available modifications under the BBA Rules for offsetting the economic burden of such adjustment, including by maximizing the likelihood that the tax attributes of each partner are taken into account in determining the adjustment and allocating the benefit of any such modifications to the appropriate partner, (y) notify, or use commercially reasonable efforts to cause the partnership to notify, Seller of such adjustment and shall send, or use commercially reasonable efforts to cause the partnership to send, Seller copies of all written communications from any Governmental Entity, in each case, within five (5) business days of the partnership’s receipt of such notice or communications and (z) shall use commercially reasonable efforts to cause the partnership not to make the election to “push out” any such adjustment to Seller pursuant to Section 6226 of the Code if Seller, at its sole cost and expense, (A) requests (in writing) that the partnership not make the election, (B) timely deposits an amount with the partnership that is equal to the amount of the tax that is attributable to Seller and (C) fully cooperates with Buyer and the partnership to comply with the requirements of Section 6225(c)(2)(B) of the Code; and

(iii) (x) Seller will have the right, at its own expense, directly or through its designated representatives, to participate fully in any audit, including the right to participate in any meetings or phone conferences with any Governmental Entity, and (y) no audit or adjustment shall be settled, the statute of limitations shall not be extended, no written communications shall be made to any Governmental Entity, and no suit concerning any tax refund or deficiency shall be filed, in each case, without the consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.

(c) Notwithstanding anything to the contrary in this Agreement, this Section 8.07 shall survive the Closing and the termination of this Agreement.

ARTICLE IX

Employees

SECTION 9.01. Transfer of Employees of the Business.  On or prior to the Closing, Seller shall take such steps as are required to (i) transfer the employment of each Employee of the Business to the Transferred Company or one of its Subsidiaries and (ii) transfer the employment of each employee who is not an Employee of the Business from the Transferred Company or one of its Subsidiaries to Seller or one of its Subsidiaries (other than the Transferred Company or any of its Subsidiaries).

SECTION 9.02. Compensation and Employee Benefits.  (a)  For the period commencing at the Closing and ending on December 31, 2020 (the “Continuation Period”), Buyer shall, or shall cause its Affiliates to, provide to each Transferred Employee during his or her employment with Buyer and its Affiliates (and, with respect to any compensation or benefits that apply following a termination of employment, the applicable period thereafter) (i) base salary or base wage rates that are no less favorable than those in effect for each such Transferred Employee immediately prior to the Closing, (ii) target annual cash bonus opportunities and target long-term incentive compensation opportunities that are no less favorable in the aggregate than those in effect for each such Transferred Employee immediately prior to the Closing, (iii) other compensation and benefits (including retirement benefits) that, in the aggregate, are substantially comparable to those in effect for similarly situated employees of Buyer Parent immediately prior to the Closing, and (iv) severance benefits that are no less favorable than those provided to similarly situated employees of Buyer immediately prior to the Closing.  Notwithstanding the foregoing, Buyer and its Affiliates shall assume the obligation to provide and shall provide each Transferred Employee who is eligible to receive severance benefits under the severance plans adopted by Fox, as set forth on Section 9.02(a) of the Disclosure Letter (the “Fox Severance Plan”), with the severance benefits provided under the Fox Severance Plan in the event any such Transferred Employee receives or gives notice of a qualifying termination on or prior to March 20, 2020 or otherwise becomes entitled to receive severance benefits under the terms of the Fox Severance Plan.

(b) Severance or Other Termination Liabilities.  Buyer and its Affiliates shall be solely responsible for any severance, redundancy or similar termination payments or benefits that may become payable to any Transferred Employee that directly relates to a termination of employment caused by Buyer or one of its Affiliates that occurs on or following the Closing Date.

(c) Service Credit.  From and after the Closing, Buyer shall, or shall cause its Affiliates to, provide credit (without duplication) to each Transferred Employee for his or her service recognized by Seller and its Affiliates and their respective predecessors before the Closing for purposes of eligibility, vesting, continuous service, determination of service awards, vacation, paid time off and severance entitlements solely to the same extent and for the same purposes as such service was credited under any similar Business Employee Benefit Plan in which such Transferred Employee participated or was eligible to participate immediately prior to the Closing; provided that such service shall not be recognized for purposes of benefit accrual under any defined benefit pension plan or retiree medical plan or to the extent that such recognition would result in a duplication of benefits or for purposes of any frozen or discontinued Business Employee Benefit Plan or any frozen or discontinued portion of a Business Employee Benefit Plan.

(d) Welfare Plans.  Seller shall be responsible for all Liabilities related to welfare benefit claims incurred as of the Closing under the Business Employee Benefit Plans that are not Assumed Benefit Plans. Any former Employee of the Business who has experienced a qualifying event under the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code (“COBRA”) and his or her dependents who are receiving benefits pursuant to COBRA under a Business Employee Benefit Plan that is not an Assumed Benefit Plan as of the Closing shall be permitted to continue receiving benefits pursuant to COBRA under such Business Employee Benefit Plan following the Closing and none of Buyer or any of its Subsidiaries (including the Transferred Company and its Subsidiaries) shall have any Liabilities or obligations relating thereto. Buyer shall, or shall cause its Affiliates to, use reasonable best efforts to provide that no pre-existing conditions, exclusions or waiting periods shall apply to Transferred Employees under the benefit plans provided for those employees except to the extent such condition or exclusion was applicable to an individual Transferred Employee prior to the Closing. With respect to the plan year during which the Closing occurs, Buyer shall use reasonable best efforts to provide each Transferred Employee with credit for deductibles and out-of-pocket requirements paid prior to the Closing in satisfying any applicable deductible or out-of-pocket requirements under any employee benefit plan of Buyer or its Affiliates in which such Transferred Employee is eligible to participate following the Closing.

(e) Incentive Compensation.  Buyer shall, and shall cause its Affiliates to, continue each performance period in effect at the Closing under each incentive compensation bonus plan in which any Transferred Employee participates, with appropriate adjustment (as reasonably determined by Buyer after consultation with Seller) to the applicable performance targets to take into account the transactions contemplated by this Agreement. Buyer shall, and shall cause its Affiliates to, make any bonus payments earned by Transferred Employees under any applicable incentive compensation bonus plan at the time prescribed by, and in accordance with the other terms and conditions of, the applicable plan as in effect immediately prior to the Closing, provided, that in no event shall any Transferred Employee be eligible to receive any portion of his or her bonus in respect of the fiscal year 2019 performance period that was previously paid with respect to the period ending as of the date of the Merger.

(f) Cash Retention Awards.  From and after the Closing, Buyer shall, or shall cause its Affiliates to, assume and honor, in accordance with their terms, all obligations with respect to each cash retention award granted to the Transferred Employees and outstanding immediately prior to the Closing, including forfeiture provisions, Tax withholding and reporting obligations that arise in connection with the vesting and payment of each cash retention award.  Section 9.02(f) of the Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all outstanding cash retention awards held by Employees of the Business, including the amounts of each such award on a holder by holder basis and the applicable vesting schedule.

(g) Vacation and Paid Leave.  From and after the Closing, Buyer shall, and shall cause its Affiliates, to assume and honor all accrued but unused vacation and other paid time-off of the Transferred Employees that are properly accrued on the books and records of the Transferred Company and its Subsidiaries as of the Closing; provided that this covenant shall be subject to the limitations with respect to using such accrued vacation as provided for under the applicable plans and policies of Buyer and its Affiliates for similarly situated employees of Buyer and its Affiliates, but in no event shall any such accrued but unused vacation and other paid time-off be forfeited to the extent it would not be forfeited in accordance with the policies of Seller or the Company as in effect immediately prior to the Closing. Notwithstanding the foregoing, if Seller and its Affiliates are required under applicable Law to make a payment in settlement of accrued vacation or paid time off of any Transferred Employee in connection with the transactions contemplated by this Agreement, Buyer shall reimburse Seller and its Affiliates (other than the Transferred Company or any of its Subsidiaries) for such payment no later than ten (10) business days following the date such payment is actually made by Seller or its Affiliates.

(h) Business Employee Benefit Plans.  From and after the Closing, the Transferred Employees shall cease to be active participants in the Business Employee Benefit Plans that are not Assumed Benefit Plans.

SECTION 9.03. Assumed Benefit Plans.  Buyer and its Affiliates shall assume all assets and Liabilities related to all Assumed Benefit Plans.

SECTION 9.04. [Reserved]

SECTION 9.05. Multiemployer Plans.

(a) Buyer and its Affiliates shall be obligated to make contributions to each “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which Seller or any of its Affiliates are required to contribute in respect of any Transferred Employee immediately prior to the Closing Date (each, a “Multiemployer Plan”) in accordance with the applicable Collective Bargaining Agreement relating thereto. It is the intention of the Parties that the transactions contemplated by this Agreement shall not result in a partial or complete withdrawal from any Multiemployer Plan, and Seller and Buyer and its Affiliates shall cooperate to take all actions, if any, as may be necessary to ensure the application of Section 4218 of ERISA to the transactions contemplated by this Agreement and comply with any other applicable provisions of ERISA in furtherance of the foregoing.

(b) Buyer shall provide Seller with reasonable advance notice of any action or event that occurs before the end of the fifth calendar year commencing after the Closing Date that would reasonably be expected to result in the imposition of withdrawal liability under ERISA, and shall promptly furnish Seller with a copy of any notice of withdrawal liability it may receive with respect to any Multiemployer Plan, together with all the pertinent details.  In the event that any such withdrawal liability shall be assessed against Buyer or its Affiliates, Buyer further agrees to provide Seller with reasonable advance notice of any intention on the part of Buyer or its Affiliates not to make full or any interim payment of any withdrawal liability when the same shall become due.

(c) From and after the Closing, Buyer and its Affiliates shall indemnify and hold harmless Seller or any of its Affiliates for any Liabilities in respect of any Multiemployer Plans, whether accrued prior to, at, or following the Closing.

SECTION 9.06. Defined Contribution Plans.  (a) Effective as of the Closing, Buyer shall designate one or more defined contribution pension plans (collectively, the “Buyer DC Plans”) for the benefit of the Transferred Employees who participated in one or more of the defined contribution pension plans maintained by Fox or its Affiliates (collectively, the “Seller DC Plans”) that are intended to be qualified under Section 401(a) of the Code immediately prior to the Closing (collectively, the “Business DC Plans”). Such Transferred Employees are referred to hereinafter as the “DC Employees”. The DC Employees shall be given credit under the respective Buyer DC Plan for all service with Seller and its Affiliates and their respective predecessors as if it were service with Buyer for purposes of determining eligibility and vesting under each respective Buyer DC Plan, solely to the extent such service is credited for the purposes of the applicable defined contribution plan in which the Transferred Employee participated immediately prior to Closing. The applicable Buyer DC Plans shall be tax-qualified under Section 401(a) of the Code.

(b) Each Buyer DC Plan will provide for the receipt in kind from the DC Employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code) other than distributions from Roth accounts in the Seller DC Plans, including notes corresponding to loans (other than loans that are fully or partially secured by amounts in Roth accounts in the Seller DC Plans). Buyer and Seller will work together in order to facilitate any such distribution or rollover and to effect an eligible rollover distribution for those DC Employees who timely elect to rollover their account balances, including notes, directly into a Buyer DC Plan.

SECTION 9.07. Equity Compensation.  Each award of restricted stock units in respect of shares of Disney Common Stock that is outstanding immediately prior to the Closing and held by a Transferred Employee (each, a “Seller RSU Award”) shall, as of the Closing and without any action on the part of the holder thereof, be converted into a deferred cash award of Buyer, with the same vesting, forfeiture and payment terms and schedules as were applicable to such Seller RSU Award immediately prior to the Closing, with each such Seller RSU Award to be converted into a cash award with an economic value equal to such Seller RSU Award calculated using the volume weighted average per-share price of Disney Common Stock trading on the New York Stock Exchange as reported by Bloomberg during the five (5) full trading days ending immediately prior to the Closing Date.  Section 9.07 of the Disclosure Letter sets forth a true and complete list as of the date of this Agreement, of all outstanding Seller RSUs Awards held by each Employee of the Business on a holder-by-holder basis, including the number of shares of Disney Common Stock subject to each such Seller RSU Award and the applicable vesting and payment schedule.

SECTION 9.08. Labor and Employment Law Matters.  (a) Buyer and Seller shall, and shall cause their applicable Affiliates to, cooperate to take all steps, on a timely basis, as are required under applicable Law or any Collective Bargaining Agreement to notify, consult with, or negotiate the effect, impact, terms or timing of the transactions contemplated by this Agreement with each union, labor board, employee group or Governmental Entity where so required under applicable Law. Seller shall regularly review with Buyer the progress of the notifications, consultations and negotiations with each union, labor board, employee group and Governmental Entity regarding the effect, impact or timing of the transactions contemplated by this Agreement. Buyer and Seller shall, and shall cause their applicable Affiliates to, comply with all applicable Laws, directives and regulations relating to the Employees of the Business. To the extent that any of Seller or any of its Affiliates are, immediately prior to the Closing, party to a Collective Bargaining Agreement with respect to any Transferred Employee, Buyer or its applicable Affiliate shall become a party to such Collective Bargaining Agreement and shall, or shall cause its Affiliates to, be responsible for all Liabilities related to periods after the Closing arising under any Collective Bargaining Agreement with respect to any Transferred Employee. If required to become party to a Collective Bargaining Agreement pursuant to the preceding sentence, Buyer shall, or shall cause its Affiliates to, join any industrial, employer or similar association or federation if membership is required for the currently applicable Collective Bargaining Agreement to continue to apply. Buyer shall indemnify Seller for any Liabilities incurred by Seller or its Affiliates with respect to Buyer’s material and uncured or uncurable noncompliance with the foregoing obligations, after the parties reasonably cooperate to cure such noncompliance.

(b) Buyer shall, and shall cause each of its applicable Affiliates to, comply with all applicable Laws, directives and regulations relating to the Transferred Employees, including providing any required notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended and any similar state or local Law (“WARN”), with respect to events occurring on or after the Closing. Seller shall, and shall cause each of their applicable Affiliates to, comply with all applicable Laws, directives and regulations relating to the Employees of the Business, including providing any required notice under WARN, with respect to events occurring prior to the Closing.  Seller shall provide Buyer with all information relating to actions taken prior to the Closing in order for Buyer and each of its applicable Affiliates to comply with the applicable Laws, directive and regulations described above.

SECTION 9.09. Communications.  Prior to the Closing, any broad-based employee notices or communication materials (including website postings) from Buyer or its Affiliates to the Employees of the Business with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement or employment thereafter, shall be subject to the prior review and comment of Seller and Fox, with such approval not to be unreasonably withheld, conditioned or delayed.

SECTION 9.10. Third-Party Beneficiary Rights.  This Article IX is included for the sole benefit of the parties to this Agreement and their respective transferees and permitted assigns and does not and shall not create any right in any Person, including any current or former employee of Seller, New Fox or any of their respective Affiliates, any Employee of the Business or any former Employee of the Business, who is not a party to this Agreement. Nothing contained in this Agreement (express or implied) (a) is intended to create or amend, or to require Buyer or its Affiliates to establish or maintain, any employee benefit plan or arrangement or (b) is intended to confer upon any individual any right to employment for any period of time, or any right to a particular term or condition of employment. No current or former employee of Seller, New Fox or any of their respective Affiliates, any Employee of the Business or any former Employee of the Business, including any beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim against Buyer, Seller or any of their respective Affiliates under this Article IX.

ARTICLE X

Termination

SECTION 10.01. Termination by the Parties.  This Agreement may be terminated at any time prior to the Closing by mutual written consent of Seller and Buyer.

SECTION 10.02. Buyer Termination.  This Agreement may be terminated by Buyer at any time prior to the Closing, if (a) Seller or the Selling Subsidiary shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would result in the failure of the conditions set forth in Section 5.02(a) or 5.02(b) and (ii) is not capable of being cured by Seller or the Selling Subsidiary by the Outside Date or, if capable of being cured, shall not have been cured by Seller or the Selling Subsidiary on or before the earlier of (x) the Outside Date and (y) the date that is thirty (30) calendar days following Buyer’s delivery of written notice to Seller of such breach or failure to perform; (b) if any of the conditions set forth in Section 5.01 shall have become incapable of fulfillment; or (c) if the Closing shall not have occurred on or before the Outside Date; provided, however, that Buyer may only terminate this Agreement pursuant to (A) the preceding clause (a) if, at the time of termination, Buyer is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or (B) the preceding clauses (b) and (c) if Buyer’s material breach of any of its representations, warranties, covenants or agreements contained in this Agreement shall not have been the primary cause of the failure of the conditions set forth in Section 5.01 or the failure of the Closing to have occurred on or before the Outside Date, as applicable.

SECTION 10.03. Seller Termination.  This Agreement may be terminated by Seller at any time prior to the Closing, if (a) Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would result in the failure of the conditions set forth in Section 5.03(a) or 5.03(b) and (ii) is not capable of being cured by Buyer by the Outside Date or, if capable of being cured, shall not have been cured by Buyer on or before the earlier of (x) the Outside Date and (y) the date that is thirty (30) calendar days following Seller’s delivery of written notice to Buyer of such breach or failure to perform; (b) if any of the conditions set forth in Section 5.01 shall have become incapable of fulfillment; (c) if the Closing shall not have occurred on or before the Outside Date; provided, however, that Seller may only terminate this Agreement pursuant to (A) the preceding clause (a) if, at the time of termination, Seller is not in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement or (B) the preceding clauses (b) and (c) if Seller’s material breach of their representations, warranties, covenants or agreements contained in this Agreement shall not have been the primary cause of the failure of the conditions set forth in Section 5.01 or the failure of the Closing to have occurred on or before the Outside Date, as applicable; or (d) if (i) the Marketing Period has ended and all the conditions set forth in Article V shall have been satisfied or, to the extent permitted, waived (other than those conditions that by their nature are to be satisfied at the Closing, provided that each such condition is capable of being satisfied if the Closing were to occur at such time), (ii) Seller has irrevocably confirmed in writing that it is prepared to effect the Closing pursuant to Section 2.01 and (iii) Buyer fails to consummate the Closing within three business days following the later of (x) the date on which the Closing was required to occur pursuant to Section 2.01 and (y) receipt of the confirmation described in clause (ii); provided that any termination of this Agreement by Buyer pursuant to Section 10.02(c) shall be deemed a termination pursuant to this Section 10.03(d) if prior to the time of such termination the conditions of clauses (i) and (ii) of this Section 10.03(d) had been satisfied.

SECTION 10.04. Effect of Termination.  (a) If this Agreement is validly terminated pursuant to this Article X, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents (collectively, the “Seller Related Parties” and the “Buyer Related Parties”, respectively)), except that the Parent Guarantee will survive in accordance with its terms, the obligations in Section 6.04(b) with respect to confidentiality and the provisions of this Section 10.04 and Article X will survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from Liability incurred or suffered by any other party as a result of any fraud, wilful misconduct or intentional breach of any covenant contained in this Agreement.

(b) If this Agreement is terminated by Seller pursuant to Section 10.03(d), then Buyer shall pay Seller a fee equal to $864,000,000 (the “Buyer Termination Fee”) by wire transfer of same-day funds no later than the second business day following the date of such termination. Notwithstanding anything to the contrary in this Agreement, in the event that the Buyer Termination Fee is paid to, and accepted by, Seller in accordance with this Section 10.04(b), the payment of such fee shall be the sole and exclusive remedy of the Seller Related Parties against the Buyer Related Parties and the Financing Sources relating to or arising out of this Agreement, the other Transaction Documents, the Financing and the Transactions, including any failure of the Closing to be consummated, and the Buyer Related Parties and the Financing Sources shall not have any further liability or obligation relating to or arising out of this Agreement, the other Transaction Documents, the Financing or the Transactions; provided that, subject to Section 10.03(c), the foregoing shall not impair the rights of Seller, if any, to obtain injunctive relief pursuant to Section 11.06(b). Notwithstanding the foregoing, Buyer shall remain liable hereunder for any reimbursement or indemnification obligations of Buyer under Section 6.05(g). Notwithstanding anything herein to the contrary, upon payment of the Buyer Termination Fee (plus any other amounts payable pursuant to Section 6.05(g)), neither Seller, nor any of the Seller Related Parties, nor any other Person shall be entitled to seek or obtain any other damages of any kind against Buyer or any Buyer Related Party or any Financing Source for, or with respect to, or arising out of, or in connection with, this Agreement, the other Transaction Documents, the Financing or the Transactions (other than any claim against Buyer as a result of any fraud, wilful misconduct or intentional breach of any covenant contained in this Agreement occurring prior to termination). In no event shall Buyer be required to pay the Buyer Termination Fee on more than one occasion hereunder.

(c) In the event that the Buyer Termination Fee is payable pursuant to this Section 10.04, Seller may, in its sole discretion: (i) seek specific performance pursuant to Section 11.06(b), (ii) withdraw any claim for specific performance and require payment of the Buyer Termination Fee by Buyer or (iii) if Seller is unable for any reason to obtain specific performance, require payment of the Buyer Termination Fee by Buyer. For the avoidance of doubt, under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance pursuant to Section 11.06(b) and payment of monetary damages (including all or any portion of the Buyer Termination Fee).

ARTICLE XI

Miscellaneous

SECTION 11.01. No Reliance by Buyer; Own Due Diligence.  Buyer is relying on its own investigation, examination and valuation of the Business, the Transferred Company and its Subsidiaries and the Transferred Equity Interests, in effecting the transactions covered by this Agreement and the other Transaction Documents. Buyer has made all inspections and investigations of the Business and the Transferred Company and its Subsidiaries deemed necessary or desirable by Buyer. Buyer is purchasing the Transferred Equity Interests based on the results of its inspections and investigations, and not on any representation or warranty of Seller or any of its Affiliates not expressly set forth in this Agreement or in any other Transaction Document. In light of these inspections and investigations and the representations and warranties made to Buyer by Seller herein and therein, Buyer is relinquishing any right to any claim based on any representations and warranties with respect to the Transferred Company, its Subsidiaries or the Business, other than those expressly set forth in this Agreement, any certificate delivered pursuant hereto or the other Transaction Documents. Nothing in this Section 11.01 shall limit any claim for fraud.

SECTION 11.02. Financial Information and Projections; No Other Representations or Warranties.  (a) In connection with Buyer’s investigation of the Business, Buyer has received from Seller various forward-looking statements regarding the Business and the Transferred Company and its Subsidiaries (including the estimates, assumptions, projections, forecasts and plans furnished to it) (the “Forward-Looking Statements”). Buyer acknowledges and agrees (i) there are uncertainties inherent in attempting to make the Forward-Looking Statements; (ii) Buyer is familiar with such uncertainties; (iii) Buyer is taking full responsibility for making its own investigation, examination and valuation of the Business and has employed outside professionals to assist it with the foregoing; (iv) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements; (v) Buyer is not relying on any Forward-Looking Statement in any manner whatsoever; and (vi) with respect to the foregoing, except as set forth in this Agreement or the other Transaction Documents, Buyer shall have no claim against Seller or any of its Subsidiaries.

(b) Seller makes no representation or warranty with respect to the reasonableness of the assumptions underlying any Forward-Looking Statement, except as set forth in this Agreement or the other Transaction Documents.

(c) Seller makes no representation or warranty with respect to any Forward-Looking Statement made (i) in the Management Presentation, (ii) in the Data Room, (iii) in any supplemental due diligence information provided or made available to Buyer, (iv) in connection with Buyer’s discussions with management of the Business, (v) in negotiations leading to this Agreement or (vi) in any other circumstance, in each case, except as set forth in this Agreement or the other Transaction Documents.

(d) Buyer acknowledges and agrees that except for the representations and warranties contained in this Agreement and in any other Transaction Document, neither Seller nor the Transferred Company nor any other Person makes or shall be deemed to make any express or implied representation or warranty with respect to this Agreement, any other Transaction Document, the Business, the Transferred Company and its Subsidiaries, the Transferred Equity Interests, the Transactions or any other matter and any other representations and warranties are hereby disclaimed. Without limiting the generality of the foregoing, Buyer acknowledges that, except as set forth in this Agreement or the other Transaction Documents, no representation or warranty has been made or is being made as to merchantability, suitability or fitness for a particular purpose, or quality, with respect to any tangible assets or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. Buyer agrees that the representations and warranties contained in this Agreement and the other Transaction Documents by Seller are in lieu of, and Buyer hereby expressly waives all rights to, any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other statute, including the warranties of merchantability and fitness for a particular purpose.

(e) Nothing in this Section 11.02 shall limit any claim for fraud.

SECTION 11.03. To the knowledge.  “To the knowledge of Seller” or other references to the knowledge or awareness of Seller or its Subsidiaries means the actual knowledge, after due inquiry, of those individuals set forth in Section 11.03 of the Disclosure Letter.

SECTION 11.04. Waivers.  At any time and from time to time, any party to this Agreement may (a) extend the time for, or waive in whole or in part, the performance of any obligation of any party hereto under this Agreement, (b) waive any inaccuracy in any representation, warranty or statement of any party hereto or (c) waive any condition or compliance with any covenant contained in this Agreement, in each case, in a written agreement signed by the parties to be bound thereby.

SECTION 11.05. Modifications and Amendments.  This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing executed and delivered by each of the parties hereto; provided that neither Section 10.04(b), this Section 11.05, Section 11.04, Section 11.06 nor Section 11.12 shall be amended in a manner that is materially adverse to any Financing Source without the written consent of such Financing Source.

SECTION 11.06. Assignability, Beneficiaries, Governing Law and Enforcement.  (a) This Agreement and the rights and obligations hereunder shall be binding upon and inure solely to the benefit of the parties hereto, their respective successors and permitted assigns, but this Agreement shall not be assignable by (i) Seller or the Selling Subsidiary without the prior written consent of Buyer; or (ii) Buyer, without the prior written consent of Seller; provided that, without such consent, (A) Seller may assign its rights and obligations hereunder to an Affiliate at any time, or to a third party in connection with a sale or transfer (by means of a merger, stock sale or otherwise) of all or substantially all of Seller’s business; provided that no such assignment shall relieve Seller of its obligations hereunder; and (B) Buyer may assign its rights and obligations hereunder to any of its Affiliate or to any of its or their respective financing sources (including any agent or other representative thereof) as collateral security for obligations in respect of financing arrangements entered into in connection with the Transaction (including, without limitation, the Financing) and any refinancings, extensions, refundings or renewals thereof; provided that no such assignment will relieve Buyer of its obligations hereunder. Nothing contained herein is intended to confer upon any Person, other than the parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement; provided that (x) the Financing Sources shall be express third-party beneficiaries of Section 10.04(b), Section 11.04, Section 11.05, this Section 11.06 and Section 11.12, and each of such Sections shall expressly inure to the benefit of the Financing Sources, each of which Financing Sources shall be entitled to rely on and enforce the provisions of such Sections, and (y) the Company Released Parties shall be express third-party beneficiaries of Section 6.11. This Agreement shall be governed by the law of the State of New York without reference to the choice of law doctrine of such state to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the obligation to consummate the Transactions, without proof of actual damages, this being in addition to any other remedy to which any party is entitled at law or in equity. Each party further agrees that (i) no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.06, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (ii) it will not oppose the granting of such remedy.

(c) Notwithstanding anything to the contrary set forth in this Agreement, it is explicitly agreed that the right of Seller to obtain an injunction, or other appropriate form of equitable relief, to cause, or to cause Buyer to cause, the Equity Financing to be funded (but not the right of Seller to obtain an injunction, or other appropriate form of equitable relief, for any other reason) at any time shall be subject to the requirement that (i) Buyer is required to complete the Closing pursuant to Sections 2.01 and 2.07, (ii) the Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing or all conditions set forth in the Debt Financing have been satisfied (other than those conditions that by their terms cannot be satisfied prior to the Closing, but subject to such conditions being capable of being satisfied assuming the Closing occurs), (iii) Buyer fails to complete the Closing in accordance with Sections 2.01 and 2.07 and (iv) Seller has irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing pursuant to Section 2.01 will occur.

(d) Notwithstanding anything herein to the contrary, each of the Seller and the Selling Subsidiary (in each case on behalf of itself, its controlled Affiliates and its employees and representatives) acknowledges and agrees that it (and such other Persons) shall have no recourse against the Financing Sources, and the Financing Sources shall be subject to no Liabilities or claims by the Seller or the Selling Subsidiary (or such other Persons) in connection with any Financing or in any way relating to this Agreement, the other Transaction Documents or any of the Transactions, whether at Law, in equity, in Contract, in tort, or otherwise.

SECTION 11.07. Notices.  Any notice, request, instruction or other communication to be given hereunder by any party to another party shall be in writing and delivered personally, or sent by postpaid registered or certified mail, or by email (provided confirmation of email receipt is obtained):

if to Seller, addressed to:

The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521

Attn:	Senior Executive Vice President and Chief Financial Officer
Associate General Counsel
Email:	[***]
[***]

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attn:	George F. Schoen
Allison M. Wein
Email:	gschoen@cravath.com
awein@cravath.com

and if to Buyer, addressed to:

Sinclair Television Group, Inc.
10706 Beaver Dam Road
Cockeysville, Maryland 21030
Attn:	President & Chief Executive Officer
Email:	[***]

with a copy (which shall not constitute notice) to:

Sinclair Television Group, Inc.
10706 Beaver Dam Road
Cockeysville, Maryland 21030
Attn:	SVP & General Counsel
Email:	[***]

and

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attn:	Philip Richter and Maxwell Yim
Email:	philip.richter@friedfrank.com
maxwell.yim@friedfrank.com

or to such other address for either party as such party shall hereafter designate by like notice.

SECTION 11.08. Headings.  The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

SECTION 11.09. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.10. Entire Agreement.  This Agreement, together with the Exhibits and Schedules expressly contemplated hereby and attached hereto and the other agreements and certificates delivered in connection herewith, including the Confidentiality Agreement and the Disclosure Letter, contains the entire agreement between the parties with respect to the Transactions and supersedes all prior agreements or understandings between the parties. Before signing this Agreement the parties have had numerous conversations including preliminary discussions, formal negotiations and informal conversations at meals and social occasions, and have generated correspondence and other writings, in which the parties discussed the transaction which is the subject of this Agreement and their aspirations for success. In such conversations and writings, individuals representing the parties may have expressed their judgments and beliefs concerning the intentions, capabilities and practices of the parties, and may have forecasted future events. The parties recognize that such conversations and writings often involve an effort by both sides to be positive and optimistic about the prospects for the transaction. However, it is also recognized that all business transactions contain an element of risk, as do the Transactions, and that it is normal business practice to limit the legal obligations of contracting parties to only those promises and representations which are essential to their transaction so as to provide certainty as to their respective future rights and remedies. Accordingly, other than the Confidentiality Agreement, the

Transaction Documents are intended to define the full extent of the legally enforceable undertakings and representations of the parties hereto, and no promise or representation, written or oral, which is not set forth explicitly in such agreements is intended by either party to be legally binding. Each of the parties acknowledge that in deciding to enter into this Agreement and the other Transaction Documents and to consummate the transaction contemplated hereby and thereby, none of them has relied upon any statements or representations, written or oral, other than those explicitly set forth herein or therein. Nothing in this Section 11.10 shall limit any claim for fraud.

SECTION 11.11. Payment of Expenses.  Except as otherwise set forth in this Agreement, all costs and expenses associated with this Agreement, the other Transaction Documents and the Transactions, including the fees of counsel and accountants and fees relating to the Financing, shall be borne by the party incurring such expenses.

SECTION 11.12. Consent to Jurisdiction; Waivers.  (a) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the United States District Court for the Southern District of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper or that this Agreement or the transactions may not be enforced in or by the above-named court.

(b) IN CONNECTION WITH ANY DISPUTE HEREUNDER, EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

(c) Notwithstanding anything in this Section 11.12 or otherwise provided herein to the contrary, each of the parties hereto agrees (on behalf of itself, its Subsidiaries and the equityholders, directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of each of them) that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in Contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the other Transaction Documents or the Transactions, including any dispute arising out of or relating in any way to the Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF ANY FINANCING OR THE ACTIONS OF ANY FINANCING SOURCE IN CONNECTION WITH THE

FINANCING (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE).

SECTION 11.13. Non-Survival of Representations, Warranties and Agreements.  The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at Closing or, except as provided in Section 10.04, upon the termination of this Agreement pursuant to Section 10.01, 10.02 or 10.03, as the case may be; provided that this Section 11.13 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance as of or after the Closing or after termination of this Agreement.  Following the Closing, no party shall have any liability for any inaccuracy or breach of any representation or warranty contained in this Agreement or in any certificate delivered pursuant hereto. Nothing in this Section 11.13 shall limit any claim for fraud.

SECTION 11.14. Fulfillment of Obligations.  Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

SECTION 11.15. Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under the Laws in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement will be determined to be invalid or unenforceable, such provision will be deemed amended to delete therefrom the portion thus determined to be invalid or unenforceable, such deletion to apply to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof only with respect to the operation of such provision in the particular jurisdiction in which such determination is made.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

DIAMOND SPORTS GROUP, LLC

By:	/s/ Chris Ripley
	Name:	Chris Ripley
	Title:	Authorized Person

THE WALT DISNEY COMPANY

By:	/s/ James M. Kapenstein
	Name:	James M. Kapenstein
	Title:	Associate General Counsel

FOX CABLE NETWORKS, LLC

By:	/s/ James M. Kapenstein
	Name:	James M. Kapenstein
	Title:	President

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